Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
BRIDGE INVESTMENT GROUP HOLDINGS LLC,
NEWBURY PARTNERS-BRIDGE LLC,
NEWBURY PARTNERS LLC,
RICHARD LICHTER
AND
RLP NAVIGATOR LLC

Dated as of February 13, 2023

i

(continued)

ii

(continued)

iii

(continued)

iv

EXHIBITS AND SCHEDULE INDEX

Exhibits
A	Form of Buyer LLCA
B	Form of Escrow Agreement
C	Form of Incentive Award Agreement
D	Form of Assignment Agreement
E	Form of Bill of Sale
F	Transition Services Agreement Term Sheet
G	Form of Phantom Carry Bonus Assignment and Amendment Agreement

Schedules
1	Acquired Assets
2	Assumed Liabilities
3	Retained Assets

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 13, 2023, by and among Bridge Investment Group Holdings LLC, a Delaware limited liability company (“Bridge Holdings”), Newbury Partners-Bridge LLC, a Delaware limited liability company (the “Buyer” and together with Bridge Holdings, the “Buyer Parties”), Newbury Partners LLC, a Delaware limited liability company (the “Seller”), Richard Lichter, an individual (“Lichter”), and RLP Navigator LLC, a Delaware limited liability company (“RidgeLake,” and together with Lichter, the “Cash-Out Holders”). In consideration of the premises and the mutual representations, warranties, covenants, agreements, obligations and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
RECITALS
WHEREAS, the Seller is engaged in the Business;
WHEREAS, the Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase, acquire and accept from the Seller, the Acquired Assets, and in connection therewith, the Buyer is willing to assume from the Seller the Assumed Liabilities, all upon the terms and subject to the conditions specified in this Agreement;
WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, the Buyer shall amend and restate its Limited Liability Company Agreement substantially in the form attached as Exhibit A hereto (the “Buyer LLCA”);
WHEREAS, Lichter, RidgeLake and the Continuing Senior Leaders collectively own all of the economic interests in the Seller and expect to benefit economically as a result of the consummation of the transactions contemplated by this Agreement;
WHEREAS, as a material inducement to the Buyer Parties to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) each of Lichter and the Continuing Senior Leaders have entered into an executive employment agreement with the Buyer or one of its Affiliates, which shall be effective as of the Closing Date (each, an “Employment Agreement”), and (b) each of Lichter and the Continuing Senior Leaders have entered into a restrictive covenant agreement with the Buyer or one of its Affiliates (each, a “Restrictive Covenant Agreement”), in each case, effective upon the Closing;
WHEREAS, in connection with the employment of the Continuing Senior Leaders from and after Closing pursuant to their respective Employment Agreements, the Buyer and each Continuing Senior Leader shall enter into an incentive award agreement at Closing, in each case, substantially in the form attached as Exhibit C hereto (each, an “Incentive Award Agreement”), granting each such Continuing Senior Leader the number of Class B-1 Shares and Class B-2 Shares (representing limited liability company interests in the Buyer) set forth in such Incentive Award Agreement;
WHEREAS, in connection with the transactions contemplated by this Agreement, each of the Phantom Carry Bonus Participants shall enter into an agreement with the Buyer and the Seller pursuant to which their Phantom Carry Bonus Agreements will be assumed by the Buyer and amended to reflect the

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transactions pursuant to this Agreement, in each case, substantially in the form attached as Exhibit G hereto (each, a “Phantom Carry Bonus Assignment and Amendment Agreement”), which shall be effective upon the Closing;
WHEREAS, as a material inducement to the Seller and Cash-Out Holders to enter into this Agreement, Bridge Holdings is guaranteeing the obligations of the Buyer pursuant to Section 11.13 hereof; and
WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, certain of the parties or their applicable Affiliates will enter into the other Transaction Documents, in each case on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS
1.01.Certain Defined Terms. Capitalized words and phrases used in this Agreement have the following meanings:
“2023 Target Annual Bonus” has the meaning ascribed to it in Section 3.14(a).
“Accounting Firm” has the meaning ascribed to it in Section 2.05(a).
“Acquired Assets” means all of the assets, properties and rights which relate to, or are used or held for use by the Seller primarily in connection with, the operation or conduct of the Business, whether tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, whether real, personal or mixed, including those assets listed on Schedule 1 attached hereto, but excluding the Retained Assets.
“Acquisition Proposal” has the meaning ascribed to it in Section 6.08.
“Adjustment Escrow Account” has the meaning ascribed to it in Section 2.03(c).
“Adjustment Escrow Amount” means $1,000,000.
“Adviser Compliance Policies” has the meaning ascribed to it in Section 3.19(a).
“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Advisory Agreement” means, with respect to any Newbury Fund, each of (a) the then-current charter or operating agreement (or the equivalent) of such Newbury Fund and (b) any Contract pursuant to which Investment Management Services are provided to such Newbury Fund (including any management or sub-management agreement), in each case, as applicable.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the

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Person specified; provided that, no Newbury Fund or any of its respective subsidiaries or any entity in which any Newbury Fund holds investments shall be deemed an Affiliate of the Seller or any of its Affiliates. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, power-of-attorney or otherwise.
“Agreement” has the meaning ascribed to it in the Preamble.
“Allocation Principles” has the meaning ascribed to it in Section 2.05.
“Alternative Debt Financing” has the meaning ascribed to it in Section 6.11(a).
“Alternative Equity Financing” has the meaning ascribed to it in Section 6.11(a).
“Alternative Financing” has the meaning ascribed to it in Section 6.11(a).
“Alternative Financing Agreements” has the meaning ascribed to it in Section 6.11(a).
“Applicable Securities Laws” means the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, applicable state blue sky laws and securities regulations and other applicable Laws relating to securities or investment advisers, whether foreign or domestic.
“Apportioned Taxes” has the meaning ascribed to it in Section 6.05(a).
“Arbitration Firm” has the meaning ascribed to it in Section 2.04(c).
“Assignment Agreement” has the meaning ascribed to it in Section 8.03(e)(vi).
“Assumed Liabilities” means (a) all Liabilities in respect of the Contracts and Permits included in the Acquired Assets (other than any Liabilities that relate to any breach, default or violation of any such Contract or Permit by the Seller at or prior to the Closing), (b) obligations which the Buyer and its Affiliates expressly agree to assume under Section 6.09, (c) all Liabilities arising. from or relating to the Buyer’s ownership of the Acquired Assets or the operation of the Business from and after the Closing (including, for the avoidance of doubt, any Liabilities associated with the investments of the Newbury Funds relating to the Acquired Assets, except to the extent that any such Liabilities are otherwise borne by or attributable to the applicable Newbury Funds or Newbury Fund Upper-Tier Entities in accordance with the terms of their respective Organizational Document), (d) all Liabilities relating to (i) the Transferred Employees that arise and/or relate exclusively to their employment with the Buyer or its Affiliates following the Closing, and (ii) Phantom Carry Bonus Agreements, as amended by the Phantom Carry Bonus Assignment and Amendment Agreements, and (e) those additional liabilities, if any, listed on Schedule 2 attached hereto.
“Base Cash Consideration” has the meaning ascribed to it in Section 2.01(c).
“Benefit Plan Investor” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) subject to the provisions of Part 4 of Subtitle B of Title I of ERISA, (b) a plan to which

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Section 4975 of the Code applies, or (c) any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan or plan’s investment in the entity.
“Bill of Sale” has the meaning ascribed to it in Section 8.03(e)(vii).
“Bridge Holdings” has the meaning ascribed to it in the Preamble.
“Bridge Personnel” has the meaning ascribed to it in Section 7.01(a)(iv).
“Business” means the business and operations of the Seller as presently conducted, including, (a) the business of providing Investment Management Services and other advisory services to the Newbury Funds and (b) acting as a direct or indirect manager, managing member, general partner or similar controlling Person for the Newbury Funds and the Newbury Fund Upper-Tier Entities, as applicable.
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Salt Lake City, Utah, Stamford, CT or New York City, New York generally are authorized or required by Law to close.
“Business IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, used or relied on (including through cloud-based or other third party service providers) in the conduct of the Business.
“Business Service Provider Census” has the meaning ascribed to it in Section 3.14(a).
“Buyer” has the meaning ascribed to it in the Preamble.
“Buyer Fundamental Representations” has the meaning ascribed to it in Section 10.01.
“Buyer Group Entities” means the Buyer, Bridge Holdings, Parent and their respective subsidiaries.
“Buyer Indemnified Parties” has the meaning ascribed to it in Section 10.02(a).
“Buyer Insurance Policy” means the Buyer-Side Representations and Warranties Insurance Policy Number ET111-004-444 bound by Euclid Transaction, LLC including Bridge Holdings as an insured as of the date hereof, together with the 1XS Excess Representations and Warranties Insurance Policy Number US00126141BL23A bound by XL Insurance America, Inc. including Bridge Holdings as an insured as of the date hereof.
“Buyer LLCA” has the meaning ascribed to it in the Recitals.
“Buyer Parties” has the meaning ascribed to it in the Preamble.
“Buyer Released Person” has the meaning ascribed to it in Section 11.01(b).

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“Buyer Releasing Person” has the meaning ascribed to it in Section 11.01(b).
“Buyer Termination Fee” has the meaning ascribed to it in Section 9.02(b).
“Carried Interest” means any performance or incentive fee, performance or incentive allocation, carried interest, promote, special profits interest or other performance-based compensation (or priority allocation), and including with respect to each Newbury Fund, the “Carried Interest” as defined in the applicable Organizational Documents in respect of such Newbury Fund, but excluding any management or related fees.
“Cash-Out Holders” has the meaning ascribed to it in the Preamble.
“CFO Comfort Certificate” has the meaning ascribed to it in Section 6.11(b).
“Claim Notice” has the meaning ascribed to it in Section 10.04(a).
“Closing” has the meaning ascribed to it in Section 8.01.
“Closing Date” has the meaning ascribed to it in Section 8.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competitive Business” means (a) the business of acquiring limited partner (or equivalent) interests on the secondary market in leveraged buyout, growth equity, and venture capital investment funds, including limited partner (or equivalent) interests in any co-invest or similar vehicles formed for the purpose of investing alongside any such funds, (b) the business of managing, advising or being compensated for managing or advising any fund, pooled investment vehicle, separately managed account or other Person engaged in the business described in clause (a) of this definition, and (c) the business of raising capital for any investment fund that is engaged in the business described in clause (a) of this definition.
“Confidential Information” means, with respect to any Person, any information developed by or on behalf of such Person or which such Person has a valid right to use concerning the employees, organization, business or finances of such Person (including any client, investor, partner, portfolio company, customer, vendor, or other person) or any of its Affiliates, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to such Person or its Affiliates; provided that Confidential Information shall not include (a) any information that is or becomes generally available or known to the public other than as a result of improper disclosure or (b) information that has previously been separately received from a third party without restriction on disclosure and without breach of agreement or other wrongful act on part of the recipient of such information.
“Consent” means any consent or approval of, or any notice to, or ratification or waiver by, any Person that is not a Governmental Authority or a party to this Agreement.

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“Continuing Senior Leaders” means each of Gerry Esposito, Chris Jaroch and Warren Symon.
“Contract” means any legally binding contract, agreement, arrangement, indenture, note, bond, loan, letter of credit, pledge, instrument, lease, mortgage, license, commitment, obligation or other agreement, whether written or oral, to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.
“Controlling Party” has the meaning ascribed to it in Section 6.05(d)(iii).
“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreak.
“Data Partners” means, collectively, all vendors, processors or other third parties Processing Personal Information for or on behalf of the Seller and/or with whom the Seller otherwise shares Personal Information.
“Deductible” has the meaning ascribed to it in Section 10.03(a).
“Delaware Court” has the meaning ascribed to it in Section 11.05(a).
“Direct Claim” has the meaning ascribed to it in Section 10.04(c).
“Disclosure Letter” means the disclosure letter prepared and delivered by the parties concurrently in connection with the execution and delivery of this Agreement.
“Dispute Notice” has the meaning ascribed to it in Section 2.04(b).
“Disputed Expense” has the meaning ascribed to it in Section 2.04(b).
“Employment Agreement” has the meaning ascribed to it in the Recitals.
“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act

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Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person (whether or not incorporated) which, together with the Seller, is (or at any relevant time was) required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Escrow Agent” means Wilmington Trust, N.A. or such other escrow agent mutually agreed by the Buyer and the Seller to act as escrow agent pursuant to the terms of the Escrow Agreement.
“Escrow Agreement” means an Escrow Agreement, dated as of the Closing Date, by and among the Buyer, the Seller and the Escrow Agent, substantially in the form attached as Exhibit B hereto.
“Excess Recovery” has the meaning ascribed to it in Section 10.09.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Liabilities” means any Liabilities of the Seller of any nature whatsoever other than the Assumed Liabilities (including, for the avoidance of doubt, (a) Liabilities of the Seller for Taxes for any tax period (including any Liabilities for Taxes for a Pre-Closing Tax Period imposed with respect to the Buyer being treated as a continuation of the Seller pursuant to Section 708 of the Code), Liabilities for Taxes imposed on or with respect to the Acquired Assets or the Business in respect of any Pre-Closing Tax Period, Apportioned Taxes that are specifically allocated to the Seller pursuant to Section 6.05(a) and Transfer Taxes that are specifically allocated to the Seller pursuant to Section 6.05(c), (b) Liabilities arising out of or relating to any Retained Assets, (c) Liabilities related to any current or former employees, officers, directors, retirees, independent contractors or consultants of the Seller and its ERISA Affiliates, including any current or former Seller Business Employee or Seller Business Service Provider, and their beneficiaries and dependents, relating to or arising out of or in connection with their employment or retention or the actual or constructive termination of their employment or retention by the Seller or any of its Affiliates, including any Liabilities arising in connection with the consummation of the transactions contemplated by this Agreement or relating to the termination of employment of any Seller Business Employee by the Seller, whether such Liabilities arise before, on or after the Closing, (d) any Liabilities related to any Seller Benefit Arrangement, or the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation under, any Seller Benefit Arrangement, by any current or former employees, officers, directors, retirees, independent contractors or consultants of the Seller and its ERISA Affiliates, including any current or former Seller Business Employee or Seller Business Service Provider, and their beneficiaries and dependents, in each case whether such Liabilities arise before, on or after the Closing, including, without limitation, any Liabilities with respect to the Newbury Partners LLC 401(k) Plan and the participation therein by any current or former Seller Business Employee or Seller Business Service Provider and any Taxes arising thereunder, (e) Liabilities of the Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, fees and expenses of counsel, accountants, consultants, advisers and others, in each case, other than the Assumed Liabilities, and (f) any Taxes as a result of the

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Seller’s or its Affiliates’ failure to properly report, withhold and timely pay to the appropriate Tax Authority any amounts paid or owing to an employee, independent contractor, creditor, customer, equityholder or other party).
“Existing Debt Financing” has the meaning ascribed to it in Section 4.07.
“Existing Financing Agreements” has the meaning ascribed to it in Section 6.11(a).
“Filing Party” has the meaning ascribed to it in Section 6.03(a).
“Final Unpaid Operating Expense Total” has the meaning ascribed to it in Section 2.04(b) or Section 2.04(c), as applicable, as determined in accordance with Section 2.04.
“Finalized Allocation Statement” has the meaning ascribed to it in Section 2.05(a).
“Financing” has the meaning ascribed to it in Section 6.11(a).
“Financing Agreement” means any Existing Financing Agreement or Alternative Financing Agreement.
“Financing Sources” means each of the financial institutions or other Persons who provide any portion of the Financing, any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners.
“First Annual Bonus Payment Date” has the meaning ascribed to it in Section 6.09(d).
“Fraud” means, with respect to any party to this Agreement, actual common law fraud under Delaware law with respect to the making of representations and warranties pursuant to ARTICLE III (in the case of the Seller), ARTICLE IV (in the case of the Buyer) or ARTICLE V (in the case of any individual Cash-Out Holders); provided, that “Fraud” shall not include any claim for equitable or constructive fraud, negligent or reckless misrepresentation or any similar theory.
“Fund Consent” has the meaning ascribed to it in Section 3.04.
“Fund Credit Facility Agreement” means (a) with respect to NEP III, that certain Loan and Security Agreement, dated as of October 18, 2013, by and between Newbury Equity Partners III L.P. and Silicon Valley Bank, as amended by that certain First Loan Modification Agreement, Second Loan Modification Agreement, Third Loan Modification Agreement, Fourth Loan Modification Agreement, Fifth Loan Modification Agreement, Sixth Loan Modification Agreement, Seventh Loan Modification Agreement, Eight Loan Modification Agreement and Ninth Loan Modification Agreement, dated as of July 23, 2016, December 22, 2015, April 15, 2016, April 13, 2017, November 29, 2017, April 13, 2018, October 11, 2018 and April 21, 2020, respectively (the “NEP III Fund Credit Facility Agreement”), (b) with respect to NEP IV, that certain Loan and Security Agreement, dated as of May 9, 2017, by and among Newbury Equity Partners IV L.P., as the borrower thereunder, Newbury Equity Partners IV GP L.P. and Silicon Valley Bank, as amended by that certain First Loan Modification Agreement, Second Loan Modification Agreement and Third Loan Modification Agreement, dated as of June 29, 2017, July 17, 2018 and October 11, 2018, respectively (the “NEP IV Fund Credit Facility Agreement”), and (c)

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with respect to NEP V, that certain Revolving Credit and Security Agreement, dated as of December 20, 2019, by and among Newbury Equity Partners V L.P., as borrower, Newbury Equity Partners V (Cayman) L.P., as guarantor, Newbury Equity Partners V GP L.P., Newbury Equity Partners V GP LLC, Silicon Valley Bank, as amended by that certain First Amendment to Revolving Credit and Security Agreement and Joinder, dated as of July 20, 2020 (the “NEP V Fund Credit Facility Agreement”), in each case of clauses (a) through (c), as further amended, restated, supplemented, waived or otherwise modified from time to time.
“Fund Documents” means, with respect to any Newbury Fund, as applicable, (a) the Organizational Documents for such Newbury Fund, (b) all subscription agreements for the subscription of interests in such Newbury Fund, (c) all side letters and other Contracts between any Investor in such Newbury Fund or any of such Investor’s Affiliates, on the one hand, and the Seller, such Newbury Fund and/or the applicable Newbury Fund Upper-Tier Entities, on the other hand, with respect to such Investor’s investment in such Newbury Fund, and (d) all Advisory Agreements with respect to such Newbury Fund.
“Fund Lender” means (a) with respect to NEP III and the NEP III Fund Credit Facility Agreement, Silicon Valley Bank in its capacity as the lender thereunder, (b) with respect to NEP IV and the NEP IV Fund Credit Facility Agreement, Silicon Valley Bank in its capacity as the lender thereunder, and (c) with respect to NEP V and the NEP V Fund Credit Facility Agreement, Silicon Valley Bank, in its capacity as the administrative agent and lender thereunder, as well as the other lenders from time to time party thereto.
“Fund Lender Consent” has the meaning ascribed to it in Section 3.04.
“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Seller 2021 and 2020 GAAP Financial Statements were prepared.
“Governmental Approval” means any authorization, consent, approval, certification, permit, license, variance, exemption or order of or from, or any notice, filing, declaration, registration or qualification with, any Governmental Authority.
“Governmental Authority” means any international, multinational, supranational, national, federal, state, provincial, regional, local or municipal government; any court, tribunal, arbitral body, administrative regulatory or self-regulatory agency; any subdivision, department, commission, board, bureau, authority or other instrumentality of any of the foregoing; or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, administrative or other governmental or quasi-governmental functions of the foregoing; in each case, of competent jurisdiction and shall, for the purposes of this Agreement, include the SEC.
“Guaranteed Pro-Rated Bonus” has the meaning ascribed to it in Section 6.09(d).
“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic or words of similar effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes,

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asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per-and polyfluoroalkyl substances and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Award Agreement” has the meaning ascribed to it in the Recitals.
“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities) or for the deferred purchase price of property or services (other than current trade Liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) letters of credit and any similar agreements, (e) net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging contracts, financial instruments or arrangements that may be payable upon termination or expiration thereof, (f) any guarantee of any of the foregoing obligations, and (g) all accrued interest, prepayment premiums or penalties, and fees and expenses related to any of the foregoing obligations.
“Indemnified Party” has the meaning ascribed to it in Section 10.04(a).
“Indemnifying Party” has the meaning ascribed to it in Section 10.04(a).
“Indemnity Escrow Account” has the meaning ascribed to it in Section 2.03(b).
“Indemnity Escrow Amount” means $1,600,500.
“Indemnity Portion” means, with respect to Lichter, 61.86%, and, with respect to RidgeLake, 38.14%.
“Insurance Policies” has the meaning ascribed to it in Section 3.16.
“Intellectual Property” means, in any jurisdiction, any and all of the following, including all rights therein (a) patents and patent applications (including reissues, reexaminations, continuations, divisionals, continuations-in-part, extensions, revisions and counterparts thereof in any jurisdiction), and improvements thereto; (b) registered and unregistered trademarks and service marks, brand names, trade names, trade dress, logos, slogans, Internet domain names, and other indicia of source, and all goodwill associated with any of the foregoing, and including all applications and registrations therefor; (c) copyrights (whether registered or unregistered) and all copyright registrations and applications for registration of copyrights all works of authorship (whether or not copyrightable), database rights and moral rights; (d) rights in computer programs (including in source code, object code, or other form); (e) know-how, trade secrets confidential or proprietary information, including designs, technologies, processes, techniques, protocols, methods (including any financial, asset-allocation or other models), methodologies, source code, formulae, formulations, algorithms, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals;

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(f) social media accounts; and (g) all other intellectual property and industrial property rights of any kind or nature.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Investment Management Services” means investment management or advisory services, including sub-advisory services, administrative services, underwriting, distribution or marketing services or any other services related to the provision of investment management or investment advisory services and including any similar services deemed to be “investment advice” pursuant to the Advisers Act.
“Investor” means a limited partner or similar passive investor in a Newbury Fund.
“Knowledge of the Buyer” means the actual knowledge, after reasonable inquiry, of any of Jonathan Slager or Adam O’Farrell.
“Knowledge of the Seller” means the actual knowledge, after reasonable inquiry, of any of Lichter or the Continuing Senior Leaders.
“Labor Disruptions” has the meaning ascribed to it in Section 3.14(i).
“Law” means any statute, law, ordinance, code, regulation, rule or other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any other Governmental Authority, each as may be amended from time to time.
“Lease” has the meaning ascribed to it in Section 3.11(a).
“Leased Real Property” has the meaning ascribed to it in Section 3.11(a).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lichter” has the meaning ascribed to it in the Preamble.
“Lien” means any lien, pledge, claim, security interest, alienation, mortgage, hypothecation, encumbrance, option, right of first offer, right of first refusal, equitable interest, charge or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether for value or no value and whether voluntary or involuntary (including by operation of Law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).
“Losses” has the meaning ascribed to it in Section 10.02.
“Marketing Rule” has the meaning ascribed to it in Section 3.19(a).

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“Material Contract” means any of the following Contracts to which (i) the Seller is a party or by which it is, or any of its properties or assets is, bound in connection with the Business or the Acquired Assets, or (ii) any of the Acquired Assets are bound or affected, in each case of the type listed below, without duplication (provided that, notwithstanding anything herein to the contrary, no Contract of any Newbury Fund with respect to any investment thereof shall be a “Material Contract” hereunder, even if such Contract would otherwise be of the type listed below):
(a)    any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness (including any such Contract to which any Newbury Fund is a borrower) and any hedging, swap, derivative or similar agreement;
(b)    any Contract involving payments in excess of $100,000 annually and which, in each case, is not terminable by the Seller without penalty on thirty (30) calendar days’ or less notice;
(c)    any strategic partnership, joint venture, co-branding or similar agreement or arrangement (other than any Advisory Agreement);
(d)    with respect to each Newbury Fund, (i) any Advisory Agreement with respect to such Newbury Fund and (ii) any side letter and other Contracts between any Investor in such Newbury Fund or any of such Investor’s Affiliates, on the one hand, and the Seller, such Newbury Fund and/or the applicable Newbury Fund Upper-Tier Entities, on the other hand with respect to such Investor’s investment in such Newbury Fund;
(e)    any Contract providing for (i) the payment of any cash or other compensation or consideration to any Seller Business Employee, (ii) a right of termination of any Seller Business Employee or (iii) the acceleration or vesting of payments to any Seller Business Employee, in each of the foregoing cases that is conditioned, in whole or in part, on any change in control of the Seller or any of the transactions contemplated by this Agreement;
(f)    any stock purchase agreement, asset purchase agreement, consolidation agreement, combination agreement, or other business acquisition or divestiture agreement under which there remain any surviving representations, covenants, indemnities or other material unperformed obligations (including “earn-out” or other contingent obligations), including for the avoidance of doubt, the RLP Agreement;
(g)    any power of attorney with respect to the Business or any Acquired Asset;
(h)    any Contract relating to any transaction, obligation or arrangement required to be disclosed on Schedule 3.22 of the Disclosure Letter;
(i)    any Contract that contains a restrictive covenant which purports to limit in any respect (i) the manner in which, or the localities in which, the Business may be conducted or (ii) the ability of the Seller to provide any type of service, use or

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develop any type of product or solicit any customers or individuals for employment;
(j)    any Contract pursuant to which the Seller grants any third party the right to use any Seller Intellectual Property, excluding Contracts which grant non-exclusive licenses of Seller Intellectual Property that are incidental to the primary purpose of such Contract or that are granted by the Seller in the ordinary course of business on the Seller’s standard terms;
(k)    any Contract pursuant to which the Seller is granted the right to use any Seller Intellectual Property owned by a third party or other proprietary rights of any third party, other than agreements for off-the-shelf or similar commercially available non-custom software in each case with annual license or other ongoing fees less than $50,000;
(l)    any Contract in which a broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission with respect to any Advisory Agreement, or any other distribution agreement;
(m)    any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;
(n)    any Contract requiring the making of any future capital expenditures by the Seller in excess of $50,000;
(o)    any Contract with any Governmental Authority;
(p)    any lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rent exceeds $10,000;
(q)    any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rent exceeds $10,000;
(r)    any Contract involving any resolution or settlement of any actual or threatened Proceeding with an unsatisfied value in excess of $50,000 or that provides for any ongoing injunctive or other non-monetary relief; and
(s)    any Contract that grants to any Person other than the Seller any material right, title or interest in any of the Acquired Assets, including any option, right of first refusal or preferential or similar right to purchase any of the Acquired Assets.
“NEP I” means Newbury Equity Partners L.P., a Delaware limited partnership, together with its parallel funds, feeder vehicles and/or other related investment entities, including Newbury Equity Partners GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft), and Newbury Equity Partners (Cayman) L.P., a Cayman exempted limited partnership, as applicable.

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“NEP II” means Newbury Equity Partners II L.P., a Delaware limited partnership, together with its parallel funds, feeder vehicles and/or other related investment entities, including Newbury Equity Partners GmbH II & Co. KG, a German limited partnership (Kommanditgesellschaft), and Newbury Equity Partners II (Cayman) L.P., a Cayman exempted limited partnership, as applicable.
“NEP III” means Newbury Equity Partners III L.P., a Delaware limited partnership, together with its parallel funds, feeder vehicles and/or other related investment entities, including Newbury Equity Partners III-A L.P., a Delaware limited partnership, and Newbury Equity Partners III (Cayman) L.P., a Cayman exempted limited partnership, as applicable.
“NEP III Fund Credit Facility Agreement” has the meaning ascribed to it in the definition of Fund Credit Facility Agreement.
“NEP IV” means Newbury Equity Partners IV L.P., a Delaware limited partnership, together with its parallel funds, feeder vehicles and/or other related investment entities, including Newbury Equity Partners IV (Cayman) L.P., a Cayman exempted limited partnership, as applicable.
“NEP IV Fund Credit Facility Agreement” has the meaning ascribed to it in the definition of Fund Credit Facility Agreement.
“NEP V” means Newbury Equity Partners V L.P., a Delaware limited partnership, together with its parallel funds, feeder vehicles and/or other related investment entities, including Newbury Equity Partners V (Cayman) L.P., a Cayman exempted limited partnership, and Newbury Equity Partners V (Ontario) L.P., an Ontario limited partnership, as applicable.
“NEP V Fund Credit Facility Agreement” has the meaning ascribed to it in the definition of Fund Credit Facility Agreement.
“NEP VI” has the meaning ascribed to it in Section 6.01(c).
“Newbury Fund Upper-Tier Entities” means each of: (a) with respect to NEP I, (i) Newbury Equity Partners GP L.P., a Delaware limited partnership, (ii) Newbury Equity Partners GP LLC, a Delaware limited liability company, (iii) Newbury Managers L.P., a Delaware limited partnership, and (iv) Newbury Equity Partners Verwaltungs GmbH, a German company with limited liability (Gesellschaft mit beschränkter Haftung); (b) with respect to NEP II, (i) Newbury Equity Partners II GP L.P., a Delaware limited partnership, (ii) Newbury Equity Partners II GP LLC, a Delaware limited liability company, (iii) Newbury Managers II L.P., a Delaware limited partnership, (iv) Newbury Equity Partners Verwaltungs GmbH, a German company with limited liability (Gesellschaft mit beschränkter Haftung) and (v) Newbury Equity Partners GP LLC; (c) with respect to NEP III, (i) Newbury Equity Partners III GP L.P., a Delaware limited partnership, (ii) Newbury Equity Partners III GP LLC, a Delaware limited liability company, and (iii) Newbury Managers III L.P., a Delaware limited partnership; (d) with respect to NEP IV, (i) Newbury Equity Partners IV GP L.P., a Delaware limited partnership, (ii) Newbury Equity Partners IV GP LLC, a Delaware limited liability company, and (iii) Newbury Managers IV L.P., a Delaware limited partnership; and (e) with respect to NEP V, (i) Newbury Equity Partners V GP L.P., a Delaware limited partnership, (ii) Newbury Equity Partners V GP LLC, a Delaware limited liability company, (iii) Newbury Managers V L.P., a Delaware limited partnership, and (iv) Newbury Equity Partners V GP TopCo LLC, a Delaware limited liability company, in each case, individually or

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collectively, as the context may require. For the avoidance of doubt, the Seller shall not be deemed to be a Newbury Fund Upper-Tier Entity.
“Newbury Funds” means, individually or collectively, each of NEP I, NEP II, NEP III, NEP IV and NEP V.
“Non-Offered Employees” has the meaning ascribed to it in Section 6.09(a)(ii).
“Non-Recourse Party” means, with respect to any Person, any of such Person’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Offered Employees” has the meaning ascribed to it in Section 6.09(a)(ii).
“Open Source Software” means any software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).
“Operating Expense” has the meaning ascribed to it in Section 2.04(a).
“Order” means any approval, consent, license, permit, waiver, writ, judgment, decree, injunction, award (including any arbitral award) or other authorization or order issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority (in each such case, whether preliminary or final) or pursuant to any Law.
“Organizational Documents” means, with respect to any specified Person, such Person’s certificate or articles of incorporation, memorandum or articles of association, bylaws, limited liability company operating agreement, partnership agreement, statement of partnership, limited partnership agreement, certificate of limited partnership, and other comparable constituent, charter or organizational documents, as applicable in such Person’s jurisdiction of formation, and any amendment to, or restatement of, any of the foregoing.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Seller.
“Parent” means Bridge Investment Group Holdings Inc., a Delaware corporation.
“Performance Record” has the meaning ascribed to it in Section 3.19(f).
“Permit” means all domestic and foreign federal, state and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.

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“Permitted Liens” means (a) statutory Liens for Taxes that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established, (b) with respect to any membership or other equity interests, (i) transfer restrictions arising under Applicable Securities Laws, and (ii) transfer restrictions and other similar obligations expressly set forth in the Organizational Documents of the issuer of such interests, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business that were not incurred as a result of a breach or default by the Seller or any of its Affiliates, (d) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property and which do not, individually or in the aggregate, interfere in any material respect with the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business, (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not, individually or in the aggregate, materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business, and (f) any Liens set forth within the terms of any Contract that is an Acquired Asset.
“Person” means any individual, corporation, limited liability company, general or limited partnership, Governmental Authority, joint venture, estate, trust, association, organization, or unincorporated organization.
“Personal Information” means all information that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household (whether in electronic format or any other form or medium) or that is otherwise protected by the Privacy Requirements.
“Phantom Carry Bonus Agreements” means, collectively, the Carry Bonus Agreements entered into by and between the Seller and the following individuals on the following dates: (a) Debra Blanco, dated as of December 31, 2021; (b) Jamie Rieger, dated as of December 31, 2021, as amended and restated as of July 1, 2022; (c) Jake Starke, dated as of December 31, 2021, as amended and restated as of July 1, 2022; and (d) Nick Mayer, dated as of January 11, 2023.
“Phantom Carry Bonus Assignment and Amendment Agreement” has the meaning ascribed to it in the Recitals.
“Phantom Carry Bonus Participants” means each of Debra Blanco, Jamie Rieger, Jake Starke and Nick Mayer.
“Plan Assets Regulation” shall mean the plan assets regulation of the Department of Labor, 29 C.F.R. Sec. 2510.3-101, as modified or deemed to be modified by Section 3(42) of ERISA and as amended from time to time.
“Post-Closing Operating Expenses” has the meaning ascribed to it in Section 2.04(a).
“Post-Closing Tax Period” means any tax period (or portion of any Straddle Period) beginning after the Closing Date.

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“Pre-Closing Bonus Amount” means the aggregate amount of Guaranteed Pro-Rated Bonuses of all Transferred Employees.
“Pre-Closing Operating Expenses” has the meaning ascribed to it in Section 2.04(a).
“Pre-Closing Tax Period” means any tax period (or portion of any Straddle Period) that ends on or prior to the Closing Date.
“Privacy Requirements” means, collectively, (i) all applicable Laws, (ii) the Seller’s internal and external policies, notices and representations; (iii) contractual obligations by which the Seller is bound; and (iv) guidelines and industry standards applicable to the industry in which the Business operates, in each case, as it relates to the Processing of Personal Information in the Seller’s possession or control.
“Proceeding” means any action, claim, proceeding, arbitration, audit, examination, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (including, for the avoidance of doubt, all litigation initiated by third parties regardless of whether any such third party is a Governmental Authority).
“Processing” means any operation or set of operations performed on Personal Information (whether electronically or in any other form or medium), including the collection, use, access, storage, recording, distribution, transfer, import, export, privacy protection (including security measures), disposal or disclosure of Personal Information.
“Proposed Allocation Statement” has the meaning ascribed to it in Section 2.05(a).
“Proskauer” has the meaning ascribed to it in Section 11.15.
“Public Health Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to COVID-19.
“Purchase Price” has the meaning ascribed to it in Section 2.03(a).
“Reference Time” means 12:01 a.m. Eastern time on the Closing Date.
“Registered Owned Intellectual Property” has the meaning ascribed to it in Section 3.08(a).
“Regulatory Filing” means, with respect to any specified Person, all forms, filings, reports, registration statements, proxy statements, financial statements, marketing or sales literature, schedules and other documents filed, or required to be filed, by such Person with any Governmental Authority pursuant to any Law, including all filings required to be filed with the SEC.
“Related Party” has the meaning ascribed to it in Section 3.22.

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“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remedies Exception” has the meaning ascribed to it in Section 3.02.
“Restricted Period” has the meaning ascribed to it in Section 7.01(a).
“Restrictive Covenant Agreement” has the meaning ascribed to it in the Recitals.
“Retained Assets” means the assets of the Seller listed on Schedule 3 attached hereto.
“Reviewing Party” has the meaning ascribed to it in Section 6.03(a).
“RidgeLake” has the meaning ascribed to it in the Preamble.
“RLP Agreement” means that certain Equity Subscription, Purchase and Investment Agreement, dated as of September 15, 2020 (as amended, waived or otherwise modified from time to time), by and among the Seller, Newbury Equity Partners V GP TopCo LLC, Lichter, Richard Lichter Charity for Dogs, Inc., Chester Capital L.P. and RLP Navigator LLC.
“Schedules” means the disclosure and other schedules set forth in the Disclosure Letter.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 1542” has the meaning ascribed to it in Section 11.01(d).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning ascribed to it in the Preamble.
“Seller 2021 and 2020 GAAP Financial Statements” has the meaning ascribed to it in Section 3.05(a).
“Seller Benefit Arrangement” means all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock or other equity purchase, restricted stock units, equity based compensation, incentive, deferred compensation, change in control, retiree medical or life insurance, retirement, supplemental retirement, post-retirement, savings, pension, profit-sharing, excess benefit, supplemental unemployment, perquisite, tuition reimbursement, outplacement, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, employee assistance, welfare benefit, fringe benefit, severance, retention, employee loan, vacation, sabbatical, sick leave, paid-time-off, tax gross up, salary continuation, flexible benefit or other benefit plans, agreements, programs, policies or arrangements, and all employment, consulting, independent contractor, termination, severance or other employment-related contracts or agreements, that

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are sponsored, executed, contributed to or maintained by the Seller or under which any current or former Seller Business Service Provider has any present or future right to benefits.
“Seller Business Contractors” has the meaning ascribed to it in Section 3.14(a).
“Seller Business Employees” has the meaning ascribed to it in Section 3.14(a).
“Seller Business Service Providers” has the meaning ascribed to it in Section 3.14(a).
“Seller Confidential Information” means all Confidential Information of the Seller.
“Seller Fundamental Representations” has the meaning ascribed to it in Section 10.01.
“Seller Intellectual Property” means all Intellectual Property owned or purported to be owned by, or licensed to, the Seller.
“Seller Interim Balance Sheet” has the meaning ascribed to it in Section 3.05(a).
“Seller Interim Financial Statements” has the meaning ascribed to it in Section 3.05(a).
“Seller Material Adverse Effect” means any state of facts, change, event, circumstance, development or effect that individually or in the aggregate: (a) would have or would reasonably be expected to have a materially adverse effect on the ability of the Seller to consummate timely the transactions contemplated by this Agreement; or (b) would have or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Business or the Acquired Assets; provided that in the case of clause (b), none of the following (individually or in combination) shall be deemed to constitute, nor be taken into account in determining whether there has been or will be, any such material adverse effect to the extent arising from: (i) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of any of the Buyer Parties, including the impact on relationships of the Business with limited partners or other investors, vendors or employees; (ii) any change that results or arises from changes affecting the secondary investment industry generally or changes in the overall global or United States economy or capital, credit, banking or securities markets generally (including changes in interest or exchange rates); (iii) any change that results or arises from changes affecting general worldwide or United States-specific political, business or economic conditions; (iv) any change resulting generally from any act of war or terrorism, an outbreak or escalation of hostilities, natural disasters or the occurrence of any other calamity, epidemic, pandemic, disease outbreak or crisis (in each case, whether nationally or internationally), including COVID-19, or the worsening of any of the foregoing; (v) any action of the Seller or any other Person contemplated by this Agreement or any other Transaction Document; or (vi) any change in Law or GAAP or the interpretation thereof; except, in the case of clauses (ii), (iii), (iv) or (vi), to the extent such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on the Seller relative to other Persons in the secondary investment industry.
“Seller Pre-Signing Financial Statements” has the meaning ascribed to it in Section 3.05(a).
“Seller Post-Signing Audited Statement Delivery Date” has the meaning ascribed to it in Section 3.05(b).

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“Seller Post-Signing Audited Statements” has the meaning ascribed to it in Section 3.05(b).
“Seller Released Claim” has the meaning ascribed to it in Section 11.01(a).
“Seller Released Person” has the meaning ascribed to it in Section 11.01(a).
“Seller Releasing Person” has the meaning ascribed to it in Section 11.01(a).
“Seller Year-End 2019 Financial Statements” has the meaning ascribed to it in Section 3.05(a).
“Seller Year-End Financial Statements” has the meaning ascribed to it in Section 3.05(a).
“Seller Year-End GAAP Financial Statements” has the meaning ascribed to it in Section 3.05(a).
“Similar Law” has the meaning ascribed to it in Section 3.20(g).
“Specified Assets” means any Advisory Agreement described in clause (b) of the definition thereof.
“Specified RLP Covenants” has the meaning ascribed to it in Section 10.02(f).
“Straddle Period” means any tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subrogation Provision” has the meaning ascribed to it in Section 10.02(e).
“Tax” or “Taxes” means any and all international, multinational, supranational, national, federal, state, provincial, regional, local, municipal or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Tax Proceedings” has the meaning ascribed to it in Section 6.05(d)(i).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, filed or required to be filed with any Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning ascribed to it in Section 9.01(a)(v).

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“Transaction Documents” means this Agreement (including the Disclosure Letter and other Exhibits and Schedules attached hereto), the Assignment Agreement, the Bill of Sale, the Buyer LLCA, the Employment Agreements, the Escrow Agreement, the Incentive Award Agreements, the Restrictive Covenant Agreements, the Transition Services Agreement and any other agreement, document, instrument or certificate contemplated by this Agreement to be executed by any of the parties hereto in connection with the consummation of the transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning ascribed to it in Section 6.05(c).
“Transferred Employee” has the meaning ascribed to it in Section 6.09(a)(ii).
“Transition Services Agreement” means a Transition Services Agreement, dated as of the Closing Date, by and between the Buyer and the Seller, in form and substance reasonably acceptable to the Buyer and the Seller with substantially the same terms as set forth on Exhibit F hereto.
“Treasury Regulations” means the temporary and final regulations promulgated by the U.S. Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unpaid Operating Expense” has the meaning ascribed to it in Section 2.04(b).
“Unpaid Operating Expense Statement” has the meaning ascribed to it in Section 2.04(b).
“Unresolved Claims” has the meaning ascribed to it in Section 10.05(b).
“Waiver Parties” has the meaning ascribed to it in Section 10.02(e).
“WARN Act” has the meaning ascribed to it in Section 6.09(e).
1.02.Interpretation. All ambiguities shall be resolved without reference to which party may have drafted this Agreement. All article or section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) references herein to a specified article, section, schedule or exhibit refer to the specified article, section, schedule or exhibit of this Agreement, (e) “or” is not exclusive, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” (g) all references to a “party” or “parties” mean a party or parties to this Agreement other than when used in the phrases “third party” or “is a party”, (h) the phrase “ordinary course of business” or “ordinary course” shall refer to the Business and be deemed followed by the words “consistent with past practice” (including, for the avoidance of doubt, recent past practice in light of the COVID-19 pandemic and related actions reasonably taken with respect to the Business in response to Public Health Measures), and (i) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or

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consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign”, “domestic”, “nationally” and “internationally” shall be interpreted by reference to the United States of America. Only information that was posted in the electronic data room set up by the Seller in connection with this Agreement at least two (2) Business Days prior to the date hereof, will be deemed to have been “made available” by the Seller to the Buyer.
ARTICLE II
PURCHASE AND SALE
2.01.Purchase and Sale of Assets; Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur at the Closing pursuant to this Agreement and other documentation in form and substance mutually acceptable to the parties:
(a)The Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept, all of the Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens other than Permitted Liens.
(b)In connection with the purchase and sale of the Acquired Assets, the Buyer shall assume and thereafter pay, perform and discharge when due, as the case may be, the Assumed Liabilities.
(c)In consideration for the sale, assignment, transfer and delivery of the Acquired Assets to the Buyer, the Buyer shall (i) pay or cause to be paid to the Seller $320,100,000 (the “Base Cash Consideration”), subject to the adjustments set forth herein, and (ii) assume from the Seller, and thereafter pay, perform and discharge when due, as the case may be, the Assumed Liabilities.
(d)If and to the extent that the Seller comes into the possession of, owns, controls, or otherwise holds any of the Acquired Assets after the Closing Date, the Seller shall hold or cause to be held the same in trust and promptly (i) notify the Buyer thereof in writing, (ii) take all commercially reasonable actions to transfer, assign, convey and deliver (or cause to be transferred, assigned, conveyed and delivered) to the Buyer such Acquired Asset, free and clear of all Liens, other than Permitted Liens, and (iii) execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to the Buyer such instruments of conveyance and transfer as are reasonably necessary to effectuate the transfer of such Acquired Asset as contemplated herein.
(e)Notwithstanding anything to the contrary contained in this Agreement, if any Acquired Asset is not assignable or transferable to the Buyer without the consent of any Governmental Authority or third Person, and such consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or transfer thereof unless and until such consent is obtained. The Seller shall thereafter hold such asset for the use and benefit, insofar as legally permitted and reasonably possible, of the Buyer until the consummation of the transfer or assignment thereof (or as otherwise mutually determined by the parties hereto). In addition, the Seller shall use its commercially reasonable efforts to take such other actions as may reasonably be requested by the Buyer in order to

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place the Buyer, insofar as legally permitted and reasonably possible, in the same position as if such asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Closing Date to the Buyer. Notwithstanding the foregoing, any such asset shall still be considered an Acquired Asset. Upon obtaining the requisite consent of any Governmental Authority or third Person, any Acquired Assets that were not assigned or transferred at the Closing in accordance with the terms of this Section 2.01(e) shall be promptly transferred and assigned to the Buyer.
2.02.Closing Statement. At least four (4) Business Days prior to the Closing, the Seller shall prepare and deliver to the Buyer (with a copy to RidgeLake) a certificate (the “Closing Statement”), duly executed by an officer of the Seller, setting forth in reasonable detail the Seller’s good faith calculation of the Purchase Price (together with any reasonable supporting details to enable a review of such statement by the Buyer). Absent fraud or manifest error, the calculation of the Purchase Price as set forth in the Closing Statement shall be used to calculate the payment to the Seller at the Closing; provided that the Seller shall consider in good faith any comments to the Closing Statement and the calculations set forth therein shall be adjusted to reflect any comments so agreed between the Buyer and the Seller.
2.03.Purchase Price.
(a)At the Closing, in exchange for the Acquired Assets, the Buyer shall pay or cause to be paid to the Seller an aggregate amount of cash, by wire transfer of immediately available funds, equal to (i) the Base Cash Consideration, minus (ii) the Indemnity Escrow Amount, minus (iii) the Adjustment Escrow Amount, and minus (iv) the Pre-Closing Bonus Amount (the Base Cash Consideration as so adjusted, the “Purchase Price”).
(b)At the Closing, the Buyer shall deliver, or cause to be delivered, to the Escrow Agent for deposit into a segregated escrow account established pursuant to the Escrow Agreement (the “Indemnity Escrow Account”) cash, by wire transfer of immediately available funds, equal to the Indemnity Escrow Amount. For U.S. federal, and all applicable state and local, income Tax purposes (and subject to the terms of the Escrow Agreement relating to Tax distributions), the parties agree to treat the Seller as the owner of the cash held in the Indemnity Escrow Account.
(c)At the Closing, the Buyer shall deliver, or cause to be delivered, to the Escrow Agent into a segregated escrow account established pursuant to the Escrow Agreement (the “Adjustment Escrow Account”) cash, by wire transfer of immediately available funds, equal to the Adjustment Escrow Amount.
2.04.Proration of Operating Expenses.
(a)Without duplication of any other right to indemnification or payment pursuant to this Agreement, with respect to all operating expenses that relate to the Acquired Assets and do not constitute Excluded Liabilities (the “Operating Expenses”) and arise from the conduct of the Business prior to the Closing Date (including all real estate and personal property taxes, amounts owed under vendor or similar service provider Contracts, utility expenses, and any other expenses arising in connection with any activities used to support or maintain the operations of the Acquired Assets and the Business) (“Pre-Closing Operating Expenses”), the Seller shall remain liable for all such Pre-Closing

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Operating Expenses whether payable prior to or after the Closing and the Buyer shall be liable for all such Operating Expenses arising from the conduct of the Business from and after the Closing Date (the “Post-Closing Operating Expenses”). The Operating Expenses shall be allocated and prorated between the Seller and the Buyer as of the Closing Date, based upon a 365 day year, with the Buyer being obligated to pay all Post-Closing Operating Expenses and the Seller being responsible for all Pre-Closing Operating Expenses. For the avoidance of doubt, the Seller shall pay (or shall cause to be paid) all Pre-Closing Operating Expenses at or prior to the Closing.
(b)Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a statement (an “Unpaid Operating Expense Statement”) setting forth in reasonable detail the Buyer’s determination of any outstanding Pre-Closing Operating Expenses as of the delivery of such Unpaid Operating Expense Statement (each, an “Unpaid Operating Expense”) (and attaching reasonable supporting details to enable a review of such statement by the Seller). If the Seller objects in good faith to any Unpaid Operating Expense (a “Disputed Expense”) set forth in the Unpaid Operating Expense Statement, the Seller shall deliver written notice (a “Dispute Notice”) to the Buyer within thirty (30) days after delivery of the Unpaid Operating Expense Statement identifying any such Unpaid Operating Expenses (or portions thereof).  If the Seller does not deliver a Dispute Notice, the Unpaid Operating Expenses set forth in the Unpaid Operating Expense Statement shall be deemed final (in such case, the aggregate amount of all such Unpaid Operating Expenses, the “Final Unpaid Operating Expense Total”).
(c)If the Seller delivers a Dispute Notice, the Buyer and the Seller shall conduct good faith discussions to attempt to resolve the Disputed Expenses, and if the Buyer and the Seller are unable to agree upon all of the Disputed Expenses within thirty (30) days after such Dispute Notice is delivered to the Buyer, then the Seller and the Buyer shall jointly engage a nationally recognized independent accounting firm as reasonably agreed upon by the Seller and the Buyer (the “Arbitration Firm”) to resolve any such unresolved Disputed Expenses. Any resolution by the Buyer and the Seller during such thirty (30) day period as to any Disputed Expenses shall be set forth in writing and shall be final, binding and conclusive, and the Unpaid Operating Expense Statement shall be deemed modified to reflect the agreement of the Buyer and the Seller as to each such resolved Disputed Expense. Within fifteen (15) days after the Arbitration Firm is appointed, (A) the Buyer shall forward a copy of the Unpaid Operating Expense Statement (as modified to reflect any resolved Disputed Expenses) to the Arbitration Firm and shall specify in writing its position as to the remaining Disputed Expenses, and (B) the Seller shall forward a copy of the Dispute Notice to the Arbitration Firm and shall specify in writing its position as to the remaining Disputed Expenses, together with, in each case, all relevant supporting documentation. The Arbitration Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the Disputed Expenses submitted thereto, and the Arbitration Firm shall not make any other determination. The Arbitration Firm shall not assign a value to any item greater than the greatest value for any such Disputed Expense claimed by the Buyer or less than the smallest value for any such Disputed Expense claimed by the Seller or the Buyer and shall be limited to the selection of either the Seller’s or the Buyer’s position on a Disputed Expense (or a position in between the positions of the Seller or the Buyer) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Arbitration Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Unpaid Operating Expense Statement. The Arbitration Firm shall deliver to the Seller and the Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Arbitration

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Firm by the Seller and the Buyer) of the Disputed Expenses submitted to the Arbitration Firm within thirty (30) days of receipt of such Disputed Expenses. The determination by the Arbitration Firm, acting as an expert and not an arbitrator (and the use of the term “Arbitration Firm” shall not be construed to the contrary), with respect to any Disputed Expenses shall be conclusive and binding on the parties, absent manifest error. The fees and expenses of the Arbitration Firm for such determination shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails in the aggregate on the Disputed Expenses resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Arbitration Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Arbitration Firm awards $600 in favor of the Seller’s position, 60% of the costs and expenses of the Arbitration Firm would be borne by the Buyer and 40% would be borne by the Seller. In the event of a Dispute Notice, the aggregate amount of any undisputed or resolved Unpaid Operating Expenses, together with any Disputed Expenses, as finally determined by the Arbitration Firm, shall be referred to as the “Final Unpaid Operating Expense Total”.
(d)Within two (2) Business Days following the determination of the Final Unpaid Operating Expense Total, the Buyer and the Seller shall execute and deliver a joint written instruction directing the Escrow Agent to release from the Adjustment Escrow Account, pursuant to the terms of the Escrow Agreement, (i) to the Buyer for payment to each payee who is owed an Unpaid Operating Expense that is included in the Final Unpaid Operating Expense Total, an amount equal to each such Unpaid Operating Expense, and (ii) to the Seller, any funds remaining in the Adjustment Escrow Account after giving effect to the payment pursuant to clause (i); provided that if there are insufficient funds remaining in the Adjustment Escrow Account to satisfy all such Unpaid Operating Expenses, then the Seller shall promptly pay (in no event more than five (5) Business Days following the determination of the Final Unpaid Operating Expense Total) to the Buyer for payment to each applicable payee all or any unsatisfied portion of any such Unpaid Operating Expense by wire transfer of immediately available funds. If either the Seller or the Buyer directly pays any Unpaid Operating Expense that is included in the Final Unpaid Operating Expense Total and provides an invoice to the other evidencing such payment, the amount that would otherwise be released to the Buyer pursuant to clause (i) of the preceding sentence shall instead be delivered to the Seller or the Buyer, as applicable. Any payments made pursuant to this Section 2.04(d) shall be deemed an adjustment to the Purchase Price for all applicable Tax purposes.
(e)For purposes of complying with the terms set forth in this Section 2.04, each of the Buyer and the Seller shall cooperate with each other and make available to the other party, the other party’s representatives and the Arbitration Firm all information, records, data and working papers, and shall permit reasonable access during normal business hours and upon the giving of reasonable notice to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Unpaid Operating Expense Statement and the resolution of any disputes thereunder in accordance with and subject to the limitations set forth in Section 2.04(c).
2.05.Allocation.
(a)Within thirty (30) days following the Closing Date, the Buyer shall prepare an allocation (the “Proposed Allocation Statement”) of the Purchase Price, applicable Assumed Liabilities, and any other relevant items of consideration (as determined for U.S. federal income tax purposes) in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and the

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Allocation Principles, and shall submit such Proposed Allocation Statement to the Seller. For purposes of preparing the Proposed Allocation Statement or the Finalized Allocation Statement (as defined below), the amount allocated to a Specified Asset shall not exceed (but may be less than) the amount (if any) that would be payable pursuant to the terms in effect as of the Closing Date of such Specified Asset if that Specified Asset were immediately terminated on the Closing Date in accordance with its terms (the “Allocation Principles”). The Seller shall review, comment on, and approve the Proposed Allocation Statement; provided that if within thirty (30) days after the Seller’s receipt of the Proposed Allocation Statement, the Seller has not objected in writing to such Proposed Allocation Statement, then such Proposed Allocation Statement shall become final and shall be binding on the parties. In the event that the Seller objects in writing to the Proposed Allocation Statement within such thirty (30)-day period, the Buyer and the Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days of delivery by the Seller of its objections to the Proposed Allocation Statement. In the event that the Buyer and the Seller are unable to resolve such dispute within such twenty (20)-day period, then the Buyer and the Seller shall refer the matter to a mutually agreeable nationally recognized accounting firm with expertise in tax matters (the “Accounting Firm”), to be resolved in a timely manner in accordance with the Allocation Principles and applicable Tax Law. The Proposed Allocation Statement shall be revised to reflect the Accounting Firm’s resolution of the dispute (which resolution must be consistent with the Allocation Principles), and such revised Proposed Allocation Statement shall be final and shall be binding on the parties (any Proposed Allocation Statement as finalized pursuant to this Section 2.05, the “Finalized Allocation Statement”). Each of the Buyer and the Seller shall bear all of its own respective fees, costs and expenses incurred in connection with the determination of the Finalized Allocation Statement, except that the fees, costs and expenses of the Accounting Firm, if any, shall be borne by the non-prevailing party as determined by the Accounting Firm.
(b)(i) The parties (A) agree that the Finalized Allocation Statement shall govern solely for all applicable income Tax purposes, and (B) shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the Finalized Allocation Statement, and (ii) no party shall take any position in any Tax Return (including IRS Form 8594) or any Proceeding in respect of Taxes that is inconsistent with the Finalized Allocation Statement unless required to do so by a determination (within the meaning of section 1313(a) of the Code). If the amount treated as consideration for the sale of the Acquired Assets for U.S. federal income tax purposes is adjusted pursuant to this Agreement, the Finalized Allocation Statement shall be revised to take such adjustment into account in a manner consistent with the Allocation Principles and the prior Finalized Allocation Statement; provided, however, that any such adjustments shall be made first among the Acquired Assets that are not Specified Assets.
2.06.Withholding. The Buyer Parties, their Affiliates, their respective representatives and the Escrow Agent may deduct and withhold from the consideration or other amount otherwise paid or deliverable to any Person in connection with the transactions contemplated by this Agreement such amounts that such Person is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law; provided that, other than in respect of amounts treated as compensation for applicable Tax purposes or withholding required a result of a failure to timely deliver the documents required by Section 8.03(e)(ix), prior to deducting and withholding any such amounts, the Person required to so deduct and withhold shall use commercially reasonable efforts to notify the Person subject to such deduction and withholding at least three (3) days before such deduction or withholding is intended to occur (including the applicable provision of Tax Law requiring such deduction or withholding), and shall reasonably cooperate in good faith with such person to reduce or eliminate any requirement to so deduct and withhold. In the event that any IRS Form W-9 referred to in Section 8.03(e)(ix) is not provided to the

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Buyer before Closing, the parties shall cooperate in good faith to determine the amount of any withholding required under Section 1445 of the Code and Section 1446(f) of the Code and the Seller shall provide appropriate certifications to the Buyer with respect thereto in accordance with the Treasury Regulations promulgated under such Sections of the Code. Any such amounts that are deducted and withheld, and timely paid in full to the appropriate Tax Authority, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
The Seller hereby represents and warrants to the Buyer Parties (except as may be set forth in the Disclosure Letter (it being agreed that the disclosure of any item in one section of a Schedule included in the Disclosure Letter as an exception to a particular representation or warranty will be deemed adequately disclosed as an exception with respect to any other representations and warranties only to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on the face of such disclosure)), as of the date hereof (except with respect to Section 3.05(b), if applicable, as of the Seller Post-Signing Audited Statement Delivery Date) and as of the Closing Date, as follows:
3.01.Organization and Good Standing. Schedule 3.01 of the Disclosure Letter identifies with respect to each of the Seller, the Newbury Fund Upper-Tier Entities and the Newbury Funds (a) whether each such entity is a corporation, limited liability company or limited partnership, and (b) each such entity’s jurisdiction of organization. Each of the Seller, the Newbury Fund Upper-Tier Entities and the Newbury Funds is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, operate and lease its assets and to carry out its business and operations as presently conducted. Each of the Seller, the Newbury Fund Upper-Tier Entities and Newbury Funds is duly qualified or licensed to do business and is in good standing in each jurisdiction that is not its jurisdiction of organization in which the nature of the business and operations conducted by it or the character or location of the assets owned or leased by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
3.02.Authority and Enforceability. The Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and, subject to receipt of the Fund Consents, to consummate the transactions to be consummated by it as contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action of the Seller. The Seller has duly and validly executed and delivered this Agreement and each other Transaction Document to which it is a party and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement and each other Transaction Document to which it is a party constitute its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance,

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reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
3.03.Non-Contravention. Subject to receipt of the Governmental Approvals and Consents set forth on Schedule 3.04 of the Disclosure Letter, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Seller, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the lapse of time, or both: (a) violate, conflict with, or result in a breach or default under (i) any provision of the Organizational Documents of the Seller or (ii) in any material respect, any provision of the Organizational Documents of any Newbury Fund or any Newbury Fund Upper-Tier Entity; (b) materially violate or conflict with, or result in a material breach or material default under any provision of any Law or Order applicable to the Seller, any Newbury Fund or any Newbury Fund Upper-Tier Entity; (c) materially violate or conflict with, or result in a material breach or material default, or result in a loss of material benefit or constitute a material default (or give rise to any right of termination, cancellation, modification, redemption, payment, or acceleration) under, any Material Contract that is an Acquired Asset or material Permit to which any of the Acquired Assets are subject or by which the Business is bound, or (d) result in the imposition or creation of any material Lien (other than a Permitted Lien) with respect to any of the Acquired Assets. The Seller has delivered to the Buyer true, complete and correct copies of the Organizational Documents of the Seller, each Newbury Fund and each Newbury Fund Upper-Tier Entity as in effect on the date hereof, and each such Organizational Document is in full force and effect. The Seller is not in violation of any of its Organizational Documents. No Newbury Fund or Newbury Fund Upper-Tier Entity is in violation in any material respect of any of its respective Organizational Documents.
3.04.Consents and Approvals. None of the Seller, any Newbury Fund or any Newbury Fund Upper-Tier Entity is required to obtain any (a) Governmental Approval or (b) Consent in connection with the execution and delivery of this Agreement or any other Transaction Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, except (i)  for applicable requirements of the HSR Act, (ii) for compliance with any applicable securities Laws, and (iii) as otherwise set forth on Schedule 3.04 of the Disclosure Letter. Schedule 3.04 of the Disclosure Letter contains a true, correct and complete description of (x) each Consent required from the Investors (or advisory board or similar body of Investors authorized to provide such Consent in accordance with the applicable Newbury Fund’s Organizational Documents) (including the threshold number or percentage in interests of such Investors) with respect to each Newbury Fund necessary in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby (the “Fund Consents”), including for purposes of approving any “assignment” (within the meaning of the Advisers Act) of any Advisory Agreement, and (y) each Consent required from the Fund Lenders in accordance with the each of the NEP III Fund Credit Facility Agreement, NEP IV Fund Credit Facility Agreement and NEP V Fund Credit Facility Agreement, in each case, in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby (the “Fund Lender Consents”). If the Fund Consents, the Fund Lender Consents and the Consents set forth on Schedule 3.04 of the Disclosure Letter are obtained, then neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents by the Seller, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the lapse of time, or both, violate or result in a breach or default under (i) the Organizational Documents of the Seller, (ii) in any material respect, the Organizational Documents of any Newbury Fund Upper-Tier Entity or the Fund

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Documents of any Newbury Fund or (iii) the applicable Fund Credit Facility Agreements with respect to each of NEP III, NEP IV and NEP V.
3.05.Financial Statements; No Undisclosed Liabilities.
(a)Attached as Schedule 3.05(a)(i) of the Disclosure Letter are true, correct and complete copies of (A) the unaudited statements of assets, liability and members’ capital of the Seller as of December 31, 2021 and December 31, 2020, and the related statements of revenues and expenses and statements of changes in members’ capital of the Seller for the fiscal years ended December 31, 2021 and December 31, 2020 (the “Seller 2021 and 2020 GAAP Financial Statements”), (B) the audited statement of assets, liability and members’ capital of the Seller as of December 31, 2019, and the related statement of revenues and expenses and statement of changes in members’ capital of the Seller for the fiscal year ended December 31, 2019 (the “Seller Year-End 2019 Financial Statements”, and together with the Seller 2021 and 2020 GAAP Financial Statements, the “Seller Year-End Financial Statements”) and (C) the unaudited statement of assets, liability and members’ capital of the Seller as of September 30, 2022 (the “Seller Interim Balance Sheet”) and the related statement of revenues and expenses and statement of changes in members’ capital for the nine-month period then ended (the “Seller Interim Financial Statements,” and together with the Seller Year-End Financial Statements, the “Seller Pre-Signing Financial Statements”). Except with respect to the Seller Year-End 2019 Financial Statements and the Seller Interim Balance Sheet, the Seller Pre-Signing Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Seller Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Seller Year-End Financial Statements). The Seller Year-End 2019 Financial Statements and the Seller Interim Balance Sheet have each been prepared in accordance with the cash basis method of accounting applied on a consistent basis throughout the periods involved. The Seller Pre-Signing Financial Statements fairly present in all material respects the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated. The books of account and financial records of the Seller are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.
(b)In the event that the Seller provides to the Buyer prior to the Closing Date copies of the audited statements of assets, liability and members’ capital of the Seller as of December 31, 2022 and December 31, 2021, and the related statements of revenues and expenses and statements of changes in members’ capital of the Seller for the fiscal years ended December 31, 2022 and December 31, 2021 (such financial statements, the “Seller Post-Signing Audited Statements,” and such date of delivery, if prior to the Closing Date, the “Seller Post-Signing Audited Statement Delivery Date”), the Seller Post-Signing Audited Statements will (i) be true, correct and complete in all respects, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated.
(c)As of the date hereof and as of the Closing Date, the Seller does not have any Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (including the notes thereto), except (i) Liabilities set forth on the Seller Interim Balance Sheet, (ii) Liabilities incurred after September 30, 2022 in the ordinary course of business and which are not, individually or in the aggregate, material in amount, (iii) Liabilities incurred in connection with this

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Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and (iv) Liabilities set forth on Schedule 3.05(c)(i) of the Disclosure Letter. Except as otherwise set forth on Schedule 3.05(c)(ii) of the Disclosure Letter, the Seller does not have any Liability in respect of clause (a) of the definition of “Indebtedness”.
3.06.Absence of Certain Changes. Since September 30, 2022, (a) the Seller and each Newbury Fund Upper-Tier Entity has conducted its business and operations in the ordinary course in all material respects and (b) no event, change, effect or occurrence has occurred or fact or circumstance has arisen that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect. In addition, since September 30, 2022 through the date hereof, except as set forth on Schedule 3.06 of the Disclosure Letter, neither the Seller nor any Newbury Fund Upper-Tier Entity has taken or caused to be taken any action that if proposed to be taken after the date hereof, would require the Consent of the Buyer under Section 6.01(b) of this Agreement (provided that Sections 6.01(b)(ii), (iv), (vii), (xii)(B), (xviii) and (xix) are excluded).
3.07.Ownership and Condition of Assets.
(a)Except as set forth on Schedule 3.07(a) of the Disclosure Letter, the Seller has good and valid title to, or a valid leasehold interest in, all of the Acquired Assets, in each case free and clear of any and all Liens, other than Permitted Liens. Subject to receipt of the Governmental Approvals and Consents set forth on Schedule 3.04 of the Disclosure Letter with respect to an applicable Acquired Asset, (i) the Seller has full power and authority, and is otherwise able, to cause to be transferred to the Buyer, at the Closing, all of the Acquired Assets, free and clear of all Liens, other than Permitted Liens, and (ii) at the Closing, good and valid title to, or a valid leasehold interest in, all of the Acquired Assets will vest in the Buyer, and the Buyer will acquire all right, title and interest in (or a valid leasehold interest in) all of the Acquired Assets, free and clear of all Liens, other than Permitted Liens.
(b)The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Acquired Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, in each case, except for ordinary wear and tear and routine maintenance and repairs that are not material in nature or cost. The Acquired Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
3.08.Seller Intellectual Property.
(a)Schedule 3.08(a) of the Disclosure Letter contains a true, correct and complete list of all Owned Intellectual Property for which registrations have been sought from or issued by any Governmental Authority (“Registered Owned Intellectual Property”), specifying as to each, as applicable, (i) the record owner of such Owned Intellectual Property, (ii) the jurisdictions in which such Owned Intellectual Property has been registered (or in which an application for registration has been filed), and (iii) the registration or application numbers for such Owned Intellectual Property.
(b)The Seller directly or indirectly (i) owns exclusively and free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business)

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all Owned Intellectual Property and (ii) has sufficient licenses and other rights to use all other Intellectual Property currently used in, and otherwise necessary for, the conduct of the Business. No Owned Intellectual Property owned or purported to be owned by the Seller is jointly owned by any third party. The Seller Intellectual Property is all of the Intellectual Property necessary to operate the Business as presently conducted.
(c)The conduct of the Business as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating the rights of the Seller with respect to the Seller Intellectual Property.
(d)The Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Owned Intellectual Property during the course of employment or engagement with the Seller whereby such employee or independent contractor irrevocably assigns to the Seller all ownership interest such employee or independent contractor may have in or to such Owned Intellectual Property, or ownership of such material Intellectual Property has vested in the Seller as a matter of Law.
(e)Neither the execution, delivery, or performance of this Agreement, the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the right of the Buyer or its Affiliates to own or use any Seller Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, all Seller Intellectual Property will be owned or available for use by the Buyer on the same terms as they were owned or available for use by the Seller immediately prior to the Closing.
(f)All of the Seller Intellectual Property is valid and enforceable, and all Registered Owned Intellectual Property registrations are subsisting and in full force and effect, except where the failure to be so valid and enforceable or subsisting would not reasonably be expected to be, individually or in the aggregate, material to the Business. The Seller has taken commercially reasonable measures to maintain and enforce the Seller Intellectual Property and to preserve the confidentiality of all trade secrets and confidential information included in the Seller Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(g)No Owned Intellectual Property was created using funds, facilities, or equipment provided or made available by any Governmental Authority or educational institution. No Governmental Authority has any claim of ownership in or to any Owned Intellectual Property.
(h)There are no, and in the past five (5) years there have not been any, Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened in writing, and the Seller has not received any written threat, notice or other communication (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by the Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Owned Intellectual Property; or (iii) by the Seller or any other Person alleging any infringement,

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misappropriation, or other violation by any Person of any Seller Intellectual Property. The Seller is not subject to any outstanding Order that restricts or impairs the use of any Seller Intellectual Property.
(i)The Seller does not use and has not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant to any Person any rights to or immunities under any of the Owned Intellectual Property, or (ii) under any license requiring the Seller to disclose or distribute the source code to any of the software included in the Owned Intellectual Property, to license or provide the source code to any of the software included in the Owned Intellectual Property for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the software included in the Owned Intellectual Property at no or minimal charge.
(j)All Business IT Systems are in good working condition, are free from any “back door,” virus, malware, Trojan horse or similar malicious code and material bugs and are sufficient for the operation of the Business as currently conducted. In the past five (5) years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other material impairment of the Business IT Systems. The Seller has taken commercially reasonable steps designed to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.
3.09.Privacy and Data Security.
(a)The Seller has at all times complied, and to the Knowledge of the Seller, all Data Partners have at all times complied in all material respects with all Privacy Requirements. The transactions contemplated by this Agreement will not result in any liabilities to the Seller in connection with any Privacy Requirements or otherwise give rise to any right of termination or other right to impair or limit the right of the Buyer to Process any Personal Information used in or necessary for the operation of the Business. To the extent that any Personal Information comprises “Personal Information” as defined under the CCPA, all Personal Information is an asset that will be transferred as part of this transaction, as contemplated by section 1798.140(t)(2)(D) of the CCPA.
(b)The Seller has, and has taken reasonable steps to require all Data Partners to have, implemented and maintained commercially reasonable administrative, organizational, physical and technical safeguards, at least to the level required by Privacy Requirements, to: (i) protect and maintain the confidentiality, integrity and security of Personal Information against any unauthorized, unlawful or accidental processing or other data breach or security incident involving Personal Information in its possession or control; and (ii) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control.
(c)The Seller has not (i) experienced any unauthorized, unlawful or accidental processing or other data breach or security incident involving Personal Information in its possession or control (nor, to the Knowledge of the Seller, has any Data Partners) or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Proceeding by any Governmental Authority or other Person concerning the Seller’s Processing of Personal Information or actual violation of any Privacy Requirement in connection with the conduct of the Business. To the Knowledge of the Seller, there are no facts or circumstances currently in existence that can give rise to either (i) or (ii).

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3.10.Material Contracts.
(a)Schedule 3.10(a) of the Disclosure Letter sets forth all Material Contracts in existence on the date hereof. Complete and correct copies of each such Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.
(b)Each Material Contract is in full force and effect, subject to the Remedies Exception and represents the valid and binding obligation of the Seller and, to the Knowledge of the Seller, each other party thereto in accordance with its terms (subject, in each case, to the Remedies Exception).
(c)Neither the Seller nor, to the Knowledge of the Seller, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any written, or to the Knowledge of the Seller, oral notice of any intention to terminate prior to the expiration of any specified term thereof, any Material Contract. To the Knowledge of the Seller, no event or condition exists which constitutes or, with or without the giving of notice, the lapse of time, or both would reasonably be expected to constitute, a material breach or material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or, to the Knowledge of the Seller, threatened with respect to any Material Contract.
3.11.Leases.
(a)The Seller does not own, nor has ever owned, any real property or any interest therein. The Seller does not lease any real property other than the leases set forth on Schedule 3.11(a) of the Disclosure Letter (the “Leases”). Such leased real property (the “Leased Real Property”) constitutes all real property leased, subleased, licensed, or otherwise used in the operation of the Business as presently conducted. True and correct copies of such Leases have been made available to the Buyer, together with any amendments, modifications, or supplements thereto.
(b)With respect to each Lease:
(i)such Lease is valid, binding, enforceable and in full force and effect;
(ii)neither the Seller nor, to the Knowledge of the Seller, any other party thereto is in material breach of or material default under (or, to the Knowledge of the Seller, is alleged to be in material breach of or material default under), or has provided or received written, or to the Knowledge of the Seller, oral notice of an intention to terminate prior to the expiration of any specified term thereof, any Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Seller is current on all rent payments under such Lease;
(iii)the Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

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(iv)the Seller has not pledged, mortgaged or otherwise granted any Lien on its leasehold interest in any Leased Real Property.
(c)The Leased Real Property is sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the leased real property necessary to conduct the Business as currently conducted.
3.12.Compliance with Law.
(a)The Business is, and has at all times since January 1, 2019 been, operating in compliance in all material respects with all applicable Laws, and the Seller has not received, since January 1, 2019, written, or to the Knowledge of the Seller, oral notice from any Governmental Authority asserting any material violation by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund of any Law in connection with the Business. All outstanding interests of the Newbury Fund Upper-Tier Entities and Newbury Funds have been (i) issued, offered and sold in compliance with applicable Law in all material respects and (ii) duly authorized and validly issued and are fully paid (other than with respect to any unfunded capital commitments that may be called pursuant to the Organizational Documents of such Newbury Fund Upper-Tier Entity and/or Newbury Fund, if applicable) and (if applicable) non-assessable. To the Knowledge of the Seller, each of the Investors has complied with their obligations to the applicable Newbury Fund(s) in which such Investor is invested, as applicable, in all material respects, and no such Investor is currently in “default” in accordance with the applicable Fund Documents pertaining to the applicable Newbury Fund. No Newbury Fund Upper-Tier Entity is currently in “default” in accordance with the applicable Fund Documents pertaining to the applicable Newbury Fund.
(b)Without limiting Section 3.12(a), each of the Seller, the Newbury Fund Upper-Tier Entities and the Newbury Funds holds, and at all applicable times since January 1, 2019 has held, all material Permits necessary for the conduct of the Business under and pursuant to applicable Law. All such Permits are in full force and effect and have not been suspended, cancelled, modified or revoked and no Proceedings are in process related thereto, and, to the Knowledge of the Seller, no such suspension, cancellation, modification, revocation or Proceeding has been threatened in writing. Schedule 3.12(b) of the Disclosure Letter contains a true, correct and complete list of all such Permits and the holder thereof.
(c)Without limiting Section 3.12(a), since January 1, 2019, each of the Seller, the Newbury Fund Upper-Tier Entities and the Newbury Funds has made all material Regulatory Filings necessary for the conduct of the Business under and pursuant to applicable Law (including, for the avoidance of doubt, Form ADV with respect to the Seller). All such Regulatory Filings were, at the time such Regulatory Filings were made, true, correct and complete in all material respects. The Seller has not received written notice from any Governmental Authority that any such Regulatory Filing is deficient, incomplete or otherwise has not been received when due.
(d)The Seller is, and has been at all times so required, registered as an investment adviser with the SEC under the Advisers Act and has made notice filings in each state where such filings are required to be made under Applicable Securities Laws and is in compliance with all Applicable Securities Laws requiring any such registration, filing, licensing or qualification, except, in each case, as would not, individually or in the aggregate, have a Seller Material Adverse Effect. Schedule 3.12(d) of the Disclosure Letter contains a true, correct and complete list of (i) the Governmental Authority with whom and the Law under which the Seller is required to be registered, and (ii) the status of such

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registration. Each such registration is in full force and effect. The Seller has not obtained any no-action letter, exemptive order or similar relief from the SEC. No Newbury Fund Upper-Tier Entity is, or at any time during its existence has been required to be, registered as an investment adviser under the Advisers Act.
(e)Neither the Seller nor any Newbury Fund Upper-Tier Entity is required to register as a broker or dealer (or equivalent person) under the Exchange Act or other Law in connection with the Business.
(f)Each employee and other personnel of the Seller who is required to be registered or qualified with any Governmental Authority to perform his or her material job functions in connection with the Business is duly registered as such and each such registration or qualification is in full force and effect.
(g)Since January 1, 2019, no Governmental Authority has provided written notice to the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund of or, to the Knowledge of the Seller, initiated any investigation, examination, audit or inspection into, the operation of the Business. There is no deficiency, violation or exception claimed or asserted in writing to the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund by any Governmental Authority in connection with any such investigation, examination, audit or inspection that has not been resolved to the satisfaction of such Governmental Authority. The Seller has made or caused to be made available to the Buyer true, correct and complete copies of (i) all material reports, notices or other written correspondence from any Governmental Authority to the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund in connection with any such investigation, examination, audit or inspection, (ii) all material responses, notices or other written correspondence from the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund to any Governmental Authority in connection with any such investigation, examination, audit or inspection, and (iii) all other material documentation relating to any such investigation, examination, audit or inspection.
3.13.Litigation. Except as set forth on Schedule 3.13 of the Disclosure Letter, there are no (and since January 1, 2019, there have not been any) Proceedings relating to the Business, at law or in equity, pending or, to the Knowledge of the Seller, threatened against the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund or the Acquired Assets, and there are no Orders outstanding or otherwise currently in effect (a) related to the Business against the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund or the Acquired Assets or (b) that would challenge the validity of the transactions contemplated by this Agreement. No Governmental Authority has been party to any Proceeding (including any Proceeding that has since been adjudicated, settled or otherwise resolved) related to the Business against the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund.
3.14.Employee Matters; Employee Benefit Plans.
(a)Prior to the date hereof, the Seller posted as File Number 6.14 in the electronic data room set up by the Seller a true and complete list of the following information for each of the employees and independent contractors of the Seller who performs any services related to the operation of the Business (such employees, the “Seller Business Employees,” such independent contractors, the “Seller Business Contractors,” and collectively, the “Seller Business Service Providers”) as of the date hereof, as applicable: name; employing entity; job title or position; work location; date of hire; current annual base salary or hourly rate and any scheduled and communicated increases thereto; most recent

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target bonus amount or other incentive compensation paid (including “phantom” or “synthetic” carried interest arrangements or similar bonus compensation); target bonus amount for 2023 (such target bonus opportunity, each Seller Business Employee’s “2023 Target Annual Bonus”); exempt or non-exempt status; employment, furlough or leave status (including any medical leaves of absence); any vacation or paid time off balance accrued and the rate of such accrual; and visa status, if applicable (the “Business Service Provider Census”).
(b)Except as set forth on Schedule 3.14(b) of the Disclosure Letter, none of the Seller Business Service Providers is bound by any Contract that limits his or her ability to engage in or continue to perform his or her duties or practice in respect of the Business, or to assign to any Person any rights of any kind relating to or arising from such employee’s employment with the Seller.
(c)Except as expressly contemplated by this Agreement or the other Transaction Documents, or as set forth on Schedule 3.14(c) of the Disclosure Letter, neither the execution and delivery of this Agreement, the other Transaction Documents, nor any of the transactions contemplated by this Agreement could, either alone or upon the occurrence of any additional or subsequent events (including termination of employment or service): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Seller or Seller Business Service Provider to severance pay or any other payment or benefit, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including any equity or equity-based award) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Seller Benefit Arrangement or Contract with any such individual; or (iv) result in the payment of any amount (whether in cash or property or vesting of property) to any individual who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b) of the Code or any similar legal requirements or that would require a “gross up,” reimbursement, indemnification or other similar payment.
(d)Schedule 3.14(d) of the Disclosure Letter contains a true and complete list of each Seller Benefit Arrangement. The Seller has made available to the Buyer true and complete copies of the applicable plan document or agreement constituting each such Seller Benefit Arrangement or a summary of the material terms thereof. Each Seller Benefit Arrangement intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the Internal Revenue Service to be so qualified and has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service upon which the Seller may rely (or, in the case of a prototype plan, the prototype plan sponsor has received an opinion letter from the Internal Revenue Service upon which the Seller may rely) as to its qualified status under the Code, and (ii) to the Knowledge of the Seller, nothing has occurred since the date of any such determination that would reasonably be expected to give the Internal Revenue Service grounds to revoke such determination. Each trust created under a Seller Benefit Arrangement has been determined by the Internal Revenue Service to be exempt from Tax under the provisions of Section 501(a) of the Code.
(e)Each Seller Benefit Arrangement has been maintained, operated and administered in compliance with its terms and any related documents or agreements and all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Seller Benefit Arrangement.

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(f)Neither the Seller nor any ERISA Affiliate maintains, sponsors, participates in, contributes to, is obligated to contribute to or has any liability (including on account of any ERISA Affiliate) with respect to (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code, including as a consequence of any transaction described in Section 4069 of ERISA or (ii) any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of ERISA Section 4063.
(g)There does not exist, nor, to the Knowledge of the Seller, do any circumstances exist that could reasonably be expected to result in, any Liability at the time of or after Closing to the Buyer or its Affiliates with respect to any Seller Benefit Arrangement or as a result of the Seller being an ERISA Affiliate of any other Person. All obligations of the Seller and its ERISA Affiliates relating to group health plan continuation coverage for the employees, whether arising by operation of any legal requirement or by Contract, required to be performed under Section 4980B of the Code (or any similar state legal requirement), including such obligations that may arise by virtue of the transactions contemplated hereby, have been or will be timely performed in all material respects.
(h)None of the Seller Benefit Arrangements provide for retiree medical or life insurance benefits or other welfare benefits to any current or former employee, officer, or director of the Business, other than group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Law.
(i)During the period from January 1, 2019, through the date of this Agreement, (i) there have not been any collective bargaining agreements covering the terms and conditions of employment of any Seller Business Employees to which the Seller is a party or under which the Seller has any obligations, (ii) there are no pending or, to the Knowledge of the Seller, threatened unfair labor practice charges, complaints or Proceedings before the National Labor Relations Board or any other labor relations Governmental Authority against the Seller in connection with the Business or relating to any current or former Seller Business Employee, (iii) there are no pending representation petitions or Proceedings pending or, to the Knowledge of the Seller, threatened to be brought or filed against the Seller in connection with the Business or relating to any current or former Seller Business Employee with the National Labor Relations Board or any other labor relations Governmental Authority, (iv) there are no labor union organizing activities presently pending, and have been no such organizing activities in the past six (6) years, (v) there are no, and have not been any in the past six (6) years, strikes, slowdowns, concerted work stoppages or lockouts (collectively, “Labor Disruptions”), or, to the Knowledge of the Seller, any threatened Labor Disruptions, (vi) the Seller has not received any demand letters, civil rights charges, suits, drafts of suits, administrative or other legal claims that are pending in connection with the Business or relating to any current or former Seller Business Employee, and (vii) the Seller is in compliance with all applicable Laws and legal requirements regarding employment, termination of employment, employment practices, terms and conditions of employment, wages and hours, holiday, pension, immigration visas and permits, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of independent contractors and employees with respect to any current or former director, officer, employee, independent contractor or consultant of any of the Business. The Seller has not received any notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of, or assess penalties or otherwise bring an action against, the Seller with respect to a violation of any labor or employment Laws in connection with the Business or relating to any current or

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former Seller Business Employee and, to the Knowledge of the Seller, no such investigation or action is in progress.
(j)Except as would not result in a Liability for the Buyer Parties, (i) no Person who has performed services for the Business has been improperly included or excluded from participation in any Seller Benefit Arrangement, and (ii) neither the Seller nor any of its Affiliates has any Liability with respect to the pre-Closing period relating to any misclassification of any Person performing services for the Business on behalf of the Seller or any Affiliate thereof as an independent contractor or consultant or any other non-employee basis rather than as an employee, or vice versa, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938), or with respect to such Person’s status as a leased employee, including any Liability for any Taxes or penalties as a result of any such misclassification.
(k)Newbury Managers V L.P. has not made any distributions of, and the Seller, in its capacity as a limited partner thereof has not received, any distributions in respect of, Newbury Managers V L.P.’s indirect Carried Interest in NEP V, nor does the Seller have any accrued but unpaid obligation to pay any “Carry Bonus” (as defined in the Phantom Carry Bonus Agreements, as applicable) or other Liability under any Phantom Carry Bonus Agreement.
3.15.Tax Matters.
(a)The Seller has filed, or has caused to be filed (taking into account applicable extensions of time to file), all income and other material Tax Returns required to be filed by it with respect to the Acquired Assets and the Business, and all such Tax Returns are true, accurate and complete in all material respects. All income and other material Taxes required to be paid by or on behalf of the Seller (whether or not shown on any Tax Return as due and owing) with respect to the Business and the Acquired Assets have been timely paid in full.
(b)There is no Proceeding or other assessment or audit currently in progress or pending against the Seller in respect of any Taxes related to the Acquired Assets and the Business, and no such Proceeding has been threatened in writing by a Tax Authority. There is no Tax assessment or deficiency asserted in writing by a Tax Authority against the Seller in respect of the Acquired Assets or the Business that has not been paid in full, settled or otherwise resolved. There are no Liens for Taxes on the Acquired Assets other than Permitted Liens.
(c)No extensions (other than any automatically granted extension attributable to the filing of any income Tax Return) or waivers of statutes of limitations have been granted in writing with respect to any income or other material Tax Return or income or other material Taxes with respect to the Acquired Assets or the Business, which period (after giving effect to such extensions or waivers) has not yet expired.
(d)No private letter rulings, technical advice memoranda or similar rulings have been requested in writing or issued by any Tax Authority relating to the Business or any Acquired Asset that will remain in effect or apply for any period after the Closing Date.
(e)All material amounts required to be withheld by the Seller or its Affiliates or the Business have been withheld and timely paid to the appropriate Tax Authority in connection with

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amounts paid or owing to an employee, independent contractor, creditor, customer, equityholder or other party.
(f)Neither the Seller nor any of its Affiliates is a party to or bound by or has any material obligation in respect of Taxes relating to the Acquired Assets and the Business under any Tax sharing, Tax allocation or similar agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Tax).
3.16.Insurance. Schedule 3.16 of the Disclosure Letter sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Seller and relating to the Business or the Acquired Assets (collectively, the “Insurance Policies”). The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Seller is a party or by which it is bound. All of the Insurance Policies are currently in full force and effect and enforceable in accordance with their terms, and have not been subject to any lapse in coverage. The Seller is not in default of any such Insurance Policy nor has received any written notice of cancellation or non-renewal of any such Insurance Policy. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. True, correct and complete copies of all Insurance Policies have been made available to the Buyer. Since January 1, 2019, there has not been any claim relating to any of the Acquired Assets under any Insurance Policy.
3.17.Environmental Matters.
(a)The Seller holds all material Permits required under all applicable Environmental Laws to operate at the Leased Real Property and to carry on its Business as now conducted and is in compliance with all Environmental Laws and with all such licenses, Permits and authorizations. The Seller has not received from any Person, with respect to the Business or the Acquired Assets, any: (i) written notice relating to actual or alleged non-compliance by the Seller with any Environmental Law or any term or condition of any Permit issued thereunder; or (ii) written request for information regarding any actual or alleged non-compliance or remediation obligation by the Seller under any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)There has been no Release of Hazardous Materials in contravention of any Environmental Law by the Seller or, to the Knowledge of the Seller, any Person with respect to the Business or the Acquired Assets or any real property currently or, to the Knowledge of the Seller, formerly owned, leased or operated by the Seller in connection with the Business, and the Seller has not received any written notice that any of the Business or the Acquired Assets or real property currently or formerly owned, leased or operated by the Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structures located thereon) has been contaminated with any Hazardous Material, in each case which would reasonably be expected to result in a Proceeding against, or a violation of Environmental Law or term of any Permit issued thereunder by, the Seller.
(c)The Seller has not retained or assumed, by Contract, or to the Knowledge of the Seller, by operation of Law or otherwise, any Liabilities of third parties under any Environmental Law.

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3.18.Investment Advisers. The Seller does not act as investment adviser to any “client” (within the meaning of the Advisers Act), otherwise act as a general partner, managing member or sponsor to any pooled investment vehicle or otherwise provide investment advisory or Investment Management Services to any Person, in each case other than to the Newbury Funds. None of the Newbury Funds is required to be registered as an “investment company” within the meaning of the Investment Company Act. Since January 1, 2019, the Seller has rendered Investment Management Services to the Newbury Funds in material compliance with applicable Law, the applicable Fund Document(s) and each other applicable Contract relating to the rendering of Investment Management Services and any other written instructions from such client, in each case as in effect at the time. The Seller has provided to the Buyer prior to the date hereof true and complete copies of each Contract relating to the rendering of Investment Management Services.
3.19.Investment Adviser Matters.
(a)The Seller has adopted (and since January 1, 2019 has maintained at all times required by applicable Law) (i) a written code of ethics, as required by Rule 204A-1 under the Advisers Act, (ii) a written policy regarding insider trading and the protection of material non-public information, (iii) policies and procedures with respect to the protection of non-public personal information about customers, clients and other third parties designed to assure compliance with applicable Law, (iv) a proxy voting policy as required by Rule 206(4)-6 under the Advisers Act, (v) anti-money laundering and customer identification programs in compliance with applicable Law, (vi) policies and procedures with respect to business continuity plans in the event of business disruptions, (vii) cybersecurity policies and procedures, (viii) policies and procedures for the allocation of investments purchased for its clients, (ix) policies and procedures with respect to custody of client assets and (x) all other policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act (all of the foregoing policies and procedures being referred to collectively as “Adviser Compliance Policies”), and has designated and approved a chief compliance officer. The Seller has made available to the Buyer prior to the date hereof each annual report of the Seller’s chief compliance officer required by Rule 206(4)-7 under the Advisers Act since January 1, 2019. There have been no material violations or allegations of material violations of the Adviser Compliance Policies. True and correct copies of the Adviser Compliance Policies (including any reports or filings under such policies and procedures since January 1, 2019 relating to compliance by the Seller and all directors, officers, and/or employees of the Seller subject thereto) have been delivered to the Buyer prior to the date hereof. To the Knowledge of the Seller, the Seller is and has been at all times since January 1, 2019 in compliance in all material respects with the Adviser Compliance Policies. During the period from November 4, 2022 through the date of this Agreement, the Seller has not distributed any “advertisement” (as such term is defined in amended Rule 206(4)-1 under the Advisers Act (the “Marketing Rule”)) to any Person, including any placement agent or any investor or prospective investor in any Newbury Fund.
(b)Neither the Seller nor any “person associated with” (as defined in the Advisers Act) it is ineligible pursuant to Section 203(e) or 203(f) of the Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser. There is no Proceeding pending or, to the Knowledge of the Seller, threatened by any Governmental Authority that, if determined in favor of such Governmental Authority, would result in the ineligibility of the Seller or any such “person associated with” it under Section 203(e) or 203(f) of the Advisers Act. No employee and other personnel of the Seller is a person described in Rule 506(d)(1) promulgated under the Securities Act. Neither the Seller nor any of its officers, directors, employees or “supervised persons” (as defined in the Advisers Act) are

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subject to a disqualifying event described under Rule 506(d) of Regulation D of the Securities Act, and, to the Knowledge of the Seller, there is no pending action against any such person that would result in any of the disqualifying events described under Rule 506(d) of Regulation D of the Securities Act.
(c)The Seller has in effect written policies and procedures reasonably designed to ensure its compliance with Rules 206(4)-7 and 206(4)-5 under the Advisers Act and applicable SEC guidance related thereto. Since January 1, 2019, neither the Seller nor any director, trustee, partner or member, officer or employee of the Seller nor any of its “covered associates” (as defined in Rule 206(4)-5 under the Advisers Act), nor, to the Knowledge of the Seller, any immediate family member of such “covered associate,” has violated such policies and procedures or has used any funds for or made any campaign or political contributions (whether directly or indirectly, and whether monetary, in-kind, or in any other form) in violation of Rule 206(4)-5 of the Advisers Act or the Seller being precluded from providing investment advisory services for compensation to any Investor that is a government entity as defined in Rule 206(4)-5.
(d)The Seller has been in compliance with Rule 206(4)-2 under the Advisers Act and any other applicable Law with respect to the custody of client funds since January 1, 2019.
(e)The Seller has made available to the Buyer a copy (current as of the date of this Agreement) of the Seller’s Form ADV Parts 1, 2A and 2B, Form PF and any other Regulatory Filings as filed with the SEC or any other Governmental Authority or delivered to any Newbury Fund (or its Investors), as applicable, since January 1, 2019. As of the date of each filing, amendment or delivery, as applicable, each such Regulatory Filing was timely filed and, at the time it was filed, and during the period of its authorized use, complied in all material respects with applicable Law, was accurate and correct in all material respects, and did not omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.
(f)The Seller exclusively owns or otherwise has an exclusive, irrevocable and legally enforceable right, on a royalty-free basis, to perpetually use all performance track records of the Seller and Newbury Funds or composites of performance track records of multiple Newbury Funds, including all data and other information underlying and supporting such records (collectively, “Performance Records”).
(g)Since January 1, 2019, to the Knowledge of the Seller, all Performance Records and private placement memoranda or other materials containing Performance Records provided, presented or made available by the Seller to any actual or potential Investor in any Newbury Fund or otherwise in connection with the Business (i) have complied with applicable Law in all material respects and (ii) did not, at the time they were so provided, presented or made available and during the period of their authorized use, contain any untrue statement of a material fact or, solely with respect to any private placement memoranda containing Performance Records, omit to state a material fact required to be stated in them or necessary to make the statements in them, in light of the circumstances under which they were made, not misleading. The Seller maintains all documentation necessary to form a basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in the Performance Records as required by applicable Law.
(h)To the Knowledge of the Seller, (i) each director, officer, employee and other Person subject to the supervision of the Seller in respect of the Business is appropriately licensed, registered or qualified to perform such Person’s duties as and to the extent required by any Governmental

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Authority and (ii) there is no Proceeding pending or, to the Knowledge of the Seller, threatened by any Governmental Authority, which could result in the ineligibility or disqualification of any director, officer, employee, or other Person subject to the supervision of the Seller, any “affiliated person” (as defined in the Investment Company Act) of the Seller or its Affiliates to serve in any such capacities. No Newbury Fund is advised by any Person serving in the capacity of primary adviser, sub-adviser or any other advisory role to such Newbury Fund other than the Seller.
(i)The Seller has made available to the Buyer a true, correct and complete list of all written client complaints received by the Seller reportable to the SEC under applicable Law which have been made in the last three (3) years against the Seller. No Investor has, in the past five (5) years, (i) provided a written notice of redemption or terminated or to the Knowledge of the Seller placed any of its accounts under review, (ii) to the Knowledge of the Seller, initiated a search for a replacement investment adviser, or (iii) indicated in writing to any officer of the Seller of its intention to do any of the foregoing or otherwise terminate any account with the Seller. To the Knowledge of the Seller, no material disagreement exists between the Seller and any Investor.
(j)There are no outstanding SEC Orders on or with regard to any Newbury Fund or unresolved SEC comments with respect to any examination of any Newbury Fund.
3.20.Newbury Funds; Fund Documents; and Investors.
(a)Schedule 3.20(a) of the Disclosure Letter sets forth a true and complete list of each Newbury Fund, together with the jurisdiction of formation or organization of each such Newbury Fund. Except as set forth on Schedule 3.20(a) of the Disclosure Letter, the Seller does not provide Investment Management Services to any other Person than the Newbury Funds, and no Newbury Fund has an investment adviser (including in the capacity of primary adviser, sub-adviser or any other advisory role), general partner, managing member, sole stockholder or equivalent Person other than the Seller and the Newbury Fund Upper-Tier Entities, as applicable.
(b)No Newbury Fund has issued or had outstanding any shares or other equity interests that are registered or required to be registered under the Applicable Securities Laws or any comparable regulatory regimes. Each Newbury Fund has timely filed all applicable Form D filings and any other applicable similar private placement filings or notices under Applicable Securities Laws.
(c)Except as described in Schedule 3.20(c) of the Disclosure Letter, no Newbury Fund has at any time been terminated, or has had its investment operations (including such Newbury Fund’s ability to call or recycle capital for investment purposes) suspended or terminated, prior to the end of its stated term or had its management, investment management or investment advisory function transferred away from the Seller (other than in connection with the consummation of the transactions contemplated by the RLP Agreement). To the Knowledge of the Seller, no Investor is soliciting or requesting that the Newbury Fund Upper-Tier Entities for any Newbury Fund be removed as the general partner or manager (or equivalent) of such Newbury Fund or that the investment period (or equivalent) of such Newbury Fund terminate other than in accordance with its terms.
(d)Except as set forth on Schedule 3.20(d) of the Disclosure Letter, there is no broker fee, placement fee, finder’s fee, referral fee or other similar or equivalent fee paid or accrued after June 30, 2022 by, or payable by, the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund. None of the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund has waived any

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management fees (other than, for the avoidance of doubt, any reduced management fee in respect of any Investor in any Newbury Fund as set forth in such Investor’s side letter or as set forth in the applicable Newbury Fund’s Organizational Documents) payable by or in respect of any Newbury Fund. No fees from existing or potential portfolio company or investment partnership of any Newbury Fund have been received by the Seller, any Newbury Fund Upper-Tier Entity or any Affiliate thereof on or after the date of the most recent Seller Pre-Signing Financial Statement that will offset any amount of any management fees payable by or in respect of any Newbury Fund after the date hereof.
(e)No Person other than (i) Chester Capital, L.P. and its Affiliates, (ii) RidgeLake and its Affiliates and (iii) the Seller, the Newbury Fund Upper-Tier Entities and their respective current/former employees is obligated, directly or indirectly, to fund any portion of the “general partner” (or equivalent) capital commitment of any Newbury Fund.
(f)As of the date hereof, no escrow, holdback or similar arrangement is maintained on behalf of any Newbury Fund in respect of any “clawback” or similar obligations.
(g)No Newbury Fund is an entity or account the assets of which are deemed to constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code pursuant to the Plan Assets Regulation or is subject to any federal, state, local, non-U.S. or other laws, rules or regulations that are substantially similar to Title I of ERISA or Section 4975 of the Code (“Similar Law”). Neither the Seller nor any Newbury Fund Upper-Tier Entity has agreed in writing with any Investor to treat any Newbury Fund that is not otherwise subject to Title I of ERISA, Section 4975 of the Code or Similar Law as though such Newbury Fund were subject to Title I of ERISA, Section 4975 of the Code or Similar Law.
(h)None of the Seller, the Newbury Fund Upper-Tier Entities, or any of their respective Affiliates has provided any investment recommendation or investment advice on which any fiduciary or other Person investing the assets of any Benefit Plan Investor has relied in connection with the decision to invest in any Newbury Fund, and they have not otherwise undertaken to act as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(e)(3) of the Code, to any Benefit Plan Investor in connection with any Benefit Plan Investor’s investment in any Newbury Fund.
(i)Except as set forth on Schedule 3.20(i) of the Disclosure Letter, since January 1, 2020, no Person has taken or failed to take any action that could: (i) suspend or terminate any management, investment advisory or similar agreement by and between the Seller, on one hand, and any Newbury Fund, on the other hand (including, for the avoidance of doubt, each Advisory Agreement), (ii) constitute grounds for removal of any Newbury Fund Upper-Tier Entity (or similar cessation of control) from such role under the Organizational Documents of the applicable Newbury Fund, or (iii) otherwise suspend, modify, reduce or waive the payment (whether direct or indirect) of management fees or similar remuneration otherwise payable to the Seller by any Newbury Fund.
3.21.Brokers and Finders. Except as set forth on Schedule 3.21 of the Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no such Person is entitled to any fee or commission from the Buyer Parties or their Affiliates in connection with this Agreement or the transactions contemplated hereby.

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3.22.Affiliate Transactions. Except (i) for the Organizational Documents of the Seller, Newbury Fund Upper-Tier Entities and Newbury Funds and Advisory Agreements of the Newbury Funds, (ii) for any equity or capital interests issued pursuant to or in accordance with such Organizational Documents, (iii) for employment agreements entered into in the ordinary course of business, or (iv) as set forth on Schedule 3.22 of the Disclosure Letter, no executive officer or director of the Seller (each, a “Related Party”) or, to the Knowledge of the Seller, any Affiliate or family member of any such Related Party, is a party to any Contract related to the Business with or binding upon the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund or has had any material interest in the Business or the Acquired Assets or has engaged in any transaction related to the Business (other than those related to Seller Benefit Arrangements) with the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund.
3.23.Limitations on Representations and Warranties. Except as expressly set forth in this ARTICLE III or in ARTICLE V or any certificate delivered pursuant to this Agreement, none of the Seller or any Cash-Out Holder, nor any of their respective Non-Recourse Parties or any other Person has made or makes, and each of them expressly disclaims, any representation or warranty in connection with this Agreement or the transactions contemplated hereby of any kind or nature, express or implied, written or oral, at Law or in equity, with respect to itself, the Seller, any Cash-Out Holder, any Newbury Fund Upper-Tier Entity, any Newbury Fund, or any of their respective Non-Recourse Parties, the Business or the Acquired Assets, and such other representations or warranties are hereby expressly disclaimed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER PARTIES
Each of the Buyer Parties hereby represents and warrants, jointly and severally, to the Seller and the Cash-Out Holders (except as may be set forth in the Disclosure Letter (provided, that, the disclosure of an item in one section of the Disclosure Letter as an exception to a particular representation or warranty will not be deemed adequately disclosed as an exception with respect to any other representations and warranties unless and only to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on the face of such disclosure)), as of the date hereof and as of the Closing Date, as follows:
4.01.Organization and Good Standing. Each of the Buyer Parties is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its assets and to carry out its business as presently conducted. Each of the Buyer Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned or leased by it makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
4.02.Authority and Enforceability. Each of the Buyer Parties has the requisite power and authority to execute and deliver or to cause to be executed and delivered this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions to be consummated by it as contemplated hereby and thereby. The execution and delivery by each of the Buyer Parties of this Agreement and each other Transaction

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Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action of such Buyer Party and no other action is necessary to authorize such Buyer Party to execute and deliver this Agreement or any other Transaction Document to which it is a party, to perform its and their obligations hereunder and thereunder, or to consummate the transactions to be consummated by it or them as contemplated hereby and thereby. Each of the Buyer Parties has duly and validly executed and delivered this Agreement and each other Transaction Document to which it is a party, and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement and each other Transaction Document to which it is a party constitute its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to the Remedies Exception.
4.03.Non-Contravention. Neither the execution, delivery or performance of this Agreement or any other Transaction Document to which each Buyer Party is a party, nor the consummation by such Buyer Party of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the lapse of time, or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of such Buyer Party, (b) violate, conflict with, or result in a breach or default under any provision of any Law, or (c) violate, conflict with, or result in a breach or default by such Buyer Party, or result in a loss of benefit or constitute default (or give rise to any right of termination, cancellation, redemption, payment, acceleration or the exercise of any other right or remedy) under, any material Contract to which such Buyer Party is a party or by which such Buyer Party or any of its properties or assets are bound, except, in the cases of clauses (b) and (c) of this Section 4.03, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer Party to timely consummate the transactions contemplated hereby.
4.04.Consents and Approvals. Except for applicable requirements of the HSR Act, neither Buyer Party is required to obtain any (a) Governmental Approval or (b) Consent in connection with the execution and delivery of this Agreement or any other Transaction Document to which such Buyer Party is a party.
4.05.Litigation. As of the date of this Agreement, there are no (and since January 1, 2019, there have not been any) Proceedings, at law or in equity, pending or, to the Knowledge of the Buyer, threatened against any Buyer Party, and there are no Orders outstanding or otherwise currently in effect against any Buyer Party, that, in each case, would challenge the validity of the transactions contemplated by this Agreement or that would otherwise have a material adverse effect on the ability of the Buyer Parties to timely consummate the transactions contemplated by this Agreement or any other Transaction Document.
4.06.Brokers and Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer Parties or their Affiliates who may be entitled to any fee or commission from the Seller or any of the Buyer Parties in connection with this Agreement or the transactions contemplated hereby.
4.07.Sufficiency of Funds. The Buyer Parties expect to have, and will at all times from and after the date hereof through the Closing continue to expect to have, and will have at the Closing, cash on hand or other sources of available funds, including through existing available lines of

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credit or other existing credit facilities available to the Buyer Parties (collectively, such Buyer Parties’ existing lines of credit and other existing credit facilities, the “Existing Debt Financing”), sufficient to (i) make all payments required to be made by the Buyer pursuant to the terms hereof (including the payment in full of the Purchase Price and all other payments to be made by the Buyer in accordance with Section 2.03), (ii) pay all fees and expenses of the Buyer Parties payable in connection with this Agreement, and (iii) otherwise consummate the transactions contemplated by this Agreement and the other Transaction Documents. To the Knowledge of the Buyer, as of the date hereof, there are not any circumstances or conditions that would reasonably be expected to delay or prevent the availability of such funds at the Closing. With respect to the Existing Debt Financing, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of the Buyer Parties or their respective Affiliates, or to the Knowledge of the Buyer, any other party thereto, or would result in the unavailability of any funds subject to the commitments under the Existing Debt Financing. The Buyer Parties will have at all times from and after the date hereof until the first to occur of (i) the termination of this Agreement pursuant to ARTICLE IX (and if such termination is pursuant to Section 9.01(a)(iii) or Section 9.01(a)(vi), the payment of the Buyer Termination Fee in accordance with Section 9.02(b)) and (ii) the Closing, cash on hand or other sources of immediately available funds, sufficient to pay the Buyer Termination Fee.
4.08.Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith, including payment of the Purchase Price and all other amounts required to be paid at the Closing in accordance with Section 2.03 and the payment of all related fees and expenses), assuming (a) the satisfaction of the conditions to the Buyer’s obligation to consummate the transactions contemplated hereby, or the waiver of such conditions, (b) the accuracy of the representations set forth in ARTICLE III and ARTICLE V (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “Knowledge of the Seller,” materiality or “Seller Material Adverse Effect” qualification or exception), and (c) estimates, projections or forecasts provided by the Seller to the Buyer prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, the Buyer shall be solvent, such that it (i) is able to pay its indebtedness and other liabilities, contingent or otherwise, as such indebtedness and other liabilities become due in the usual course of business; (ii) has a total “fair saleable value” (determined on a going concern basis) of assets not less than the sum of its liabilities, contingent or otherwise, as of such date; and (iii) will not have unreasonably small capital and liquidity with which to conduct its business. No Buyer Party is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer Parties or any of their respective Affiliates.
4.09.Compliance with Laws. The Buyer is and has been since its formation in compliance in all material respects with all applicable Laws.  Without limiting the foregoing, as of the Closing, the Buyer shall hold all Governmental Approvals necessary for the conduct of the Business, and the ownership of the Acquired Assets pursuant to applicable Law or any Fund Document, including all such Governmental Approvals as are necessary for the Buyer to act as a registered investment adviser (within the meaning of the Advisers Act).
4.10.Acknowledgement; Limitations on Representations and Warranties. Each Buyer Party represents, warrants, acknowledges and agrees that, except as expressly set forth in ARTICLE III or in ARTICLE V or any certificate delivered pursuant to this Agreement, none of the Seller or any Cash-Out Holder, nor any of their respective Non-Recourse Parties or any other Person has made or makes, and each of them expressly disclaims, any representation or warranty in connection with this Agreement or

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the transactions contemplated hereby of any kind or nature, express or implied, written or oral, at Law or in equity, with respect to itself, the Seller, any Cash-Out Holder, any Newbury Fund Upper-Tier Entity, any Newbury Fund, or any of their respective Non-Recourse Parties, the Business or the Acquired Assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE CASH-OUT HOLDERS
Each of the Cash-Out Holders represents and warrants, solely as to himself or itself and not in respect of any other Person, to the Buyer Parties (except as may be set forth in the Disclosure Letter (provided, that, the disclosure of an item in one section of a Schedule included in the Disclosure Letter as an exception to a particular representation or warranty will not be deemed adequately disclosed as an exception with respect to any other representations and warranties unless and only to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on the face of such disclosure)), as of the date hereof and as of the Closing Date, as follows:
5.01.Organization, Authority and Enforceability. With respect to RidgeLake only, such Cash-Out Holder is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such Cash-Out Holder has the requisite power and authority (and with respect to Lichter, the legal capacity) to execute and deliver this Agreement and each other Transaction Document to which he or it is a party, to perform his or its obligations hereunder and thereunder, and to consummate the transactions to be consummated by him or it as contemplated hereby and thereby. The execution and delivery by such Cash-Out Holder of this Agreement and each other Transaction Document to which he or it is a party, the performance by him or it of his or its obligations hereunder and thereunder, and the consummation by him or it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action of such Cash-Out Holder and no other action is necessary to authorize such Cash-Out Holder to execute and deliver this Agreement or any other Transaction Document to which he or it is a party, to perform his or its obligations hereunder and thereunder, or to consummate the transactions to be consummated by him or it as contemplated hereby and thereby. Such Cash-Out Holder has duly and validly executed and delivered this Agreement and each other Transaction Document to which he or it is a party, and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement and each other Transaction Document to which he or it is a party constitute its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to the Remedies Exception.
5.02.Non-Contravention. Neither the execution, delivery or performance of this Agreement or any other Transaction Document to which to which such Cash-Out Holder is or will be a party, in each case, by such Cash-Out Holder, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the giving of notice, the lapse of time, or both: (a) violate, conflict with, or result in a material breach or material default under any provision of Law applicable to such Cash-Out Holder or (b) violate, conflict with, or result in a material breach or material default by such Cash-Out Holder, or result in a loss of material benefit or constitute material default (or give rise to any right of termination, cancellation, redemption, payment, acceleration or the exercise of any other right or remedy) under, any Contract to which such Cash-Out Holder is a party or by which such Cash-Out Holder or any of his or its properties or assets are bound. Without limiting the foregoing, there is no Law, Order or Contract applicable to such Cash-Out Holder that would prohibit or restrict such Cash-Out Holder’s ability to, and no Permit or Consent (other than (i) the Consent of the parties hereto, which is hereby given and (ii) the Fund Consents) is required from any Person in order for such Cash-Out Holder to (x)

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with respect to Lichter only, be an employee of the Buyer or its Affiliates or provide services to the Buyer or its Affiliates in accordance with his Employment Agreement, as applicable, or (y) perform such Cash-Out Holder’s obligations under this Agreement or any other Transaction Document to which such Cash-Out Holder is or will be a party.
5.03.Certain Other Representations and Warranties.
(a)Such Cash-Out Holder is not required to obtain any Governmental Approval in connection with the execution and delivery of this Agreement or any other Transaction Document to which such Cash-Out Holder is a party, or the consummation by such Cash-Out Holder of the transactions contemplated hereby or thereby.
(b)Such Cash-Out Holder is not in violation of the Organizational Documents of the Seller.
(c)Since January 1, 2019 (with respect to RidgeLake, solely to the extent it existed during such period), (i) such Cash-Out Holder has complied, and is now complying, in all material respects with all Laws applicable to such Cash-Out Holder (with respect to Lichter, in his business capacity only), and, (ii) no such Cash-Out Holder has received notice from any Governmental Authority asserting any material violation by such Cash-Out Holder of any Law (with respect to Lichter, in his business capacity only).
(d)There are no Proceedings, at Law or in equity, pending or, to the knowledge of such Cash-Out Holder, threatened against such Cash-Out Holder (with respect to Lichter, in his business capacity only), and there are no Orders outstanding or otherwise currently in effect against such Cash-Out Holder (with respect to Lichter, in his business capacity only). No Governmental Authority has been party to any Proceeding (including any Proceeding that has since been adjudicated, settled or otherwise resolved) against such Cash-Out Holder (with respect to Lichter, in his business capacity only).
5.04.Political Contributions. Such Cash-Out Holder has not made any “contribution” to an “official” (each as defined in Rule 206(4)-5 of the Advisers Act), since January 1, 2019 (with respect to RidgeLake, solely to the extent it existed during such period). Such Cash-Out Holder is not prohibited or restricted from providing investment advisory services for compensation to any “government entity” (as defined in Rule 206(4)-5 promulgated under the Advisers Act) or other Person, or otherwise prohibited or restricted (whether from receiving compensation or otherwise), under Rule 206(4)-5 promulgated under the Advisers Act.
5.05.Limitations on Representations and Warranties. Except as expressly set forth in ARTICLE III or this ARTICLE V (and in addition to and without limiting Section 3.23) or any certificate delivered pursuant to this Agreement, no Cash-Out Holder, any of their respective Non-Recourse Parties or any other Person has made or makes, and each of them expressly disclaims, any representation or warranty in connection with this Agreement or the transactions contemplated hereby of any kind or nature, express or implied, written or oral, at Law or in equity, with respect to any Cash-Out Holder or any Cash-Out Holder’s Non-Recourse Parties, the Business or the Acquired Assets, and such other representations or warranties are hereby expressly disclaimed.

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ARTICLE VI
COVENANTS
6.01.Pre-Closing Conduct of Business by the Seller.
(a)Except as set forth on Schedule 6.01(a) of the Disclosure Letter, during the period from the date of this Agreement and continuing through the Closing Date, except as expressly provided in this Agreement or as required by Law or Order, or with the prior written consent of the Buyer (such consent not to be unreasonably withheld), the Seller shall, and shall cause each Newbury Fund Upper-Tier Entity to, (i) conduct the Business in all material respects in the ordinary course of business (including incurring and paying the Operating Expenses in the ordinary course of business in a manner which is consistent with past practice (and not delaying the payment of any Operating Expenses)), (ii) use commercially reasonable efforts to preserve intact the Business, operations, rights, goodwill and relationships with investors, regulators, and others having relationships with the Business in all material respects, (iii) subject to compliance with Section 6.01(b)(xiii), use commercially reasonable efforts (A) to preserve intact the Seller’s relationships with those employees, independent contractors and consultants whose continued services the Seller expects to transition to the Buyer or its Affiliates after the Closing Date and (B) to keep available the present services of those employees whose continued services the Seller expects to transition to the Buyer or its Affiliates after the Closing Date; provided, however, that no amounts for asset management fees related to services outside of the ordinary course of business provided subsequent to the Reference Time shall be invoiced and/or collected by the Seller prior to the Reference Time.
(b)Without limiting the generality of Section 6.01(a), except (w) as expressly provided in this Agreement, (x) with the prior written consent of the Buyer (such consent not to be unreasonably withheld), (y) as set forth on Schedule 6.01(b) of the Disclosure Letter, or (z) as required by Law or Order, during the period from the date of this Agreement and continuing through the Closing Date, the Seller shall not, or allow any Newbury Fund Upper-Tier Entity to, do any of the following or cause the occurrence of any of the following events:
(i)any amendment of any of the Organizational Documents of the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund;
(ii)any failure by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund to comply in any material respect with any Law applicable to (A) the Business, or (B) any of the Acquired Assets;
(iii)any failure by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund to preserve or maintain any material Permit (A) required for the conduct of the Business, or (B) required for the ownership or use of the Acquired Assets;
(iv)any failure by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund to make any material Regulatory Filing (A) required for the conduct of the Business, or (B) required for the ownership or use of the Acquired Assets;
(v)any merger by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund with or into, or consolidation by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund with, any other Person, or any liquidation or dissolution by the Seller, or

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any spin-off, contribution of assets or other form of similar reorganization with respect to the Acquired Assets;
(vi)any issuance or redemption of any equity interest (including through the grant of any equity ownership award), or otherwise change the equity ownership of, the Seller or any Newbury Fund Upper-Tier Entity, or issuance, sale or delivery of any option, warrant, call, conversion right, preemptive right, contingent value right, phantom unit, right of first refusal, redemption right, profit participation, repurchase right, “tag-along” or “drag-along” right, or other similar rights, arrangements or agreements in respect of, or any security convertible into, exchangeable for or evidencing the right to subscribe for or acquire any equity interest in the Seller or any Newbury Fund Upper-Tier Entity;
(vii)any incurrence of any Indebtedness or any guarantee of the Indebtedness of any other Person by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund;
(viii)any sale, transfer, lease, license, abandonment, or other disposition of, or any grant of any Lien (other than a Permitted Lien) on, any of the Acquired Assets;
(ix)any settlement, amendment, cancelation, discharge or waiver of any rights with respect to any Proceeding by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund that results in (A) the imposition of any material restrictions upon the Business, or (B) otherwise materially and adversely affects any of the Acquired Assets; provided, however, that this Section 6.01(b)(ix) shall not apply with respect to Taxes (which are addressed in Section 6.01(b)(xi));
(x)any material change by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund to the accounting policies, methods or practices (including any policies, methods or practices relating to the estimation of reserves or other Liabilities) of the Seller, such Newbury Fund Upper-Tier Entity or such Newbury Fund other than as required by GAAP, Law or as requested by the Buyer in connection with the transactions contemplated by this Agreement (including in conjunction with the preparation of the Seller Year-End GAAP Financial Statements), except that prior to the Reference Time, the Seller shall not invoice and/or collect any amounts for asset management fees in respect of services outside of the ordinary course of business provided subsequent to the Reference Time (provided, however, that this Section 6.01(b)(x) shall not apply with respect to Taxes (which are addressed in Section 6.01(b)(xi)));
(xi)(A) make, revoke or change any election relating to Taxes, (B) change or revoke any Tax accounting method, (C) change any Tax accounting period, (D) settle or compromise any Tax audit, claim or other Proceeding or any surrender of any right to claim a refund, credit or other benefit in respect of Taxes, (E) file any amended Tax Return, (F) consent to any extension or waiver of any statute of limitations with respect to any claim in respect of Taxes or Tax Return or (G) make or initiate any voluntary Tax disclosure with a Tax Authority with respect to Taxes or application for any Tax amnesty or entering into any closing agreement or similar agreement with respect to Taxes, in each case, to the extent such action would increase any Taxes relating to the Acquired Assets or the Business in a Post-Closing Tax Period;
(xii)except as otherwise permitted by any other subsection of this Section 6.01(b), (A) any modification or amendment (including with respect to the fees payable

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thereunder) of any Material Contract in any material respect or any termination of any Material Contract, or (B) any entry into any Contract that would constitute a Material Contract if entered into prior to the date of this Agreement if entered into prior to the date of this Agreement, including any Contract for the provision of Investment Management Services to any Person, in each case, except in the ordinary course;
(xiii)other than as required by Law or as required by any existing Seller Benefit Arrangement in effect on the date hereof, (A) any acceleration of any rights or benefits under any Seller Benefit Arrangement, (B) any increase in or agreement to increase salaries, benefits or other compensation payable to any present or former employee, officer, director, retiree, independent contractor or consultant of the Business, including any Seller Business Service Provider, (C) any severance or termination pay to any present or former officer, director, retiree, independent contractor or consultant of the Business, including any Seller Business Service Provider, (D) any establishment, adoption, entry into, amendment, modification or termination of any Seller Benefit Arrangement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Seller Benefit Arrangement if it were in existence as of the date of this Agreement, including any employment or consulting agreement with any Seller Business Service Provider, (E) any hiring, retention, termination (other than for cause), or conversion from employee to consultant status of any employee or other individual service provider who is, or upon such hiring or retention would be, a Seller Business Service Provider, or (F) any entry into any collective bargaining agreement;
(xiv)any acquisition of any business or Person by the Seller or any Newbury Fund Upper-Tier Entity, whether by merger, consolidation, or otherwise, in a single transaction or a series of related transactions;
(xv)any making or incurrence of any financial commitment or capital expenditure (including any Operating Expenses) requiring payments in excess of $150,000 in the aggregate by the Seller or any Newbury Fund Upper-Tier Entity;
(xvi)any entry into, or modification or amendment of, any lease of real property, other than in the ordinary course of business;
(xvii)any termination, lapse or material amendment or modification of any Insurance Policy unless such policy is replaced by a reasonably comparable policy;
(xviii)any failure to maintain, lapse, disposal, abandonment or cancellation of any Seller Intellectual Property, or grant of permission to enter into the public domain any material trade secrets included in the Seller Intellectual Property;
(xix)any entry into any transaction or any action that would be required to be disclosed on Schedule 3.22 of the Disclosure Letter if such transaction had been entered into or such action had been taken prior to the date hereof;
(xx)any material change in the conduct of the Business, or entry into a new line of business or abandonment or discontinuation of any existing line of business or entry into any material transaction other than in the ordinary course of business;

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(xxi)any issuance of a capital call with respect to, or otherwise the making of any other arrangement for the payment, satisfaction, waiver or reduction of, any management fees in respect of any of the Newbury Funds that would accrue and be payable with respect to each such Newbury Fund in accordance with its applicable Organizational Documents, as applicable, to the extent such management fees are attributable to any quarterly period beginning on (and including) or after July 1, 2023; or
(xxii)any entry by the Seller, any Newbury Fund Upper-Tier Entity or any Newbury Fund into any agreement or commitment to take any of the actions prohibited by this Section 6.01.
(c)Prior to the distribution of any “advertisement” (as such term is defined in the Marketing Rule) to any Person, the Seller shall have adopted, and continuing through the Closing Date the Seller shall maintain and implement, policies and procedures reasonably designed to ensure compliance with the Marketing Rule. During the period from the date of this Agreement and continuing through the Closing Date, the Seller shall, and shall cause each Newbury Fund Upper-Tier Entity to, comply in all material respects with the Marketing Rule. For the avoidance of doubt, the Seller shall use commercially reasonable efforts to prepare and distribute all marketing materials and other offering materials (including any pitch book and private placement memoranda) for the proposed successor fund to NEP V (such successor fund, together with its parallel funds, feeder vehicles and/or other related investment entities, “NEP VI”) in material compliance with the Marketing Rule. During the period from the date of this Agreement and continuing through the Closing Date, the Seller shall not distribute any marketing materials or other offering materials for NEP VI (collectively, the “NEP VI Materials”) to any Person without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed). In the event of the termination of this Agreement, the Seller shall remove all references to the Buyer and its Affiliates from all NEP VI Materials and shall not distribute (and shall use commercially reasonable efforts to ensure no other Person distributes) any NEP VI Materials that refer to the Buyer and its Affiliates.
6.02.Access.
(a)Pre-Closing Access. Between the date of this Agreement and the Closing, subject to the other provisions of this Section 6.02(a) the Seller shall, and shall cause the Newbury Fund Upper-Tier Entities and Newbury Funds and its and their respective officers, directors, employees, agents and other representatives to, provide such reasonable access (subject to reasonable COVID-19-related health and safety measures) to the Buyer Parties, their Affiliates and their authorized representatives to the offices, properties, books and records and other information and data relating to the Business, including the books and records and employees of the Seller and such other information (including computer tapes and similarly stored data), Contracts and the Leased Real Property of the Seller, the Newbury Fund Upper-Tier Entities and Newbury Funds, as applicable, in each case, as is reasonably requested in connection with this Agreement and the transactions contemplated hereby. Such access shall occur only during normal business hours upon reasonable advance written notice (e-mail being acceptable) by the Buyer Parties to the Seller and shall be conducted in a manner that does not unreasonably interfere with the operations of the Business. Notwithstanding the obligations contained in this Section 6.02, the Seller shall not be required to provide access to or to disclose information where such access or disclosure would or would reasonably be expect to jeopardize the attorney-client work product or other legal privilege of the Seller or violate or contravene applicable Law (other than books

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and records subject to joint defense or common interest privilege); provided that the Seller shall use commercially reasonable efforts to provide such information in a manner that does not result in a waiver of such privilege or violation or contravention of applicable Law. All information provided or accessed under this Section 6.02(a) shall be deemed Confidential Information and shall be subject to the terms of Section 6.07.
(b)Post-Closing Access. Following the Closing, the Buyer Parties shall, and shall cause their respective subsidiaries to, permit the Seller, each Cash-Out Holder and their respective duly authorized representatives reasonable access (subject to reasonable COVID-19-related health and safety measures) during normal business hours (upon reasonable advance written notice (e-mail being acceptable) to the Buyer) to all Contracts, books and records and other documents, information, materials and data (in any media) relating to the Business, the Acquired Assets and/or the Assumed Liabilities, in each case, with respect to periods prior to the Closing (and for any period ending after the Closing Date to the extent reasonably necessary for the Seller or the Cash-Out Holders to prepare and file their Tax Returns in accordance with applicable Law) for only the following reasons: (i) the preparation or examination of Tax Returns, regulatory filings and financial statements, (ii) the conduct of any Proceeding (whether pending or threatened) and (iii) the enforcement or discharge of its indemnification rights or other obligations under this Agreement; provided that such access shall be conducted in a manner that does not unreasonably interfere with the operations of the Business. The Seller and each Cash-Out Holder shall, and shall cause their respective authorized representatives to, maintain the confidentiality of any such materials or information in accordance the terms of Section 6.07(c). Notwithstanding the obligations contained in this Section 6.02(b), the Buyer Parties shall not be required to provide access to or to disclose information where such access or disclosure would or would reasonably be expect to jeopardize the attorney-client work product or other legal privilege of the Buyer Parties or violate or contravene applicable Law (other than books and records subject to joint defense or common interest privilege); provided that the Buyer Parties shall use commercially reasonable efforts to provide such information in a manner that does not result in a waiver of such privilege or violation or contravention of applicable Law. Notwithstanding anything in this Agreement to the contrary, the Seller shall have the right, subject to compliance with all applicable Laws and the confidentiality obligations set forth in Section 6.07(c), to retain copies of books and records and other documents, information, materials and data (in any media) (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Business (A) relating to information (including personnel and similar records) regarding the Seller Business Employees or relating to the Tax Returns of or relating to the Business, (B) as required by applicable Law, Order or request of any Governmental Authority with applicable jurisdiction or (C) as may be necessary for the Seller and its Affiliates to perform their respective obligations pursuant to this Agreement or any other Transaction Document. The Buyer agrees that, with respect to all original books and records and other documents, information, materials and data of the Business included in the Acquired Assets, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent than those generally applied by the Buyer Parties from time to time with respect to their own businesses and (z) maintain such books and records and other documents, information, materials and data for examination and copying by the Seller (such copying to be at the expense of the Seller) for six (6) years following the Closing.

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6.03.Regulatory Matters; Third Party Consents.
(a)The Seller and the Buyer Parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to, as promptly as reasonably practicable after the date hereof, prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all Permits and Consents that are necessary or advisable to timely consummate the transactions contemplated by this Agreement. Except as prohibited by applicable Law, each of the Buyer Parties and the Seller, as the case may be (the “Reviewing Party”), shall have the right to review in advance, and the Seller and the Buyer Parties, as the case may be (the “Filing Party”), shall consult with the Reviewing Party on, all of the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities (including all Permits and Consents) necessary or advisable to consummate the transactions contemplated by this Agreement and that each of them will keep the other apprised in a timely manner of the status of matters relating to completion of the transactions contemplated herein.
(b)Without limiting their obligations under Section 6.03(a), the Seller shall use its best efforts to obtain, as promptly as reasonably practicable following the date hereof, each of (i) the Fund Consents in accordance with the thresholds and other requirements respectively applicable to such Fund Consents and (ii) the Fund Lender Consents (in form and substance reasonably acceptable to the Buyer) in accordance with the requirements respectively applicable to such Fund Lender Consents. In furtherance of the foregoing, with respect to each Newbury Fund, the Seller shall distribute, or cause to be distributed, the applicable Fund Consent, in form and substance reasonably acceptable to the Buyer, to all of the Investors entitled to vote thereon within two (2) Business Days of the date hereof. Additionally, after obtaining the requisite Fund Consent from a Newbury Fund in accordance with such Newbury Fund’s Organizational Documents, the Seller shall continue to use its commercially reasonable efforts through the Closing Date to obtain such Consent from any remaining Investors in such Newbury Fund.
(c)Each party agrees to make as promptly as practicable after the date of this Agreement its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law and under any foreign or U.S. state laws governing investment advisers or other securities industry participants or the rules and regulations of any applicable Governmental Authority, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such Laws, rules and regulations. In furtherance thereof, each of the Seller and the Buyer agrees to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within three (3) Business Days after the date hereof. Neither the Seller nor the Buyer shall take any actions that would reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Authority, or the expiration or termination of any required waiting periods under the HSR Act. The Buyer shall pay one hundred percent (100%) of any applicable filing fees in connection with the HSR Act in accordance with this Section 6.03. Notwithstanding anything to the contrary and for the avoidance of doubt, the Buyer and its external counsel shall control and direct the antitrust approval strategy.

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(d)Each party hereto shall promptly advise the other parties upon receiving any communication from any Governmental Authority or Investor relating to the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the transactions contemplated hereby.
6.04.Regulatory Examinations, Inquiries and Proceedings. Between the date of this Agreement and the Closing, the Seller shall respond as promptly as reasonably practicable to all requests for information from any Governmental Authority (including the SEC) with respect to any new or pending examinations, inquiries or investigations by any Governmental Authority, including SEC inquiries and investigations. A new examination, inquiry or investigation shall be one with regard to which the Seller receives formal or informal notice following the signing of this Agreement. To the extent permitted by applicable Law, the Seller shall (a) inform the Buyer of the commencement of any such new or pending examinations, inquiries or investigations as promptly as practicable, (b) keep the Buyer informed as to material developments related thereto and (c) to the extent any requested information relates the transactions contemplated by this Agreement, provide the Buyer the reasonable opportunity to review and provide comments to any such anticipated submissions in advance of dissemination of such materials to such Governmental Authority, and shall consider in good faith the Buyer’s reasonable comments to such materials prior to submission.
6.05.Tax Matters.
(a)Apportioned Taxes. All real property, personal property and other ad valorem Taxes that are levied with respect to the Acquired Assets or the Business for a Straddle Period and any exemptions, allowances and deductions with respect to such Taxes (collectively, “Apportioned Taxes”) shall be allocated on a daily basis between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. The Seller shall be liable for the Apportioned Taxes that are attributable to the Pre-Closing Tax Period and the Buyer shall be liable for the Apportioned Taxes that are attributable to the Post-Closing Tax Period. Any refund, rebate, abatement or other recovery of Apportioned Taxes attributable to the Pre-Closing Tax Period shall be for the account of the Seller, and any refund, rebate, abatement or other recovery of Apportioned Taxes attributable to the Post-Closing Tax Period shall be for the account of the Buyer. Apportioned Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party pursuant to and in accordance with this Section 6.05(a). Upon payment of any such Apportioned Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 6.05(a), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.
(b)Cooperation. The parties hereto shall cooperate, and shall cause their respective Affiliates, investment funds, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns related to the Acquired Assets or the Business and in resolving all disputes and audits with respect to Taxes relating to the Acquired Assets or the Business, including by (i) maintaining and making reasonably available to each other all records reasonably necessary in connection with preparing such Tax Returns or any documents or information requested by any Tax Authority, and (ii) making their respective employees reasonably available on a mutually

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convenient basis to provide additional information or explanation regarding any documents provided hereunder or to prepare for or to testify at Proceedings relating to any Tax Return.
(c)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest in respect of such fees and charges) incurred in connection with the transactions described in Section 2.01 (collectively, but excluding any Taxes imposed on or determined by reference to income, profits or gains, “Transfer Taxes”) shall be borne and paid fifty percent (50%) by the Seller, on the one hand, and fifty percent (50%) by the Buyer, on the other hand, when due, and the Seller, on the one hand, and the Buyer, on the other hand, shall, at their own expense, (x) file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and (y) reasonably cooperate with the other party in connection with preparing and filing such Tax Returns. The parties hereto agree to reasonably cooperate to mitigate or reduce such Transfer Taxes described in this Section 6.05(c) to the extent permitted by applicable Law.
(d)Tax Proceedings.
(i)The Buyer and the Seller shall each promptly notify the other in writing upon receipt by them or any of their Affiliates of any written notice of any pending or threatened Proceeding with respect to Taxes described in the definition of Excluded Liabilities for which indemnification may be sought pursuant to this Agreement and for which sufficient funds remain in the Indemnity Escrow Account (disregarding for this purpose any funds in the Indemnity Escrow Account that are already subject to other Unresolved Claims) (collectively, “Tax Proceedings”); provided, however, that any failure by the Buyer to so notify the Seller shall not relieve the Seller of any liability with respect to such Tax Proceeding hereunder unless and only to the extent the Seller was materially prejudiced as a result thereof.
(ii)The Seller shall have the right to control, at its expense, any Tax Proceeding relating solely to Taxes for which the Seller would be responsible pursuant to its indemnification obligations hereunder; provided, that the parties will use commercially reasonable efforts to cooperate to separate claims with respect to a Tax Proceeding that are subject to the control of the Seller hereunder (which shall be subject to the control of the Seller as provided for herein) and that are not subject to the control of the Seller hereunder (which shall be subject to the control of the Buyer, subject to the provisions of this Agreement); provided, further, that, the Seller notifies the Buyer in writing of its desire to do so no later than the earlier of (A) twenty (20) days after receipt of the notice from the Buyer pursuant to the foregoing sentence (if applicable) and (B) ten (10) days prior to the deadline for responding to the notice of such Tax Proceeding. The Buyer shall control, at its expense, any other Tax Proceeding and any other Proceeding related to Taxes involving any Acquired Asset or the Business and to employ counsel of its choice with respect thereto.
(iii)(A) The party controlling any Tax Proceeding or Proceeding in respect of Transfer Taxes or Apportioned Taxes (the “Controlling Party”) (i) shall keep the other party reasonably informed and consult in good faith with the other party and its tax advisors with respect to any issue relating to such Tax Proceeding (and the Buyer and its tax counsel or tax advisor will be invited to attend meetings and calls with tax authorities with respect thereto); (ii) shall timely provide the other party with copies of all correspondence, notices and other written

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materials received from any Tax Authority and shall otherwise keep the other party and its tax advisors advised of significant developments in such Proceeding and of significant communications involving representatives of the Tax Authorities; and (iii) shall provide the other party with a copy of any written submission to be sent to a Tax Authority, administrative body or court at least ten (10) days prior to the submission thereof and shall consider in good faith any comments or suggested revisions that the other party or its tax advisors may have with respect thereto; and (B) there shall be no settlement, resolution, or closing or other agreement with respect thereto (including any waiver or extension of a statute of limitations) by the Controlling Party without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.
(e)Intended Tax Treatment. The parties (and their respective Affiliates) agree that, for U.S. federal and applicable state and local income tax purposes, (i) the transfer of the Acquired Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities pursuant to this Agreement shall be treated as a transfer taxable under Section 1001 of the Code, and (ii) following the Closing, (x) the transactions contemplated by this Agreement will not result in the termination of the Seller as a partnership, and (y) the Buyer will not be treated as a partnership continuation of the Seller, in each case, pursuant to Section 708 of the Code. Each party shall (and shall cause their respective Affiliates to) report on their Tax Returns in a manner consistent with this Section 6.05(e) to the greatest extent permitted by applicable Law, and no party (or their Affiliate) shall take any position that is inconsistent with this Section 6.05(e) except as required by a “determination” (within the meaning of Section 1313(a) of the Code).
(f)Voluntary Tax Disclosures. Except with the prior written consent of the Seller, the Buyer shall not, nor shall it allow any Affiliate to, make or initiate any voluntary Tax disclosure with a Tax Authority with respect to Taxes or apply for any Tax amnesty or enter into any closing agreement or similar agreement with respect to Taxes, in each case, to the extent such action could reasonably be expected to increase any Taxes described in the definition of Excluded Liabilities.
6.06.Transaction Expenses. Except as otherwise expressly provided in this Agreement (including Section 6.03(c)) or as set forth on Schedule 6.06 of the Disclosure Letter, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the transactions contemplated hereby, including the fees and expenses of its own counsel, accountants and other experts; provided, for the avoidance of doubt, the costs, premiums, commissions, broker compensation, fees, expenses and Taxes associated with the Buyer Insurance Policy shall be borne by the Buyer and the Seller as set forth in Section 10.02(e).
6.07.Confidentiality.
(a)The parties hereto shall jointly determine the timing, form and content of any public announcement, whether by press release or otherwise, with respect to this Agreement or any of the discussions, negotiations or transactions relating hereto.
(b)The parties agree not to disclose or cause to be disclosed, directly or indirectly, the terms and conditions of this Agreement, other than (i) as contemplated in Section 6.07(a), (ii) as reasonably necessary to enforce in a Proceeding the rights and obligations contained in this Agreement, (iii) as reasonably necessary to obtain any Consents or approvals in respect of the transactions contemplated hereby, (iv) in connection with customary fundraising, marketing, informational or

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reporting activities by such party or its Affiliates, including communications to its direct and indirect investors or prospective investors, in each case, to the extent the recipients of such information are bound by customary confidentiality obligations, (v) to attorneys, accountants, auditors, brokers, advisors, lenders and service providers who such party determines has a reasonable need to know such information, or (vi) as required by applicable Law or Proceeding (including any securities Law disclosure requirements) (provided that, in which case, the disclosing party shall, to the extent permitted by applicable Law or Proceeding, first allow the non-disclosing parties to review such disclosure and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith).
(c)For the avoidance of doubt, from and after the Closing all Confidential Information and Intellectual Property, as the case may be, relating to the Acquired Assets shall be deemed to be Confidential Information and Intellectual Property, as the case may be, in all respects the exclusive property of the Buyer Parties and their Affiliates and for their exclusive use. Notwithstanding the foregoing, the Seller shall be permitted to disclose Seller Confidential Information (i) in response to any summons or subpoena or pursuant to any Law or Order applicable to the Seller or any request by any Governmental Authority with applicable jurisdiction or (ii) in connection with the conduct of any Proceeding (whether pending or threatened), including any dispute under this Agreement or any other agreement between any of the Seller or its Affiliates, on the one hand, and any of the Buyer Parties and their Affiliates, on the other hand; provided that, in the case of clause (i), the Seller, as the case may be, shall, to the fullest extent permitted by applicable Law, (A) use commercially reasonable efforts to seek to prevent or withhold the disclosure of any Seller Confidential Information on the basis of any and all available exemptions under applicable Law, (B) provide the Buyer Parties with prompt notice prior to the time of any such disclosure so that the Buyer Parties or their Affiliates may seek (at the Buyer’s sole cost and expense), where available, an appropriate protective order or other appropriate relief to prevent or withhold any such disclosure, and (C) reasonably cooperate with the Buyer Parties’ efforts to prevent any such disclosure, in a manner that would be consistent with the provisions of applicable Law.
6.08.No Solicitation of Other Bids. During the period from the date hereof continuing through the Closing, the Seller shall not, and the Seller shall cause its officers, directors, Affiliates, employees, agents, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, solicit, encourage or engage in discussions or negotiations with any Person (other than the Buyer Parties and their Affiliates and their respective representatives), or enter into any letter of intent, memorandum of understanding or other agreement with any Person (other than the Buyer Parties and their Affiliates) concerning any liquidation, dissolution, recapitalization of, merger or consolidation with or into, or acquisition or purchase of all or any portion of the ownership interests of, or any material asset of, or all or substantially all of the assets of, or any capital stock or other equity security of, Seller or any other similar transactions or business combination involving the Seller, the Business or the Acquired Assets (an “Acquisition Proposal”). The Seller shall immediately cease and cause to be terminated, and the Seller shall cause its officers, directors, Affiliates, employees and agents and shall direct its investment bankers, attorneys, accountants and other representatives to terminate, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

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6.09.Employee Matters.
(a)Offers of Employment.
(i)No later than twenty (20) days prior to the Closing Date, the Seller shall update the Business Service Provider Census.
(ii)No later than fifteen (15) days following the date hereof, the Buyer shall, or shall cause an Affiliate to, make an offer of at-will employment to each Seller Business Employee except those employees, if any, named pursuant to a written notice to be delivered from the Buyer to the Seller concurrently with this Agreement (such employees that receive an offer of employment, the “Offered Employees,” and the employees named in such written notice, the “Non-Offered Employees”). Except as otherwise provided in the Employment Agreements, such offers of employment shall provide that for the period commencing on the date the Offered Employee commences employment with the Buyer or one of its Affiliates and ending on December 31, 2023 (or such earlier date as the Offered Employee’s employment with the Buyer and its Affiliates terminates), each Offered Employee shall be eligible to receive (A) base salary or wages (as applicable) and 2023 Target Annual Bonus opportunity (excluding “phantom equity,” equity incentive, long-term incentive, change in control or retention arrangements) that are no less favorable in the aggregate than those provided by the Seller to such Offered Employees immediately prior to the Closing and set forth on the Business Service Provider Census provided pursuant to Section 3.14(a); provided, that, subject to Section 6.09(d), the actual annual bonus payments, if any, for 2023 will be, subject to employee and company performance, consistent with the policies of the Buyer and its Affiliates, and (B) employee benefits which are substantially comparable in the aggregate to the employee benefits (excluding any equity incentive, long-term incentive, change in control or retention arrangements, deferred compensation, defined benefit pension benefits, or post-employment welfare benefits), provided to similarly situated employees of the Buyer and its Affiliates. With respect to each Offered Employee, such offer of employment shall be effective as of the day following the Closing Date. Each Offered Employee who both accepts an offer of employment from the Buyer or one of its Affiliates and commences employment with the Buyer or one of its Affiliates is referred to herein as a “Transferred Employee” as of the day following the Closing Date. For the avoidance of doubt, no Non-Offered Employee shall be treated as a Transferred Employee for any purpose under this Agreement, regardless of whether the Buyer or any of its Affiliates enters into an agreement with such Non-Offered Employee pursuant to which the Non-Offered Employee will be employed by or provide services to the Buyer or any of its Affiliates.
(iii)Effective as of immediately prior to the Closing, the Seller shall terminate or cause to be terminated the employment of the Seller Business Employees who have accepted offers of employment with the Buyer or one of its Affiliates.
(iv)The Buyer hereby agrees that, from and after the Closing Date, the Buyer and its Affiliates shall grant all Transferred Employees credit for any service with the Seller earned prior to the Closing Date for purposes (A) of future vacation and paid-time-off accrual, (B) of determining severance amounts under any employee benefit plan, program or arrangement maintained by the Buyer or its Affiliates that provides severance payments or benefits for the benefit of Transferred Employees, or (C) to the extent expressly provided in Section 6.09(c)

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below. In addition, the Buyer agrees that it shall use commercially reasonable efforts (which for this purpose requires the Buyer to request its insurers to waive such exclusions or requirements and take commercially reasonable steps in furtherance of the foregoing, but does not require that the insurers grant such waiver) to cause the Buyer and its Affiliates to waive all pre-existing condition exclusions and actively at work requirements and similar limitations, and evidence of insurability requirements under any employee benefit plan, program or arrangement established or maintained by the Buyer or its Affiliates on or after the Closing Date that provides medical, dental, vision and other group welfare benefits for the benefit of Transferred Employees.
(v)Notwithstanding the foregoing, the Buyer shall not be required to make any offer of employment to any such Seller Business Employees if the Buyer is dissatisfied with the results of any background check the Buyer elects to conduct on such Seller Business Employees (provided that the Buyer must comply with all applicable Laws with respect to any such background check). To the extent permitted by Law, the Buyer shall have reasonable access to the human resources and personnel records of the Seller Business Employees for the purposes of assessing such Seller Business Employees. The Seller shall use commercially reasonable efforts to provide the Buyer and its Affiliates with all information reasonably requested in order to facilitate offers of employment for (and ongoing employment of) the employees.
(vi)Except as may otherwise be agreed between the Buyer and any Seller Business Employees, employment offered by the Buyer shall be “at will” and subject to execution of standard Buyer Group Entity onboarding documents and compliance with Buyer Group Entity policies.
(b)Allocation of Employment Liabilities; Termination Costs; Phantom Carry Bonus Assignment.
(i)On or prior to the Closing Date, the Seller shall pay and satisfy, or cause to be paid and satisfied, all Liabilities, including accrued but unpaid base salary and vacation or paid time off, to the Transferred Employees in respect of their employment with the Seller for the time period up to and including the Closing Date, and all commissions earned with respect to the time period prior to the Closing Date.
(ii)The Buyer Parties and their Affiliates shall be solely responsible for, and shall indemnify and hold harmless the Seller from, all Liabilities that may result in respect of liabilities or claims relating to the employment or termination of employment of any Transferred Employees by the Buyer or its Affiliates following the such Transferred Employee’s commencement of employment with the Buyer and its Affiliates, other than any such Liabilities that are Excluded Liabilities.
(c)Seller Benefit Arrangements. Effective as of the Closing Date, each Transferred Employee will cease all active participation in and accrual of benefits under the Seller Benefit Arrangements. Effective as of the first day of the first calendar month following the Closing Date, the Buyer shall allow Transferred Employees to participate under the group welfare benefit coverages that are generally made available to similarly situated employees of the Buyer and its Affiliates. The Seller shall retain sponsorship of, and all liabilities under, the Seller Benefit Arrangements.

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(d)Annual Bonuses. Without limiting the generality of Section 6.09(a), with respect to each Transferred Employee, the Buyer shall pay (or shall cause to be paid) to such Transferred Employee an annual bonus payment for calendar year 2023 (without proration); provided, that such annual bonus payments, if any, will be subject to employee and company performance, consistent with the policies of the Buyer and its Affiliates. The Buyer Parties acknowledge and agree that the portion of the 2023 annual bonus payable to each Transferred Employee with respect to the portion of the 2023 calendar year elapsed prior to the Closing Date shall be equal to (i) such Transferred Employee’s 2023 Target Annual Bonus, multiplied by (ii) a fraction (expressed as percentage) the numerator of which is the number of days that have elapsed in the calendar year in which the Closing occurs through and including the Closing Date, and the denominator of which is three hundred sixty-five (365) (such product, the Transferred Employee’s “Guaranteed Pro-Rated Bonus”). A Transferred Employee’s Guaranteed Pro-Rated Bonus shall be payable, together with any additional portion of the 2023 annual bonus payable to such Transferred Employee in accordance with the policies of the Buyer and its Affiliates at such time for the portion of 2023 then-elapsed, as and when mid-year annual bonus payments are paid to the employees of the Buyer and its Affiliates, which payment date shall occur no later than July 31, 2023 (the “First Annual Bonus Payment Date”). A Transferred Employee’s receipt of such Transferred Employee’s mid-year annual bonus payout, including the Guaranteed Pro-Rated Bonus, shall be subject to that Transferred Employee’s continued employment through the First Annual Bonus Payment Date in accordance with the policies of the Buyer and its Affiliates. If a Transferred Employee is terminated prior to the First Annual Bonus Payment Date or he or she otherwise forfeits or is not paid any portion of such Transferred Employee’s Guaranteed Pro-Rated Bonus, the Buyer shall pay (or shall cause to be paid) to the Seller within ten (10) Business Days following the First Annual Bonus Payment Date, the portion of such Transferred Employee’s Guaranteed Pro-Rated Bonus that was forfeited or otherwise not paid. Any payments made pursuant to this Section 6.09(d) shall be deemed an adjustment to the Purchase Price for all applicable Tax purposes.
(e)WARN Act and Other Notices. The Seller shall provide, or shall cause an Affiliate to provide, any required notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the “WARN Act”) with respect to terminations of Seller Business Employees’ employment (or other acts covered by the WARN Act) occurring concurrently with or prior to the Closing. The Buyer shall provide, or shall cause an Affiliate to provide, any required notice under the WARN Act with respect to terminations of Transferred Employees’ employment (or other acts covered by the WARN Act) occurring after their commencement of employment with the Buyer and its Affiliates. On the Closing Date, the Seller shall provide to the Buyer a list of all employees who were terminated, furloughed or working on a reduced work schedule in the 90-day period prior to the Closing, including the action taken, the date of the action, the reason for the action and the employee’s work location and department/classification. The Seller shall retain the Liability for, and indemnify and hold harmless the Buyer and its Affiliates with respect to, any Liability incurred by the Buyer or any of its Affiliates pursuant to the WARN Act, in connection with any Seller Business Employee, to the extent such Liability arises from the Seller’s actions or inactions on or prior to the Closing Date.
(f)COBRA. The Seller shall be solely responsible for complying with, and hereby covenants to comply with, all obligations under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or any similar Law, in respect of any Seller Business Employee who incurs a “qualifying event” on or prior to the Closing Date. The Buyer and its Affiliates shall be solely responsible for complying with, and hereby covenant to comply with, all obligations under Part 6 of

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Subtitle B of Title I of ERISA and Section 4980B of the Code, or any similar Law, in respect of any Transferred Employee who incurs a “qualifying event” following their commencement of employment with the Buyer and its Affiliates.
(g)Cooperation. Following the date of this Agreement, without limiting any other provisions of this Agreement, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.09, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages, providing personnel files, payroll histories, union grievance histories, attendance records and leave information and in obtaining any Governmental Approvals required hereunder, except as would result in the violation of any legal requirement, including those relating to the safeguarding of data privacy.
(h)No Third-Party Beneficiaries. Notwithstanding anything in this Section 6.09 to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any employee benefit plan of the Seller, the Buyer or any of their Affiliates, or shall limit the right of the Seller, the Buyer or any of their Affiliates to amend, terminate or otherwise modify any employee benefit plan of the Seller, the Buyer or any of their Affiliates at any time. The parties hereto acknowledge and agree that all provisions contained in this Section 6.09 are included for their sole benefit, and that nothing in this Section 6.09, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other Person, including the Seller Business Employees, any participant in any employee benefit plan of the Buyer or any of its Affiliates, or the spouse, dependents or beneficiaries of such Person or (ii) to continued employment or engagement with the Buyer or any of its Affiliates or to any particular term or condition of employment or engagement.
6.10.Carried Interest. The parties hereto agree that, following the Closing, that, except as set forth on Schedule 6.10 of the Disclosure Letter, the Carried Interest in respect of each of the Newbury Funds will continue to be held as it is held as of the date of this Agreement, in each case, in accordance with the terms and provisions of the Organizational Documents of the applicable Newbury Fund and Newbury Fund Upper-Tier Entities, as such Organizational Documents may be amended, restated or otherwise modified in connection with the transactions contemplated by this Agreement.
6.11.Financing; Financing Cooperation.
(a)The Buyer Parties will use reasonable best efforts to use cash on hand (or other immediately available funds), utilize availability under the Existing Debt Financing to draw down (or cause to be drawn down) on the Existing Debt Financing, obtain Alternative Financing (subject to the third sentence of this clause (a)) or use any combination of any of the foregoing sufficient to (i) make all payments required be made by the Buyer at the Closing pursuant to the terms hereof (including the payment in full of the Purchase Price and all other payments to be made by the Buyer in accordance with Section 2.03), (ii) pay all fees and expenses of the Buyer Parties payable in connection with this Agreement, and (iii) otherwise consummate the transactions contemplated by this Agreement and the other Transaction Documents. In the event that the Existing Debt Financing will be utilized pursuant to the preceding sentence, the Buyer Parties shall use reasonable best efforts to satisfy on a timely basis all conditions (if any) applicable to the Buyer Parties in the financing agreements governing such Existing Debt Financing (the “Existing Financing Agreements”) necessary to effectuate such draw down and payments that are within its control. Without limiting the foregoing, if the Buyer expects not to utilize the Existing Debt Financing or determines the Existing Debt Financing is not or is not reasonably expected to

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be sufficient or available (when taken together with other immediately available funds, including cash on hand) to deliver at the Closing the amounts needed to make the payments described in clauses (i) through (iii) of the first sentence of this Section 6.11(a), then the Buyer Parties shall use their reasonable best efforts to arrange and obtain one or more alternative debt and/or equity financings to fund the transactions contemplated by this Agreement (with respect to any such alternative debt financing (including any commitment increase or upsize of the Buyer Parties’ Existing Debt Financing), “Alternative Debt Financing”, with respect to any such alternative equity financing, “Alternative Equity Financing”, and, collectively, the “Alternative Financing”; the Alternative Financing and the Existing Debt Financing are referred to as the “Financing”), including (A) negotiating, executing and delivering definitive agreements with respect to any such Alternative Financing (“Alternative Financing Agreements”) and (B) satisfying on a timely basis all conditions applicable to the Buyer Parties in such Alternative Financing Agreements that are within its control, and, upon satisfaction of such conditions, consummating such Alternative Financing at or prior to the Closing.  If Alternative Financing is obtained, the Buyer Parties shall have the right from time to time to substitute other debt or equity financing for all or any portion of such Alternative Financing from the same and/or different financing sources (including to reduce the amount of any Alternative Debt Financing). The Buyer shall keep the Seller reasonably informed as to the status of its need for any Alternative Financing and its efforts to arrange any Alternative Financing (or any replacement of any Alternative Financing). Without limiting the generality of the foregoing, the Buyer shall give the Seller prompt written notice upon the Buyer’s receipt of written notice of (i) any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) of any Financing Agreement, or (ii) any actual or purported withdrawal, modification, termination, rescission or repudiation of any Financing Agreement or any provision thereof. The Buyer acknowledges and agrees that the obtaining of any Financing is not a condition to Closing.
(b)While it is understood and acknowledged by the Buyer Parties that their obtaining Alternative Financing is not a condition to its obligations under this Agreement, prior to the Closing or the termination of this Agreement in accordance with ARTICLE IX, the Seller shall use its commercially reasonable efforts to provide, and shall cause each of the Newbury Funds and its controlled Affiliates to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its and their respective officers, directors, management-level employees, accountants, consultants, legal counsel, Affiliates and agents to provide, such cooperation in connection with the arrangement of Alternative Financing (or any replacement or substitute of Alternative Financing) or utilizing the Existing Debt Financing as may be reasonably requested by the Buyer Group Entities, including: (i) making available to the Buyer Group Entities and their respective advisors and Financing Sources such financial and other pertinent information regarding the Seller and the Newbury Funds as may be reasonably requested by the Buyer Group Entities or any of their advisors and Financing Sources (including any financial and other information concerning the Seller and/or the Newbury Funds required for the preparation and filing with the SEC any required offering documents relating to the Financing, and otherwise comply with SEC and other applicable Laws related thereto and any information required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations and beneficial ownership information); (ii) assisting the Buyer Group Entities and their respective advisors with the preparation of lender and investor presentations, rating agency presentations, marketing materials, bank information memoranda, offering memoranda, private placement memoranda, prospectuses and other similar documents and materials in connection with the Financing, delivering customary authorization letters with respect to the foregoing and participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with providers or

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potential providers of the Financing and ratings agencies and otherwise assisting in the marketing efforts of the Buyer Group Entities and their respective Financing Sources; (iii) assisting with the Buyer Group Entities’ preparation, negotiation and execution of definitive Financing Agreements and the schedules and exhibits to the foregoing (including loan agreements, underwriting or placement agreements, indentures, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) and the creation, perfection and enforcement of liens securing any Financing, in each case, as may reasonably be requested to facilitate the satisfaction of all of the conditions precedent to obtaining the Alternative Financing or utilizing the Existing Debt Financing and subject to the occurrence of the Closing; (iv) providing information necessary to receive from the registered independent public accountants of the Seller customary comfort letters and causing such independent registered public accountants to (A) provide, consistent with customary practice, consent to the use of their reports in any materials relating to the Financing, (B) deliver customary comfort letters (including customary “negative assurance” comfort with respect to any “change period” and with respect to the pro forma financial statements included in any materials) to the Financing Sources in connection with any securities offering as part of the Financing and review financial statements for purposes of providing such customary “negative assurance” comfort with respect thereto, (C) provide draft comfort letters reasonably in advance of “pricing” and “closing” upon reasonable request of the Buyer Group Entities, (D) provide reasonable assistance to the Buyer Group Entities in connection with the Buyer Group Entities’ preparation of pro forma financial statements and pro forma financial information and (E) attend a reasonable number of accounting due diligence sessions and drafting sessions; (v) solely with respect to financial information and data derived from the Seller’s historical books and records, assist the Buyer Group Entities with the Buyer Group Entities’ preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by the Buyer Group Entities or the Financing Sources to be included in any marketing materials or offering documents; and (vi) executing and delivering to the Financing Sources on the “pricing” and “closing” of any securities offering a certificate of the chief financial officer of the Seller or an officer performing the equivalent function with respect to certain financial information in the offering documents not otherwise covered by the comfort letters described in subclause (iv) of this clause (b) (the “CFO Comfort Certificate”). In furtherance of the foregoing, the Seller agrees to (x) correct promptly any information provided by it for use in connection with any financing (including the Financing) if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law and (y) inform the Buyer Group Entities if the Seller shall have actual knowledge of any facts that would be reasonably likely to require the restatement of any financial statements that will be used in any offering document in order for such financial statements to comply with GAAP. Notwithstanding the foregoing, nothing in this Agreement will require any action or cooperation pursuant to this Section 6.11 to the extent that it would: (A) except as set forth on Schedule 6.11 of the Disclosure Letter, require the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity or any of their respective Affiliates to pay or bear any fees, costs, expenses or commitments or reimburse any expenses or incur any other liability with respect to the Alternative Financing (other than internal expenses incurred in order to provide cooperation for which it has received prior or will receive pursuant to this Section 6.11(b) reimbursement by or on behalf of the Buyer Group Entities); (B) require the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity or any of their respective Affiliates to enter into any certificate, agreement, arrangement, document or instrument, other than customary authorization letters in connection with the distribution of marketing materials or the CFO Comfort Certificate, or require any manager, employee, member, officer or director of the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity or any of their respective Affiliates (other than employees, officers, directors and/or managers that will continue following the Closing in such capacities with the Buyer and that are acting on behalf of the

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Buyer in such post-Closing capacity) to adopt resolutions or other consents approving or execute or deliver any document or certificate in connection with any Financing; (C) require the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity or any of their respective Affiliates to give to any other Person any indemnities in connection with the Alternative Financing; (D) require the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity or any of their respective Affiliates to enter into or approve any Alternative Financing or any Financing Agreement (other than the customary authorization letters described above and the CFO Comfort Certificate) to be effective prior to the Closing; (E) cause any condition set forth in ARTICLE VIII not to be satisfied (or otherwise cause a breach of this Agreement); (F) contravene, violate or constitute a default under (x) the Organizational Documents of the Seller or any of its Affiliates, (y) any applicable Law or Order or (z) material Contract to which the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity or any of their respective Affiliates, or any of their respective assets is or a party or subject; (G) result in any officer, manager or director of the Seller or any of its Affiliates incurring personal liability with respect to any matters relating to any Alternative Financing; or (H) unreasonably interfere with the ongoing business operations of the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity or any of their respective Affiliates. Subject to the other provisions of this Section 6.11(b), the Seller shall have no obligation to prepare pro forma financial statements or to provide (i) any information related to the Buyer or any of its Affiliates, (ii) any pro forma capitalization of the Buyer after giving effect to the Closing and the Alternative Financing, (iii) any adjustments, assumptions, estimates, projections or other information in connection with the potential purchase price accounting treatment of the transactions contemplated hereby, (iv) any assumptions with respect to any interest expense, fees, original issue discount, or other economics in connection with the Alternative Debt Financing or any Existing Debt Financing, or any fees and expenses of any Person or (v) any information the disclosure of which the Seller reasonably determines would jeopardize any attorney-client privilege. All non-public or other confidential information provided by or on behalf of the Seller, any Newbury Fund, any Newbury Fund Upper-Tier Entity, any of their respective Affiliates or any of their respective representatives pursuant to this Section 6.11 shall be kept confidential, except that the Buyer Group Entities may disclose such information to potential Financing Sources and to rating agencies subject to customary confidentiality undertakings by such potential Financing Sources or rating agencies or as required by applicable Law. The Buyer Parties shall, (A) except as set forth on Schedule 6.11 of the Disclosure Letter, promptly upon written request of the Seller, reimburse the Seller for all reasonable documented out-of-pocket costs and expenses (including reasonable attorney’s fees and expenses and disbursements) incurred by the Seller in connection with the cooperation required by this Section 6.11, and (B) jointly and severally indemnify and hold harmless the Seller, the Newbury Funds, the Newbury Fund Upper-Tier Entities and their respective Affiliates from and against any and all Liabilities or Losses suffered or incurred by them in connection with the arrangement of any Financing and any information (other than information furnished by or on behalf of the Seller) utilized in connection therewith except for any Liabilities or Losses to the extent they arise from fraud, gross negligence or willful misconduct by any of the Seller, the Newbury Funds, the Newbury Fund Upper-Tier Entities and their respective Affiliates. Notwithstanding anything to the contrary herein, such obligations to reimburse and indemnify shall survive the termination of this Agreement and the Closing. The Seller, the Newbury Funds, the Newbury Fund Upper-Tier Entities and their respective Affiliates hereby consent to the use of their logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any of the Seller, the Newbury Funds, the Newbury Fund Upper-Tier Entities and their respective Affiliates or their reputation or goodwill.
6.12.Seller Audited Financial Statements. The Seller shall use its reasonable best efforts to deliver to the Buyer, as promptly as reasonably practicable following the date hereof and no

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later than forty-five (45) days after the Closing Date, copies of the Seller Post-Signing Audited Statements, in each case, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.
6.13.Further Assurances. From and after the Closing, each of the Seller and the Cash-Out Holders shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments or documents, as the Buyer Parties may reasonably request in order to carry out the intent and purposes of this Agreement. From and after the Closing, each of the Buyer Parties shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments or documents, as the Seller may reasonably request in order to carry out the intent and purposes of this Agreement.
6.14.Buyer Insurance Policy Binding. As of the Closing, the Buyer Insurance Policy shall have been bound and all administrative conditions precedent necessary for the insurance provider to issue Buyer Insurance Policy shall have been satisfied (other than such conditions which by the terms of the Buyer Insurance Policy are satisfied after the Closing, which shall be promptly satisfied by the Buyer following the Closing). For the avoidance of doubt, such administrative conditions precedent shall be the following as set forth in the binder to the Buyer Insurance Policy: Section 13 (a)-(c) and (f)-(k).
ARTICLE VII
OTHER POST-CLOSING COVENANTS

7.01.Non-Compete and Other Restrictive Covenants.
(a)To the fullest extent permitted by Law, and as a material inducement for the Buyer Parties to enter into this Agreement, and in consideration of, among other things, the goodwill of the Seller that is being acquired by the Buyer hereunder, the Seller agrees that, during the period beginning immediately following the Closing and ending on the third anniversary of the Closing or, if shorter, the maximum period permitted by Law (such period, the “Restricted Period”), it shall not, and shall not permit any of its Affiliates to, directly or indirectly:
(i)in any geographic location or area anywhere in the United States of America or any other country where the Seller presently conducts business, engage in a Competitive Business;
(ii)invest in, own, manage, operate, finance, control, render services or participate (whether as an employee, consultant, independent contractor, officer, director, agent, security holder, creditor, or otherwise) in the ownership, management, operation, financing, or control of, or have any interest in, or be employed by, or render services, advice or aid to, or guarantee the obligations of, any Person that engages in or proposes to engage in a Competitive Business in any geographic location or area anywhere in the United States of America or any other country where the Seller presently conducts business; provided that nothing herein shall prohibit the Seller from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of securities of a corporation or entity engaged in such business which is publicly traded, or of not more than one percent (1%) of any mutual fund or other publicly traded security, so long as neither the Seller nor any of its Affiliates has any participation

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in the business of such corporation or entity (other than the exercise of its shareholder voting rights);
(iii)recruit or otherwise solicit or induce (or cause or influence any other Person to solicit or induce) any employee, consultant, adviser, client, customer or investor of or in the Buyer Parties or any of their Affiliates to terminate his, her or its employment or other business arrangement with the Buyer Parties or any of their Affiliates or otherwise change his, her or its relationship with the Buyer Parties or any of their Affiliates;
(iv)hire or offer employment to, or retain or offer to retain as a consultant or adviser or in any other capacity (or cause or influence any other Person to hire or offer employment to, or retain or offer to retain as a consultant, adviser or in any other capacity) any Person who was employed by the Buyer Parties or any of their Affiliates in a similar capacity as they are or were employed by the Buyer Parties or any of their Affiliates at any time during the Restricted Period in a manner which would deprive the Buyer Parties or any of their Affiliates of the services of such employee, consultant or adviser any time during the Restricted Period (the “Bridge Personnel”); provided that the foregoing shall not prohibit (i) any solicitation through the use of general advertising in any publication, on the internet or in other media of general circulation not directed or targeted at Bridge Personnel, or the hiring of any individual responding to such general advertising; or (ii) any hiring or engaging of former Bridge Personnel so long as such former Bridge Personnel have otherwise not been employed or engaged by the Buyer Parties or their Affiliates for at least six (6) months and the Seller has fully complied with the foregoing clause (a) with respect to such former Bridge Personnel; or
(v)cause or seek to cause any customer or client of or investor in the Buyer Parties or any of their Affiliates at any time during the Restricted Period to terminate or otherwise change in a manner adverse to the Buyer Parties or any of their Affiliates, or otherwise interfere with, such customer’s client’s or investor’s business relationship with either of the Buyer Parties or any of their Affiliates.
(b)In the event any of the provisions of this Section 7.01 is determined pursuant to Section 11.05 or by a Governmental Authority to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, this Section 7.01 will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable. Any breach or violation by the Seller of the provisions of this Section 7.01 shall toll the Restricted Period and the running of any time periods set forth in this Section 7.01 for the duration of any such breach or violation.
(c)The Seller recognizes and acknowledges that a breach of any of the provisions of this Section 7.01 will cause irreparable damage to the Buyer Parties and their Affiliates and their goodwill (including the goodwill of the Seller that is being acquired hereunder), the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Seller agrees that in the event of a breach or threatened breach of any of the provisions of this Section 7.01, in addition to any other remedy which may be available at law or in equity, then notwithstanding Section 11.05, each of the Buyer Parties and their Affiliates may apply to a court of competent jurisdiction for injunctive relief and special performance to prevent or prohibit such breach.

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The Seller agrees not to raise as a defense or objection to the request or granting of such relief that any breach of any of the provisions of this Section 7.01 is or would be compensable by an award of money damages, and the Seller agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.
(d)The Seller recognizes and acknowledges that this Section 7.01 is fair in all respects and is necessary and reasonable to protect and preserve the legitimate business interests of the Buyer Parties and their Affiliates and the value of the Acquired Assets and to prevent any unfair advantage conferred on the Seller. Notwithstanding anything to the contrary in this ARTICLE VII, for purposes of this ARTICLE VII, “Affiliates” of the Seller shall mean only Richard Lichter and his controlled Affiliates and, for the avoidance of doubt, shall not include RidgeLake.
ARTICLE VIII
CLOSING AND CLOSING CONDITIONS
8.01.Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the digital exchange, using email, of documents in portable document format, at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the date on which each of the conditions set forth in this ARTICLE VIII is satisfied or waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, that, such place, date and time may be changed to another place, date and/or time as agreed to in writing by the Buyer and the Seller; provided, further, that in no event shall the Buyer be obligated to consummate the Closing prior to April 26, 2023 and in no event shall the Seller be obligated to consummate the Closing prior to March 27, 2023. The date on which the Closing occurs is referred to as the “Closing Date.”
8.02.Mutual Conditions. The obligation of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:
(a)no Order or Law preventing, prohibiting or making illegal the consummation of the transactions contemplated hereby shall be in effect or enacted, entered, promulgated or enforced by any Governmental Authority;
(b)no Proceeding by any Governmental Authority of competent authority shall be pending pursuant to which such Governmental Authority is seeking an Order preventing, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document; and
(c)the waiting period under the HSR Act shall have expired or been terminated.
8.03.Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by the Buyer:
(a)each of the representations and warranties (i) set forth in the Seller Fundamental Representations (other than Section 3.07(a)) shall be true and correct in all respects on and as of the date

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hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), in each case, other than such failures to be true and correct as are de minimis in effect, (ii) set forth in Section 3.07(a) shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where such failures to be true and correct, individually or in the aggregate, would not and would not reasonably be expected to impair the value of the Acquired Assets by more than an immaterial amount or impair in more than an immaterial manner the Buyer’s use of, or otherwise affect the delivery at Closing of, the Acquired Assets, and (iii) set forth in ARTICLE III (other than any Seller Fundamental Representations) shall be true and correct in all respects (in each case, without giving effect to any “materiality”, “Seller Material Adverse Effect” or similar qualifications contained therein, other than (x) with respect to Section 3.06(b), with respect to which effect shall be given to “Seller Material Adverse Effect” and (y) the use of the word “Material” in the defined term “Material Contract”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where such failures to be true and correct, individually or in the aggregate, have not had and would not have reasonably be expected to have, a Seller Material Adverse Effect;
(b)the Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing; provided that, with respect to covenants and agreements that are qualified by materiality, the Seller shall have performed such covenants and agreements, as so qualified, in all respects;
(c)since the date of this Agreement, there shall not have occurred or be continuing any Seller Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Seller Material Adverse Effect;
(d)an appropriate senior officer of the Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date signed by such officer on behalf of the Seller, confirming the satisfaction of the conditions contained in Section 8.03(a), 8.03(b) and 8.03(c);
(e)The Buyer shall have received the following items:
(i)the Buyer LLCA, duly executed by the Continuing Senior Leaders;
(ii)the Escrow Agreement, duly executed by the Seller;
(iii)an Incentive Award Agreement, substantially in the form attached as Exhibit C hereto, duly executed by each Continuing Senior Leader;
(iv)the Transition Services Agreement, duly executed by the Seller;
(v)all Fund Consents and Fund Lender Consents, in form and substance reasonably acceptable to the Buyer;

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(vi)the Assignment and Assumption Agreement, substantially in the form attached as Exhibit D hereto (the “Assignment Agreement”), duly executed by the Seller;
(vii)the Bill of Sale, substantially in the form attached as Exhibit E hereto (the “Bill of Sale”), duly executed by the Seller;
(viii)evidence of the termination and/or waiver of Sections 5.2, 5.5, 5.6, 7.2, 10.1(a) (other than 10.1(a)(ii)), 10.2, 10.3, 10.4, 10.5(h) and 10.6 of the RLP Agreement, in form and substance reasonably acceptable to the Buyer;
(ix)a duly executed IRS Form W-9 from the Seller;
(x)a certificate of the Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the governing body of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(xi)evidence of the termination of that certain Management Agreement, dated as of October 1, 2014 (as amended, restated or otherwise modified from time to time), by and between Newbury Associates LLC and Falcon Capital Partners III, LLC, in form and substance reasonably acceptable to the Buyer; and
(xii)with respect to each Phantom Carry Bonus Participant who is employed by the Seller as of immediately prior to the Closing and who has executed and delivered to each of the Buyer and the Seller a Phantom Carry Bonus Assignment and Amendment Agreement, each such Phantom Carry Bonus Assignment and Amendment Agreement, duly executed by the Seller.
(f)the Employment Agreements and Restrictive Covenant Agreements shall each be in full force and effect on the Closing Date;
(g)Offered Employees that represent at least fifty percent (50%) of either (i) the Offered Employees (other than the Continuing Senior Leaders) with the title of “vice president” or a more senior title or (ii) the aggregate annual base compensation of all of the Offered Employees (other than the Continuing Senior Leaders), shall have accepted employment with the Buyer or its Affiliate (as applicable), executed standard onboarding documents as reasonably required by the Buyer or its Affiliate, and not rescinded such acceptance as of the Closing Date; and
(h)at the Closing, all Liens upon the Acquired Assets arising under any Indebtedness of the Seller and any other Liens that materially impair the value of or the Buyer’s use of the Acquired Assets shall have been released in full, other than Permitted Liens, and the Seller shall have delivered to the Buyer prior to the Closing payoff letters for all Indebtedness for borrowed money of the Seller, in form and substance reasonably acceptable to the Buyer, which include the express authorization for the filing of such termination statements as are necessary to extinguish any such Liens securing such Indebtedness upon receipt of the amounts set forth in such payoff letters.

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8.04.Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by the Seller:
(a)each of the representations and warranties (i) set forth in the Buyer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), in each case, other than such failures to be true and correct as are de minimis in effect, and (ii) set forth in ARTICLE IV (other than the Buyer Fundamental Representations) shall be true and correct in all respects (in each case, without giving effect to any “materiality”, “material adverse effect” or similar qualifications contained therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where such failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Buyer Parties’ ability to consummate timely, or would not reasonably be expected otherwise to materially impair or prevent the Buyer Parties from consummating, the transactions contemplated by this Agreement;
(b)each of the Buyer Parties shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by any of them at or prior to the Closing; provided, that, with respect to covenants and agreements that are qualified by materiality, each of the Buyer Parties shall have performed such covenants and agreements, as so qualified, in all respects;
(c)an appropriate senior officer of each of the Buyer Parties shall have delivered to the Seller a certificate, dated as of the Closing Date signed by such officer on behalf of such Buyer Party, confirming the satisfaction of the conditions contained in Section 8.04(a) and 8.04(b);
(d)the Employment Agreements and the Restrictive Covenant Agreements shall each be in full force and effect on the Closing Date;
(e)each of the Continuing Senior Leaders shall have received the Buyer LLCA, duly executed by Bridge Fund Management Holdings LLC;
(f)each of the Continuing Senior Leaders shall have received the Buyer LLCA and an Incentive Award Agreement, duly executed by the Buyer; and
(g)the Seller shall have received the following items:
(i)a certificate of good standing regarding the Buyer from the Secretary of State of the State of Delaware dated within ten (10) Business Days of the Closing;
(ii)the Buyer LLCA, duly executed by the Buyer;
(iii)the Fund Consents;

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(iv)the Escrow Agreement, duly executed by the Buyer;
(v)this Assignment Agreement and Bill of Sale, each duly executed by the Buyer;
(vi)the Transition Services Agreement, duly executed by the Buyer;
(vii)a certificate of the Secretary (or equivalent officer) of each of the Buyer Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the governing body of such Buyer Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(viii)with respect to each Phantom Carry Bonus Participant who is employed by the Seller as of immediately prior to the Closing and who has executed and delivered to each of the Buyer and the Seller a Phantom Carry Bonus Assignment and Amendment Agreement, each such Phantom Carry Bonus Assignment and Amendment Agreement, duly executed by the Buyer.
8.05.Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such party’s breach of its own obligations hereunder.
ARTICLE IX
TERMINATION; REMEDIES
9.01.Termination.
(a)This Agreement may be terminated prior to the Closing as follows:
(i)by mutual written consent of the Buyer and the Seller;
(ii)by either the Buyer or the Seller, if any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and non-appealable; provided that, notwithstanding the foregoing, (A) the Buyer may not terminate this Agreement pursuant to this Section 9.01(a)(ii) if any Buyer Party is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall have been the primary cause of, or shall have resulted in, the issuance of such Order, and (B) the Seller may not terminate this Agreement pursuant to this Section 9.01(a)(ii) if the Seller is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall have been the primary cause of, or shall have resulted in, the issuance of such Order;
(iii)by the Seller, if there shall be a breach by any of the Buyer Parties of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 8.02 or 8.04 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) on or

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prior to the earlier of (A) the 30th calendar day after the giving of written notice to the Buyer Parties of such breach and (B) two (2) Business Days before the Termination Date; provided that the Seller is not then in breach of the Agreement so as to cause any of the conditions set forth in Sections 8.02, 8.03(a) or 8.03(b) not to be satisfied;
(iv)by the Buyer, if there shall be a breach by the Seller of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 8.02 or 8.03 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) on or prior to the earlier of (A) the 30th calendar day after the giving of written notice to the Seller of such breach and (B) two (2) Business Days before the Termination Date; provided that none of the Buyer Parties are then in breach of the Agreement so as to cause any of the conditions set forth in Sections 8.02, 8.04(a) or 8.04(b) not to be satisfied;
(v)by the Buyer or the Seller, if the Closing does not occur by 11:59 p.m. Eastern Time on May 15, 2023 (the “Termination Date”); provided that, notwithstanding the foregoing, (A) the Buyer may not terminate this Agreement pursuant to this Section 9.01(a)(v) if any Buyer Party is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement on the Termination Date and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Termination Date, and (B) the Seller may not terminate this Agreement pursuant to this Section 9.01(a)(v) if the Seller is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement on the Termination Date and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by the Termination Date;
(vi)by the Seller, subject to the proviso in Section 8.01, if (A) all of the conditions in Section 8.02 and Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied or those conditions that are unsatisfied primarily as a result of any Buyer Party’s breach of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied or waived, (B) the Seller has irrevocably notified the Buyer in writing at least three (3) Business Days prior to such termination that the Seller is ready, willing and able to consummate the Closing, and (C) the Buyer has failed to consummate the Closing within three (3) Business Days after the giving of such notice by Seller pursuant to clause (B);
(vii)by the Buyer or the Seller, if the Fund Consents and Fund Lender Consents are not obtained on or before the fifth (5th) Business Day preceding the Termination Date; provided that, notwithstanding the foregoing, (A) the Seller may not terminate this Agreement pursuant to this Section 9.01(a)(vii) if the Seller is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall have been the principal cause of, or shall have primarily resulted in, the failure to obtain any such Fund Consent or Fund Lender Consent, and (B) the Buyer may not terminate this Agreement pursuant to this Section 9.01(a)(vii) if any Buyer Party is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall have been the principal cause of, or shall have primarily resulted in, the failure to obtain any such Fund Consent or Fund Lender Consent; or

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(viii)by the Buyer, if as of 11:59 p.m. Eastern Time on April 11, 2023: (A) any of the conditions contained in Sections 8.02(c) or 8.03(e)(v) have not been satisfied or waived as of such date; or (B) any of the conditions contained in Sections 8.02(a), 8.02(b), 8.03(a), 8.03(b) (solely as to covenants and agreements set forth in Sections 6.01, 6.02(a), 6.03, 6.04, 6.07, 6.08, 6.09(a)(i), 6.09(g), 6.11 and 6.12), 8.03(c) or 8.03(g) would not be satisfied if the Closing were to occur on April 12, 2023; provided that (X) none of the Buyer Parties are then in breach of the Agreement so as to cause any of the conditions referenced in the foregoing clauses (A) not to be satisfied, (Y) none of the Buyer Parties are then in breach of the Agreement so as to cause or has otherwise taken any action (or omitted to take an action) that is or would be the primary cause of any of the conditions referenced in the foregoing clause (B) not to be satisfied if the Closing were to occur on April 12, 2023, and (Z) none of the Buyer Parties are then in breach of the Agreement so as to cause any of the conditions set forth in Sections 8.04(a) or 8.04(b) not to be satisfied.
(b)The termination of this Agreement pursuant to this Section 9.01 shall become effective upon the delivery by the party terminating this Agreement to the Buyer or the Seller, whichever is not terminating this Agreement, of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.02.
9.02.Effect of Termination; Survival after Termination.
(a)If this Agreement is validly terminated in accordance with Section 9.01 and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any Liability on the part of any party hereto, except that the provisions of Sections 6.06, 6.07(b) and 6.07(c), 6.11(b) (with regard to the expense reimbursement and indemnification obligations of the Buyer Parties set forth therein), this Section 9.02 and ARTICLE XI (and any related definitions contained in any such Sections or Articles) shall survive such termination. Notwithstanding the foregoing, no such termination shall relieve any party to this Agreement of Liability for Fraud or any willful or intentional breach of this Agreement by such party prior to such termination; provided that, for the avoidance of doubt, the failure of any party to consummate the transactions contemplated hereby on the date required pursuant to Section 8.01 shall be deemed a willful or intentional breach.
(b)Notwithstanding the foregoing, if (i) this Agreement is validly terminated by the Seller pursuant to Section 9.01(a)(iii) or Section 9.01(a)(vi), and (ii) all of the conditions to Closing set forth in Section 8.02 and Section 8.03 are satisfied or duly waived at and as of such time (other than (x) the conditions to Closing set forth in Section 8.02 that, by their nature, are to be satisfied at the Closing and which would reasonably be expected to be satisfied if the Closing were then to occur and (y) the conditions to the Closing that are unsatisfied solely as a result of the Buyer’s breach of this Agreement giving rise to the Seller’s right to terminate this Agreement pursuant to Section 9.01(a)(iii)), the Buyer shall pay to the Seller $22,000,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Seller no later than three (3) Business Days after notice of termination of this Agreement. In no event shall the Buyer be required to pay to the Seller (or its designee) more than one Buyer Termination Fee pursuant to this Agreement.

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(c)The parties acknowledge that the agreements contained in Section 9.02(a) are an integral part of the transactions contemplated by this Agreement and the Buyer and the Seller acknowledge and agree that (i) the Buyer and the Seller have expressly negotiated the provisions of this Section 9.02, (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the parties to quantify the damages that may be suffered by the Seller, the Buyer and their respective Affiliates) the provisions of this Section 9.02 are reasonable, and (iii) (A) the Buyer Termination Fee represents a good faith, fair estimate of the damages that the Seller and its Affiliates would suffer and (B) the Buyer Termination Fee constitutes liquidated damages (without requiring the Seller, the Buyer or any other Person to prove actual damages), in a reasonable amount that shall compensate the Seller in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. In a circumstance in which the Seller effects a termination of this Agreement described in Section 9.02(a) and the Buyer Termination Fee is paid in full, the Buyer Termination Fee shall be the sole and exclusive remedy of the Seller, the Cash-Out Holders and their respective Affiliates against the Buyer and the Financing Sources and any of their respective general or limited partners, managers, officers, directors or employees for any Loss suffered as a result of such termination (including any Loss arising from any breach of this Agreement by the Buyer prior to such termination). While the Seller may pursue both a grant of specific performance under to Section 11.04 and seek payment of the Buyer Termination Fee under Section 9.02(a), under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance to cause the Closing and payment of the Buyer Termination Fee.
ARTICLE X
INDEMNIFICATION
10.01.Survival of Representations, Warranties and Covenants. All representations and warranties in ARTICLE III, ARTICLE IV, ARTICLE V or in any certificate executed and delivered in fulfillment of the requirements of this Agreement shall survive the Closing until the date that is fifteen (15) months following the Closing Date; provided that (a) with respect to the Seller, subject to the last sentence of this Section 10.01, the representations and warranties set forth in Sections 3.01, 3.02, 3.07(a), and 3.21 (collectively, the “Seller Fundamental Representations”), (b) with respect to the Buyer Parties, the representations and warranties set forth in Sections 4.01, 4.02 and 4.06 (collectively, the “Buyer Fundamental Representations”), and (c) with respect to the Cash-Out Holders, the representations and warranties set forth in Sections 5.01 shall survive until the earlier of six (6) years after the Closing Date and the latest date permitted by Law. All covenants and other agreements the performance of which is specified to occur on or prior to the Closing shall terminate at the Closing. All covenants and other agreements that by their terms are to be performed after the Closing Date shall survive the Closing until fully performed in accordance with their terms. The limitations on survival set forth in this Section 10.01 shall not be construed to limit or reduce the survival of the representations and warranties contained in this Agreement for purposes of the Buyer Insurance Policy.
10.02.Indemnification.
(a)Following the Closing, and subject to the other provisions of this ARTICLE X, the Seller and Lichter shall, jointly and severally, and RidgeLake shall, severally and not jointly based upon its respective Indemnity Portion (and subject in all respects to the limitations set forth in Section

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10.02(f)) indemnify, defend and hold harmless the Buyer Parties and their respective Affiliates and each of their respective directors, officers, members, managers, consultants, financial advisors, counsel, accountants, agents and employees (collectively, the “Buyer Indemnified Parties”) from and against any and all claims, losses, damages, Liabilities, Taxes, awards, judgments, costs and expenses (including reasonable and documented attorneys’ and consultant fees and expenses and other out-of-pocket expenses), whether or not resulting from any third party claim (collectively, “Losses”), arising out of or resulting from:
(i)any breach of any representation or warranty made by the Seller in ARTICLE III;
(ii)any breach of any covenant or agreement of the Seller under this Agreement (provided, that solely as to RidgeLake, the Specified RLP Covenants);
(iii)any Retained Asset or any Excluded Liability; or
(iv)the matters set forth on Schedule 10.02(a)(iv) of the Disclosure Letter.
(b)Following the Closing, and subject to the other provisions of this ARTICLE X, the Buyer Parties shall, jointly and severally, indemnify, defend and hold harmless the Seller, the Cash-Out Holders and their Affiliates and each of their respective directors, officers, members, managers, consultants, financial advisors, counsel, accountants, agents and employees from and against any and all Losses arising out of or resulting from: (i) any breach of any representation or warranty made by the Buyer Parties in ARTICLE IV; (ii) any breach of any covenant or agreement of the Buyer Parties under this Agreement; or (iii) any Assumed Liability.
(c)Following the Closing, and subject to the other provisions of this ARTICLE X, each Cash-Out Holder shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising out of or resulting from: (i) any breach of any representation or warranty made by such Cash-Out Holder in ARTICLE V; or (ii) any breach of any covenant or agreement of such Cash-Out Holder under this Agreement. Except with respect to any Losses satisfied from the Indemnity Escrow Account in accordance with Section 10.03(b), no Cash-Out Holder shall have any Liability for or with respect to the indemnification obligations of any other Cash-Out Holder pursuant to this Section 10.02(c).
(d)For purposes of this ARTICLE X, for purposes of determining whether or not a representation or warranty made in this Agreement is true and correct and for purposes of determining the amount of any Loss hereunder in respect of a representation or warranty made in this Agreement that is not true and correct, any qualification as to a Seller Material Adverse Effect or materiality in the applicable representation or warranty shall not be taken into account, except (i) for the representation set forth in Section 3.06(b), which shall, for purposes of determining any breach of Section 3.06(b) and Losses related thereto, effect shall be given to “Seller Material Adverse Effect” and (ii) the use of the word “Material” in the defined term “Material Contract”.
(e)Subject to the terms of the Buyer Insurance Policy, the Buyer Indemnified Parties may make a claim, and may recover, under the Buyer Insurance Policy for and in respect of, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties

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of the Seller and the Cash-Out Holders contained in this Agreement. The Buyer Insurance Policy shall expressly waive any rights of subrogation against the Seller, the Cash-Out Holders and their respective Affiliates (the “Waiver Parties”) (other than solely in the case of Fraud by the Waiver Parties in connection with this Agreement and the transactions contemplated hereby) (the “Subrogation Provision”). Notwithstanding anything to the contrary herein, in the event that the Buyer Insurance Policy is ultimately bound, except with the Seller’s written consent, the Subrogation Provision shall not be amended, modified, or changed after the date hereof in any manner that would reasonably be expected to be adverse to the Seller, any Cash-Out Holder or any of their respective their Affiliates absent the prior written consent of the Seller. All costs, fees, premiums, commissions, broker compensation, expenses and Taxes associated with the Buyer Insurance Policy shall be borne and paid fifty percent (50%) by the Seller, on the one hand, and fifty percent (50%) by the Buyer, on the other hand. For the avoidance of doubt, any deposit required to be paid under the Buyer Insurance Policy shall be borne and paid fifty percent (50%) by the Seller, on the one hand, and fifty percent (50%) by the Buyer, on the other hand, within five (5) days of the date of this Agreement.
(f)Notwithstanding anything to the contrary herein, (i) RidgeLake shall not have any indemnification obligations pursuant to Section 10.02(a)(iv), and (ii) RidgeLake’s indemnification obligations pursuant to Section 10.02(a)(ii) shall apply solely to Losses arising from any breach of any covenant or agreement of the Seller pursuant to (A) Section 2.04(d) as a result of the Seller’s failure to satisfy its payment obligations in respect of any Unpaid Operating Expenses not satisfied from the Adjustment Escrow Amount; (B) Section 6.06 as a result of any unpaid fees, costs and expenses of the Seller in connection with this Agreement and transactions contemplated hereby; (C) Section 6.05(a) in respect of any unpaid Apportioned Taxes; and (D) Section 6.05(c) in respect of any unpaid Transfer Taxes (such covenants referred to in (A) through (D), the “Specified RLP Covenants”).
10.03.Limitation of Liability.
(a)Notwithstanding any provision of this Agreement to the contrary, the Seller and the Cash-Out Holders shall not be liable in respect of any indemnification obligation for Losses under Section 10.02(a)(i) or Section 10.02(c)(i) (other than in respect of any breaches of any Seller Fundamental Representation or of Section 5.01 or claims in respect of Fraud) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 10.03(a) exceeds $1,600,500 (such amount, the “Deductible”), in which case the Seller and the Cash-Out Holders shall be liable only for the aggregate amount of such Losses in excess of the Deductible, subject to any limitations provided in this Section 10.03 and in other provisions of this ARTICLE X. For the avoidance of doubt, the Deductible shall not apply to any indemnification obligation for Losses (A) under Section 10.02(a)(i) in respect of any breaches of any Seller Fundamental Representation or under Section 5.01, (B) under Section 10.02(a)(ii) through Section 10.02(a)(iv), (C) under Section 10.02(c)(ii) or (d) in respect of Fraud.
(b)Subject to the other limitations set forth in this Section 10.03, except for claims in respect of Fraud, any Loss for which a Buyer Indemnified Party is entitled to indemnification from the Seller and/or the Cash-Out Holders under Section 10.02(a)(i) or Section 10.02(c)(i), following satisfaction of the Deductible (if applicable), shall be satisfied:
(i)first, until the retention amount under the Buyer Insurance Policy has been satisfied, from a release to such Buyer Indemnified Party of a portion of the Purchase Price

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deposited in the Indemnity Escrow Account equal to the lesser of the amount of such Loss and the then-remaining portion of the Purchase Price deposited in the Indemnity Escrow Account;
(ii)second, to the extent actually recovered thereunder, from the Buyer Insurance Policy; except, solely with respect to a breach of a Cash-Out Holder’s representations in Section 5.01 for which a Buyer Indemnified Party is entitled to indemnification under Section 10.02(c)(i), directly from the applicable Cash-Out Holder; and
(iii)third,
(A)solely with respect to a breach of any Seller Fundamental Representation for which a Buyer Indemnified Party is entitled to indemnification under Section 10.02(a)(i), from the Seller and Lichter, jointly and severally, and RidgeLake, severally and not jointly based upon its Indemnity Portion; and
(B)solely with respect to a breach of any representation or warranty made by the Seller in ARTICLE III other than any Seller Fundamental Representations, until an aggregate amount of Losses have been satisfied pursuant to this Section 10.03(b)(iii)(B) that are equal to the aggregate amount actually recovered by a Buyer Indemnified Party from the Buyer Insurance Policy in respect of breaches of Seller Fundamental Representations, from the Seller and Lichter, jointly and severally, and RidgeLake, severally and not jointly based upon its Indemnity Portion.
(c)Subject to the procedures set forth in Section 10.03(b), the liability of the Seller and the Cash-Out Holders for indemnification pursuant to Section 10.02(a)(i) (other than with respect to breaches of Seller Fundamental Representations or claims in respect of Fraud) or Section 10.02(c)(i) (other than with respect to breaches of Section 5.01 or claims in respect of Fraud) shall be limited to the funds deposited in the Indemnity Escrow Account. The total indemnification obligations of the Seller and the Cash-Out Holders pursuant to this ARTICLE X shall in no event exceed the aggregate consideration actually received by the Seller pursuant to ARTICLE II, and the total indemnification obligations of a Cash-Out Holder shall not exceed its Indemnity Portion of the aggregate consideration actually received by the Seller.
(d)Notwithstanding any provision of this Agreement to the contrary, (i) the Buyer Parties shall not be liable in respect of any indemnification obligation for Losses under Section 10.02(b)(i) (other than in respect of breaches of Buyer Fundamental Representations or claims in respect of Fraud) unless and until the aggregate cumulative amount of such Losses for which indemnification would be available but for this Section 10.03(d) exceeds an amount equal to the Deductible, in which case the Buyer Parties shall be liable only for the aggregate amount of such Losses in excess of such amount, subject to any limitations provided in this Section 10.03 and in other provisions of this ARTICLE X, and (ii) the Buyer Parties shall not be liable in respect of any indemnification obligation for Losses under Section 10.02(b)(i) in excess of $32,010,000 in the aggregate for all such Losses under Section 10.02(b)(i) other than Losses pursuant to breaches of Buyer Fundamental Representations or claims in respect of Fraud.
(e)All claims for indemnification pursuant to any of Sections 10.02(a), 10.02(b) or 10.02(c) must be asserted by the party seeking indemnification, in writing in accordance with this ARTICLE X not later than the date on which the applicable representation, warranty, covenant or

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agreement ceases to survive pursuant to Section 10.01; provided that if written notice of a claim specifying the indemnification claim in reasonable specificity (including the representations, warranties, covenants or agreements alleged to have been breached) has been given in accordance with this ARTICLE X prior to such date, such claim (and the relevant representations, warranties, covenants and agreements of the applicable party hereto solely to the extent related to such claim) shall survive until such claim has been finally resolved pursuant to this ARTICLE X.
10.04.Indemnification Procedure.
(a)Promptly after the Person seeking indemnification pursuant to Section 10.02 (the “Indemnified Party”) has knowledge of any event or circumstance, including any written claim by a third party, that would reasonably be expected to give rise to a claim for indemnification under this ARTICLE X, the Indemnified Party shall promptly (but in any event, not less than thirty (30) calendar days) deliver to the Person from which indemnification is sought (the “Indemnifying Party”) a notice (a “Claim Notice”) setting forth in reasonable detail a description of the matter giving rise to such claim for indemnification hereunder, including, if known, the anticipated Losses, and attaching thereto all copies of all material written evidence or documentation relating to such matter; provided that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this ARTICLE X, except to the extent the Indemnifying Party has been actually and materially prejudiced by such failure or delay.
(b)Reasonably promptly after receipt by the Indemnifying Party of a Claim Notice of a third party claim delivered in accordance with Section 10.04(a) to the Indemnifying Party, such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel of the Indemnifying Party’s choosing reasonably acceptable to the Indemnified Party). The Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such claim. Except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, no Indemnifying Party shall settle or compromise any third party claim or permit a default judgment or consent to an entry of judgment, unless such settlement, compromise or judgment (i) relates solely to money damages, (ii) provides for a full, unconditional and irrevocable release by such third party of the Indemnified Party and any applicable Affiliate thereof and (iii) does not contain any admission or finding of wrongdoing on behalf of the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any third party claim, subject to the limitations in the preceding sentence, such Indemnifying Party shall have the right to take such action as such Indemnifying Party reasonably deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such third party claim in the name and on behalf of the Indemnified Party. Until the Indemnifying Party has so assumed the defense of the Indemnified Party against such claim following the delivery of such Claim Notice, the Indemnified Party may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this ARTICLE X, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. Subject to the right of the Indemnifying Party to control the defense of any third party claim, the Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be the expense of the Indemnifying Party unless (A) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (B) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that in the good faith determination of the Indemnified

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Party (on the advice of outside counsel) would make such separate representation advisable, or (C) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party (and in the case of the circumstances described in (A) – (C), the Indemnifying Party shall only be liable for the reasonable and documented fees and expenses of one outside counsel to the Indemnified Party). After any such claim has been filed or initiated, each party hereto shall make available to the other parties hereto and their attorneys and accountants all pertinent information under its control and reasonably available to it relating to such claim which is not confidential, privileged, or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders reasonably satisfactory to such party, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim.
(c)With respect to a Claim Notice other than relating to a third party claim (a “Direct Claim”), the Indemnified Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing thereto. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by providing such information as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party responds in writing within the thirty (30) day response period disputing the Indemnified Party’s entitlement to indemnification of the Losses described in the Claim Notice, the parties shall use their reasonable best efforts to settle such disputed matters within thirty (30) days. If the parties are unable to reach agreement within such thirty (30) day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party does not respond to a duly delivered Claim Notice with respect to a Direct Claim within the thirty (30) day response period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. Notwithstanding anything to the contrary, Section 6.05, and not this Section 10.04, shall govern the conduct of any Tax Proceeding.
10.05.Payments; Release of Indemnity Escrow.
(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE X, (i) to the extent such Loss is to be paid from the Indemnity Escrow Amount the parties shall promptly (and in any event within five (5) Business Days thereafter) execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release such amount from the Indemnity Escrow Account, pursuant to the terms of the Escrow Agreement, and pay such amount to the Indemnified Party and (ii) to the extent there is any remaining obligation of the Indemnifying Party, the Indemnifying Party (or its Affiliates pursuant to Section 10.03) shall satisfy such obligation within five (5) Business Days of such agreement or final adjudication, as the case may be, by wire transfer of immediately available funds to an account designated in advance by the Indemnified Party. For the avoidance of doubt, no Indemnifying Party shall be required to pay any amount in discharge of a claim under this ARTICLE X unless and until the applicable Loss in respect of which such claim is made has become due and payable.

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(b)Promptly after the date that is twelve (12) months after the Closing Date (but no later than five (5) Business Days thereafter), the parties shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to the Seller, pursuant to the terms of the Escrow Agreement, all or any remaining portion of the Indemnity Escrow Amount less an amount equal to the aggregate of all claims for indemnification of the Buyer Indemnified Parties under this ARTICLE X that are asserted but not yet resolved (the “Unresolved Claims”). Thereafter, as soon as reasonably practicable after the resolution of any such Unresolved Claims (but no later than five (5) Business Days thereafter), in the event and to the extent that the remaining portion of the Indemnity Escrow Amount (after, for the avoidance of doubt, netting out amounts to be paid with respect to such resolved Unresolved Claim but not yet paid) exceeds the aggregate amount of all Unresolved Claims, the parties shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to the Seller any such excess amount (or if there are no remaining Unresolved Claims, the full amount remaining in the Indemnity Escrow Account after the satisfaction of the final Unresolved Claims).
10.06.Effect on Purchase Price. All payments made under this ARTICLE X shall be treated as adjustments to the Purchase Price for all Tax purposes, except as otherwise required by Law.
10.07.Exclusive Remedy. Following the Closing and without prejudice to Section 7.01, this ARTICLE X shall provide the sole and exclusive remedy for any and all claims in respect of this Agreement, the Bill of Sale or the Assignment Agreement or the transactions contemplated hereby or thereby absent Fraud; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit (whether a temporal limitation, a dollar limitation or otherwise) a party’s remedies in respect of the pursuit of equitable remedies, including injunctive relief and specific performance; and provided further, that this Section 10.07 shall not apply to any claim based on Fraud. This Section 10.07 shall not limit any Buyer Indemnified Parties right to seek any recoveries under or from the Buyer Insurance Policy.
10.08.Mitigation. Notwithstanding anything herein to the contrary, each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses to the extent required by applicable Law upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
10.09.Excess Recovery. The amount of any indemnifiable Losses for which recovery is available under this ARTICLE X will be net of any amounts actually recovered by an Indemnified Party under insurance policies (including the Buyer Insurance Policy) or other indemnity, contribution or other similar cash payment actually received by any an Indemnified Party from any third party with respect to such Losses, less all out-of-pocket fees, costs and expenses (including Taxes) incurred to collect such payments and any increase in insurance premiums actually incurred as a result of seeking recovery for such amounts (such amounts, the “Excess Recovery”). The Indemnified Party shall use commercially reasonable efforts to pursue any available Excess Recovery. If any Indemnified Party collects an amount from an Indemnifying Party in discharge of a claim in respect of a Loss pursuant hereto and such Indemnified Party subsequently recovers from a third party an Excess Recovery with respect to such Loss, such Indemnified Party shall (or, as appropriate, shall cause an Affiliate to) promptly repay to the Indemnifying Party an amount equal to the Excess Recovery. Notwithstanding the foregoing, no Indemnified Party shall have any obligation under this Agreement, whether as a condition to its indemnification rights hereunder or otherwise, to commence any Proceeding against any insurance providers in order to seek any recovery therefrom. Notwithstanding anything to the contrary herein, with

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respect to any Proceeding set forth on Schedule 3.13 of the Disclosure Letter, the parties acknowledge and agree that the applicable Newbury Fund or Newbury Fund Upper-Tier Entity that is party to such Proceeding shall be the primary indemnitor with respect to any indemnifiable Losses arising from such Proceeding and that the party suffering any such Loss shall first seek to recover for such loss from the applicable Newbury Fund or Newbury Fund Upper-Tier Entity prior to seeking recovery pursuant to this ARTICLE X.
10.10.Damage Limitations. For purposes of indemnification under this ARTICLE X, “Losses” shall not include or be deemed to include, and no party to this Agreement shall be liable or otherwise responsible for, any punitive damages (in each case, except for punitive damages actually paid or payable to a third party by an Indemnified Party).
10.11.No Duplicative Recovery. The Buyer Indemnified Parties (individually and collectively) shall not be entitled to recover from the Seller or the Cash-Out Holders pursuant to this Agreement more than once in respect of the same Losses suffered. No Buyer Indemnified Party shall have any right to indemnification under this ARTICLE X with respect to any Losses to the extent such Losses are specifically recovered pursuant to Section 2.04.
ARTICLE XI
GENERAL PROVISIONS
11.01.Release.
(a)As of the Closing, each of the Seller and the Cash-Out Holders, on behalf of itself or himself and its or his Affiliates (each, a “Seller Releasing Person”), hereby releases and forever discharges the Buyer Parties, their Affiliates, and the respective Non-Recourse Parties of each of the foregoing (each, solely in their capacity as such, a “Seller Released Person”) from all debts, demands, Proceedings, covenants, torts, damages and all defenses, offsets, judgments and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Seller Released Person, which any Seller Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing in respect of matters directly or indirectly relating to the Business or the Acquired Assets (individually a “Seller Released Claim” and collectively the “Seller Released Claims”); provided, however, that nothing contained herein will operate to release, and the term Seller Released Claims shall not include (i) any obligation of any of the Buyer Parties or their Affiliates arising under this Agreement or any of the other Transaction Documents; or (ii) any indemnification obligations of the Seller, any Newbury Fund or any Newbury Fund Upper-Tier Entity to any Seller Releasing Person under the Organizational Documents thereof.
(b)As of the Closing, each of the Buyer Parties, on its own behalf and on behalf of its Affiliates (each, a “Buyer Releasing Person”), hereby releases and forever discharges the Seller, the Cash-Out Holders, their Affiliates and the respective Non-Recourse Parties of each of the foregoing (each, solely in their capacity as a direct or indirect equityholder, director, officer, manager, employee, agent or representative of or otherwise pertaining to the Seller, any Newbury Fund or any Newbury Fund Upper-Tier Entity or the owner of the Acquired Assets or operator of the Business prior to the Closing, a “Buyer Released Person”) from all debts, demands, Proceedings, covenants, torts, damages and all defenses, offsets, judgments and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any

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Buyer Released Person, which any Buyer Releasing Person has or ever had, that arises out of events, circumstances or actions occurring, existing or taken prior to or as of the Closing that relate to the status of either of the Cash-Out Holders as an equityholder, director, officer, manager, employee, agent or representative of or otherwise pertaining to the Seller, any Newbury Fund or any Newbury Fund Upper-Tier Entity or the Seller as the owner of the Acquired Assets and operator of the Business, except for (i) rights and claims arising from or in connection with this Agreement and the other Transaction Documents or (ii) rights of any person who, prior to the Closing, was an equityholder, director, officer, manager, employee, agent or representative of the Seller or its Affiliates to indemnification for third party claims and advancement of related expenses arising under the Seller’s Organizational Documents or any employment agreements.
(c)Subject to the other provisions set forth herein, each Seller Releasing Person and each Buyer Releasing Person:
(i)expressly waives and relinquishes all rights and benefits that such Seller Releasing Person or such Buyer Releasing Person may have under applicable Law, including any state law or any common law principles limiting waivers of unknown claims;
(ii)understands that the facts and circumstances under which such Seller Releasing Person or such Buyer Releasing Person gives this full and complete release and discharge of the Seller Released Persons or Buyer Releasing Persons, as applicable, may hereafter prove to be different than now known or believed to be true by such Seller Releasing Person or such Buyer Releasing Person, as applicable; and
(iii)accepts and assumes the risk thereof and agrees that such Seller Releasing Person’s or such Buyer Releasing Person’s, as applicable, full and complete release and discharge of the Seller Released Persons or the Buyer Releasing Persons, as applicable, with respect to the matters described in this Section 11.01 shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.
(d)Each party is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the releases provided for in this Section 11.01. However, it is the intention of each party that such releases will be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 11.01. In furtherance of this intention, each party expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction. Section 1542 provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”
Each party acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each party agrees that the waiver of Section 1542 and any similar

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provision in any other jurisdiction is a material portion of the releases intended by this Section 11.01, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction.
(e)Notwithstanding the foregoing, this Section 11.01 does not limit the provisions of Section 6.05, ARTICLE IX or ARTICLE X or the rights of any Indemnified Party thereunder or any representation, warranty, covenant or other obligation expressly set forth in this Agreement.
11.02.Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by internationally recognized courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment), or upon receipt by facsimile transmission (with confirmation) or electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:
If to the Buyer Parties:
111 East Sego Lily Drive, Suite 400
Salt Lake City, Utah 84070
Attention:    Matthew Grant, General Counsel

    with copies (which shall not constitute notice) to:
111 East Sego Lily Drive, Suite 400
Salt Lake City, Utah 84070
Attention:    Bridge Legal Department

and

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130
Attention:    Craig M. Garner; Kevin C. Reyes

If to the Seller:
Newbury Partners LLC
100 First Stamford Place, 2nd Floor
Stamford, CT 06902
Attention:     Gerry Esposito

    with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
1 International Place
Boston, MA 02110

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Attention:     David Tegeler; Steven M. Peck

If to Lichter:
[Address]

    with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
1 International Place
Boston, MA 02110
Attention:     David Tegeler; Steven M. Peck

If to RidgeLake:
c/o RidgeLake Partners LP
c/o PA Capital
Riverfront Plaza West
901 East Byrd Street, Suite 1400
Richmond, VA 23219
Attention:     Todd Milligan

    with a copies (which shall not constitute notice) to:
c/o RidgeLake Partners GP, LLC
c/o Ottawa Avenue Private Capital, LLC
126 Ottawa Avenue NW, Suite 500
Grant Rapids, MI 49503
Attention:     Brendan Geary

and to:

Gibson, Dunn & Crutcher LLP
333 South Grand Ave., Suite 5400
Los Angeles, CA 90071
Attention:     Jennifer Bellah Maguire, Esq.; Andrew Friedman, Esq.

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
11.03.Entire Agreement. This Agreement, including the exhibits and schedules hereto, and the other Transaction Documents constitute the entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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11.04.Enforcement. The parties hereto agree (and agree not to assert in any Proceeding) that money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, without posting any bond or other security being required (and each party waives any right to require the posting of any such bond or security). Such rights are in addition to any other remedy to which a party may be entitled at law or in equity, and the exercise by a party of one remedy shall not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in this Agreement, the right of the Seller to specific performance to cause the Buyer to consummate the Closing shall be subject to the requirements that (i) all of the conditions in Section 8.02 and Section 8.03 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied or those conditions that are unsatisfied primarily as a result of any Buyer Party’s breach of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied or waived, (ii) the Financing has been funded or shall be funded at Closing, (iii) the Seller has irrevocably confirmed in a written notice to the Buyer that if specific performance is granted, then the Seller is ready, willing and able to consummate the Closing, and (iv) the Buyer has failed to consummate the Closing by the date by which the Closing is supposed to have occurred pursuant to Section 8.01. Without limiting the foregoing, the parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.
11.05.Jurisdiction: Waiver of Jury Trial.
(a)All of the parties hereto irrevocably and unconditionally (i) agrees that any Proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the District Court of the District of Delaware (the “Delaware Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding brought in the Delaware Court, and any claim that any such Proceeding brought in the Delaware Court has been brought in an inconvenient forum and (iii) submits to the non-exclusive jurisdiction of the Delaware Court in any Proceeding arising out of or based upon this Agreement or the transactions contemplated hereby. Each of the parties agrees that a judgment in any Proceeding brought in Delaware Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.
(b)Each of the parties agrees that, notwithstanding anything to the contrary contained herein, it will not bring or support any action, cause of action, claim, cross-claim, third party claim or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including to any dispute arising out of or relating in any way to the Alternative Financing or the performance thereof, in any forum other than any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the State of New York, and any appellate court from any thereof.
(c)ALL OF THE PARTIES AGREE AND ACKNOWLEDGE THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY

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HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT (INCLUDING ANY PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE FINANCING).
11.06.Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
11.07.Assignments; No Third Party Rights. Except as otherwise permitted by this Agreement, no party hereto may assign any of its rights, interest or obligations under this Agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that the Buyer may assign its rights hereunder to an Affiliate thereof with the prior written consent of the Seller, not to be unreasonably withheld, conditioned or delayed; provided, further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, the Indemnified Parties affiliated or associated with the Buyer Parties and the Indemnified Parties affiliated or associated with the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein. This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto, the Indemnified Parties affiliated or associated with the Buyer Parties and the Indemnified Parties affiliated or associated with the Seller and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained in this Section 11.07, the provisions of Section 11.05, Section 11.08, and Section 11.12 (and the definitions related thereto) shall be enforceable by each Financing Source (and each is an intended third party beneficiary thereof).
11.08.Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance; provided, that any waiver to be provided to a Cash-Out Holder will be made available to the other Cash-Out Holder (to the extent such waiver is applicable to such other Cash-Out Holder). Any waiver by the Buyer, the Seller or any Cash-Out Holder of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. Notwithstanding anything to the contrary contained herein, Section 11.05, Section 11.06, Section 11.07, this Section 11.08 and Section 11.12 (or any other provision of this Agreement to the extent that an amendment of such provision would modify the substance of any such Section) may not be amended or waived in a manner that is adverse in any respect to a Financing Source without the prior written consent of the Financing Sources. No waivers to the provisions of which the Financing Sources are expressly made third party beneficiaries pursuant to Section 11.07 shall be permitted in a manner that is adverse to any such Financing Source without the prior written consent of the Financing Sources.

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11.09.Severability. Subject to Section 7.01(b), in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.
11.10.Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.
11.11.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile or electronic mail shall constitute execution by such signatory.
11.12.No Recourse to Financing Sources. No Financing Source shall have any liability or obligation to the Seller or its past, present or future directors, officers, employees, members, shareholders or other holders (whether direct or indirect), agents, attorneys or representatives of any member of the Seller with respect to this Agreement or with respect to any claim or cause of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (a) this Agreement or the transactions contemplated hereunder, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the transactions contemplated hereunder to be consummated, it being expressly agreed and acknowledged by the Seller that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Source, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d). For the avoidance of doubt, this Section 11.12 does not limit or affect any rights or remedies that the Buyer Parties may have against the Financing Sources pursuant to the terms and conditions of the definitive agreements entered into between the Buyer Parties and the Financing Sources.
11.13.Guarantee. Bridge Holdings hereby acknowledges that it will benefit from the Buyer’s entry into this Agreement. For value received and in order to induce the Seller and the Cash-Out Holders to enter into and perform their obligations under this Agreement, Bridge Holdings hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the prompt payment and performance in full in full when due of (a) all obligations and payments of the Buyer under this Agreement or any other Transaction Document required to be performed or made by the Buyer before, on or after the Closing, to extent such performance is required and/or such payments become due and payable to the Seller pursuant to this Agreement or such Transaction Document, and (b) all obligations and payments arising out of a claim for monetary damages against the Buyer in connection with this Agreement or the other Transaction Document, in each case subject to all rights, defenses and counterclaims, if any, available to the Buyer under this Agreement. The foregoing is a guarantee of payment and performance, and not merely of collection, and Bridge Holdings acknowledges and agrees

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that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of the Buyer’s obligations hereunder, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Bridge Holdings’ obligations hereunder will not in any way be impaired by the Seller’s delay or forbearance in exercising any rights or remedies it may have or may have against the Buyer or the existence of any claim, set-off or other right which Bridge Holdings may have at any time against the Seller or its Affiliates, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any other Person interested in the transactions contemplated hereby. Bridge Holdings hereby waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest, or dishonor with respect to the guarantee provided in this Section 11.13.
11.14.Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, any Transaction Document or any document, certificate or instrument delivered in connection herewith or therewith, each party hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to any Non-Recourse Party of the parties hereto, through such parties or otherwise, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by or through a claim by or on behalf of one of the parties against any other party hereto or its Non-Recourse Parties by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any Law, or otherwise, except for the parties’ respective rights to recover from the other parties hereto (but not any Non-Recourse Party of such parties) under and solely to the extent provided for in this Agreement; provided that this Section 11.14 shall not be construed to limiting the obligations of the Cash-Out Holders set forth in this Agreement (including pursuant to ARTICLE X) or the obligations of Bridge Holdings set forth in this Agreement (including pursuant to Section 11.13).
11.15.Waiver of Conflicts. Proskauer Rose LLP (“Proskauer”) has acted as legal counsel to the Seller and its Affiliates prior to the Closing. Proskauer intends to act as legal counsel to the Seller and its Affiliates after the Closing. The Buyer Parties hereby waive, on behalf of themselves, and each agrees to cause their respective Affiliates to waive, any conflicts that may arise in connection with Proskauer representing the Sellers or its Affiliates after the Closing to the extent such representation relates to the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or any other Transaction Document. Notwithstanding anything in this Agreement to the contrary, all communications involving attorney‑client confidences between the Seller, its Affiliates or any of their respective directors, managers, members, partners, officers or employees and Proskauer in the course of or that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney‑client confidences that belong solely to the Seller and its Affiliates. Accordingly, the Buyer Parties shall not have access to any such communications, or to the files of Proskauer relating to its engagement, whether or not the Closing shall have occurred. The Buyer Parties (on behalf of themselves and their respective Affiliates) further understand and agree that (i) any disclosure of such information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege, and (ii) each agrees to use commercially reasonable efforts to return promptly to the Seller and its Affiliates each such communication (which, for the avoidance of doubt, are Retained Assets) upon becoming aware of its existence. Notwithstanding the foregoing, if a dispute related to the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or any other Transaction Document arises between the Buyer or its Affiliates, on the one hand, and a third party other than (and unaffiliated with) the Seller and its Affiliates, on the other hand, after the Closing, then the Buyer and its

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Affiliates may assert such attorney-client privilege to prevent disclosure to such third party of confidential communications by Proskauer.
11.16.Bulk Transfer Laws. The Buyer Parties hereby waive compliance by the Seller and its Affiliates with the provision of any bulk sales, bulk transfer or other similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

BUYER PARTIES:
BRIDGE INVESTMENT GROUP HOLDINGS LLC
By:     Bridge Investment Group Holdings Inc.
Its:     Manager

By:    /s/ Jonathan Slager
Name:    Jonathan Slager
Title:    Chief Executive Officer

NEWBURY PARTNERS-BRIDGE LLC
By:    /s/ Jonathan Slager
Name:    Jonathan Slager
Title:    Manager

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

SELLER:
NEWBURY PARTNERS LLC
By:    /s/ Gerald Esposito
Name:    Gerald Esposito
Title:    Chief Financial Officer

CASH-OUT HOLDERS:
/s/ Richard Lichter
Richard Lichter

RLP NAVIGATOR LLC
By:    RidgeLake Partners, LP, its sole member
By:    RidgeLake Partners, GP, LLC its general partner

By:    /s/ Todd Milligan
    Name:    Todd Milligan
    Title:    Authorized Signatory

Signature Page to Asset Purchase Agreement